Exhibit E

Non binding English translation

Report on the examination of the appropriateness of the compensation (Section 304 AktG) and the settlement (Section 305 AktG) in the domination agreement between

Deutsche Wohnen AG, Frankfurt am Main,

and

GSW Immobilien AG, Berlin

The English version of our report is only the translation of our German report “Bericht über die Prüfung der Angemessenheit von Ausgleich (§304 AktG) und Abfindung (§ 305 AktG) in dem Beherrschungsvertrag zwischen der Deutsche Wohnen AG, Frankfurt am Main, und der GSW Immobilien AG, Berlin”, which is the sole authoritative version. In case of any discrepancy between the English and the German versions, the German language original shall prevail.

			1.7.7	Net distributions expected	60
			1.7.8	Earnings to be capitalised	62
		1.8	Derivation of discounted earnings - Deutsche Wohnen		63
			1.8.1	Underlying projections and planning process	63
			1.8.2	Planning accuracy	64
			1.8.3	Plausibility of business plan	65
			1.8.4	Financial result	78
			1.8.5	Income taxes	78
			1.8.6	Minority share consolidated earnings	79
			1.8.7	Net distributions expected	79
			1.8.8	Earnings to be capitalised	81

		1.9	Discount rate		82
		1.10	Equity value of GSW		93
		1.11	Equity value of Deutsche Wohnen		95
		1.12	Exchange ratio		97
		1.13	Plausibility of equity value		97

	2.	Appropriateness of compensation and settlement			101
		2.1	Share price		101
		2.2	Relevant reference period		104
		2.3	Relevance of the share price		105
		2.4.	Particular difficulties encountered when carrying out the valuation		106
		2.5	Settlement and compensation		107

D.	Final declaration on the appropriateness of the proposed compensation and proposed settlement				112

Attachments

1.

Decision by the District Court of Berlin appointing MAZARS GmbH Wirtschaftsprüfungsgesellschaft, Düsseldorf, to examine jointly the appropriateness of the compensation (Section 304 AktG) and settlement (Section 305 AktG) in the domination agreement

2.	Final draft of the domination agreement

3.	General Engagement Terms for German Public Auditors and Public Audit Firms of 1 January 2002

List of abbreviations

adj.	adjusted
AG	Aktiengesellschaft: Stock corporation
AktG	Aktiengesetz: German Stock Corporation Act
BaFin	German Federal Financial Supervisory Authority
BGH	Bundesgerichtshof: German Federal Court of Justice
Bloomberg LP	Bloomberg L.P., London, UK
BVerfG	Bundesverfassungsgericht: German Federal Constitutional Court
BvR	Bundesverfassungsrichter: German Federal Constitutional Court Judge
cf.	compare; see
ca.	circa
CAPM	Capital Asset Pricing Model
CDAX	Composite DAX
DAX	Deutscher Aktien Index: German Share Index
DCF	Discounted cash flow
Deutsche Wohnen	Deutsche Wohnen AG, Frankfurt am Main
e.V.	eingetragener Verein: German Registered Association
EBIT	Earnings before interest and taxes
EBITDA	Earnings before interest, taxes, depreciation and amortisation
EBT	Earnings before taxes
Ed.	Edition
et seq.	and the following
ECJ	European Court of Justice
EUR	Euro
EURIBOR	Euro Interbank Offered Rate
ECB	European Central Bank
FAUB	Fachausschuss für Unternehmensbewertung und Betriebswirtschaft des IDW: Technical Committee for Business Valuations and Commerce of the Institute of Public Auditors in Germany
FFO	Funds from operations

GbR	Gesellschaft bürgerlichen Rechts: a partnership set up under the German Civil Code
GDP	Gross domestic product
GmbH & Co. KG	Gesellschaft mit beschränkter Haftung & Compagnie Kommanditgesellschaft: German limited liability company and limited partnership
GmbH	German limited liability company
GSW	GSW Immobilien AG, Berlin
HGB	Handelsgesetzbuch: German Commercial Code
HRB	Handelsregisterblatt: German Commercial Register
i.L.	in liquidation
IDW S 1	Standard IDW S 1 “Grundsätze zur Durchführung von Unternehmensbewertungen” Stand 2. April 2008: IDW Standard S 1 “Principles for the Performance of Business Valuations”, as of 2 April 2008
IDW	Institut der Wirtschaftsprüfer e.V.: Institute of Public Auditors in Germany
IFRS	International Financial Reporting Standards
Inc.	Incorporated
IPO	Initial public offering
ISIN	International Securities Identification Number
IT	Information technology
k	thousand
KG	Kommanditgesellschaft: Limited partnership
KStG	Körperschaftsteuergesetz: German Corporate Income Tax Act
LG	Landgericht: District Court
LP	Limited partnership
LTIP	Long-term incentive plan
m	million
mbH	mit beschränkter Haftung: limited liability
MSCI	Morgan Stanley Capital International
N.V.	Naamloze vennootschap: a form of Dutch company similar to a German AG
NZG	NZG Neue Zeitschrift für Gesellschaftsrecht: New Journal of Company Law
OLG	Oberlandesgericht: German Regional Court of Justice
p.a.	per annum
Q	quarter

SA	stock corporation/Aktiengesellschaft
S.à r.l.	Société à responsabilité limitée: limited liability company
SE	Societas Europaea/European corporation
SpruchG	Spruchverfahrensgesetz: German Act on Arbitration Proceedings
Tax CAPM	Tax Capital Asset Pricing Model
WKTG	Warth & Klein Grant Thornton AG Wirtschaftsprüfungsgesellschaft, Düsseldorf
WPg	Die Wirtschaftsprüfung: Auditing, a professional journal
WpHG	Wertpapierhandelsgesetz: German Securities Trading Act
WPO	Wirtschaftsprüferordnung: German Law Regulating the Profession of Certified Public Accountants and Auditors
WpÜG	Wertpapiererwerbs- und Übernahmegesetz: German Securities Acquisition and Takeover Act

A.	Assignment and execution of the assignment

Deutsche Wohnen AG, Frankfurt am Main

(hereinafter also abbreviated as “Deutsche Wohnen”),

and

GSW Immobilien AG, Berlin

(hereinafter also abbreviated as “GSW”),

plan to conclude a domination agreement in accordance with Section 291 AktG with Deutsche Wohnen as the controlling entity and GSW as the controlled entity. Deutsche Wohnen and GSW announced their intention on 7 March 2014. The ordinary shareholders’ meetings of Deutsche Wohnen on 11 June 2014 and of GSW on 18 June 2014 will vote on resolutions concerning the conclusion of the domination agreement.

The minority shareholders of GSW will be given an offer to buy their shares in exchange for settlement (Section 305 AktG) in the form of newly issued shares of Deutsche Wohnen and compensation in the form of a guaranteed dividend (Section 304 AktG) for the duration of the domination agreement.

Pursuant to Section 293b(1) AktG, the domination agreement must be examined by one or more expert auditors at the request of the management boards of the companies entering into the agreement. Deutsche Wohnen and GSW, as the companies concluding the agreement, made the request.

In a decision by the Berlin District Court dated 18 March 2014 (Attachment 1), MAZARS GmbH Wirtschaftsprüfungsgesellschaft, Düsseldorf, was appointed to examine jointly the appropriateness of the compensation (Section 304 AktG) and settlement (Section 305 AktG) in the domination agreement which the applicants intend to conclude.

According to the statement of securities deposited at Deutsche Bank AG, Frankfurt am Main, as at 15 April 2014 Deutsche Wohnen directly held 52,154,429 of the total number of 56,676,960 bearer common shares of GSW. Deutsche Wohnen thus holds around 92.02% of GSW’s voting shares.

To determine the appropriate compensation and the appropriate settlement, the management boards of Deutsche Wohnen and GSW called upon the expert assistance of Warth & Klein Grant Thornton AG Wirtschaftsprüfungsgesellschaft, Düsseldorf (also referred to below as the “appraiser” or “WKGT”), which provided an expert opinion on the matter dated 23 April 2014. As part of our examination, we have inspected the valuation documents and reconstructed the valuation mathematically based on WKGT’s valuation model and our own valuation model.

We began our examination on 26 March 2014, working mainly at our offices and the offices of WKGT in Düsseldorf and at Deutsche Wohnen’s and GSW’s offices in Berlin until 25 April 2014. Therefore, our examination was conducted both at the same time as, and subsequent to, the work carried out by the appraiser. Consequently, our examination activities were undertaken after some of the appraiser’s results had been completed and submitted. We reached our examination judgment independently and under our own responsibility. Specific items were discussed in detail during the course of the examination. There were no differences of opinion that could have affected the valuation.

The following documents, in particular, were available for the purposes of the examination:

•	Final draft of the domination agreement between Deutsche Wohnen and GSW dated 24 April 2014;

•

Final draft of the joint report by the management board of Deutsche Wohnen and the management board of GSW pursuant to Section 293a AktG concerning a domination agreement (“contract report”) dated 24 April 2014;

•	Business plan, approved by the Management Board, for GSW for financial years 2014 to 2016;

•	Business plan, approved by the management board, for Deutsche Wohnen for financial years 2014 to 2016;

•

Expert opinion by WKGT on the determination of the discounted earnings values of GSW and Deutsche Wohnen as of 18 June 2014 as the basis for the determination of the reasonable settlement pursuant to § 305 AktG as well as the guaranteed dividend under § 304 AktG in connection with the intended domination agreement between the two companies, including the previous drafts, dated 23 April 2014;

•	WKGT’s valuation model for determining the relevant valuation parameters and an appropriate settlement and appropriate compensation.

•	Commercial register extracts on GSW and Deutsche Wohnen dated 14 April 2014 and 17 April 2014, respectively;

•	Articles of association of GSW and Deutsche Wohnen as updated on 14 April 2014 and 27 November 2013, respectively;

•	Annual reports of GSW and Deutsche Wohnen for financial years 2011 to 2013;

•

Audit reports covering the consolidated financial statements and group management reports of GSW prepared in accordance with IFRS for the periods ending on 31 December 2011, 2012 and 2013 by PricewaterhouseCoopers Aktiengesellschaft Wirtschaftsprüfungsgesellschaft, Berlin;

•

Audit reports covering the consolidated financial statements and group management reports of Deutsche Wohnen prepared in accordance with IFRS for the periods ending on 31 December 2011, 2012 and 2013 by Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft, Berlin;

•	Information on non-recurring earnings in the financial years 2011, 2012, and 2013 for GSW and Deutsche Wohnen;

•

The weighted average domestic share prices of GSW and Deutsche Wohnen determined by the Federal Financial Supervisory Agency (BaFin) for the three-month period prior to 7 March 2014 in accordance with the German Securities Acquisition and Takeover Act (WpÜG);

•	various market studies.

Further information was provided to us, primarily by Mr Wittan (member of the management boards of Deutsche Wohnen and GSW) and by other employees of Deutsche Wohnen and GSW appointed by him. We also referred to publicly available information and capital market data.

We obtained the business plans and working papers serving as a basis for our valuation, discussed them in talks and telephone conferences with the Board members of GSW and Deutsche Wohnen and the persons appointed by them to provide information and the appraiser at the premises of Deutsche Wohnen and GSW in Berlin as well as WKGT in Düsseldorf and assessed their plausibility. The Board members of GSW and of Deutsche Wohnen are the same persons.

The expert opinion by WKGT and the domination agreement were presented to us in draft form, before they were completed. We discussed the results of the valuation at length with representatives of WKGT. In particular, our work involved examining the plausibility of the planning documents. We carried out these and further examination activities, in particular the mathematical reconstruction of the valuation and the examination of the methodical consistency of the valuation model, at our own offices in Düsseldorf and at WKGT’s offices in Düsseldorf. We also carried out an independent assessment of the appropriate compensation and the settlement using our own valuation model. In this report we have summarised the results of our examination and explained which specific examination documents, analyses and considerations formed the basis of our findings.

We were provided with all of the documents, details, explanations and information that we requested. The management boards of Deutsche Wohnen and GSW provided us with a letter of representation stating that all of the information and documents relevant to our examination were made available and that they were correct and complete.

It is the responsibility of GSW and Deutsche Wohnen to ensure that the contents of the domination agreement are in order.

When carrying out our examination we followed the expert opinion of the Institut der Wirtschaftsprüfer in Deutschland e.V. (Institute of Public Auditors in Germany/IDW), Düsseldorf, IDW Standard: Principles for the Performance of Business Valuations, as of 2 April 2008 (IDW S 1 as of 2008).

We expressly note that we have not conducted an audit of the accounting, the consolidated and/or single-entity financial statements, the management reports or the management of the companies involved. Such audits are not the subject of our examination of the compensation and the settlement. The auditors issued an unqualified opinion on the companies’ consolidated financial statements for the periods ending on 31 December 2011, 2012 and 2013. As far as the completeness of the single-entity financial statements, consolidated financial statements and management reports available to us, as well as compliance with requirements for balance sheet valuations, are concerned, we are therefore assuming that the documents presented to us are correct.

Should any significant changes that might affect the assessment of the compensation and the settlement arise in the period between the conclusion of our examination on 25 April 2014 and the time of the resolution at GSW’s shareholders’ meeting planned for 18 June 2014, these will have to be taken into account retrospectively.

This examination report was prepared exclusively in connection with the planned conclusion of a domination agreement pursuant to Section 291 AktG between Deutsche Wohnen and GSW and may only be used for such purposes. This includes providing the examination report in advance of Deutsche Wohnen’s and GSW’s shareholders’ meetings, which will decide whether to conclude the domination agreement, including publication thereof on the companies’ websites, sending it to the shareholders upon request, making it available for inspection in advance and at the shareholders’ meeting where the decision will be made and submitting it to the respective competent court. It is not intended for publication, reproduction or use for any purposes other than those specified above. It may not be passed on to any third party for any purposes other than those specified without our prior written consent.

With respect to the performance of our engagement and the meeting of our responsibilities, including those with respect to third parties, the General Engagement Terms for German Public Auditors and Public Audit Firms of 1 January 2002 enclosed as Attachment 3 will be decisive. In particular, please refer to point 9(2) of the General Engagement Terms, according to which, in potential claims cases based on negligence, the scope of liability is limited to EUR 4m under Section 54a(1)(2) WPO. The aforementioned liability limit is available only one time for any and all beneficiaries.

It should be noted that not all decimal places are shown in the following calculations. As the calculations were actually carried out using precise figures, the addition or subtraction of figures in the tables may lead to discrepancies in relation to the subtotals and final totals shown.

B.	Subject, nature and scope of the examination

The subject and scope of our examination are set out in Sections 293b and 293e AktG. Pursuant to Section 293b(1) AktG, the subject of the examination is the domination agreement between Deutsche Wohnen and GSW, presented to us in the final draft dated 24 April 2014. In particular, the examination focuses on the appropriateness of the compensation pursuant to Section 304 AktG and the settlement pursuant to Section 305 AktG.

The contract auditor appointed pursuant to Section 293c(1) AktG must report in writing on the results of the examination, in accordance with Section 293e AktG. The examination report must conclude with a statement as to whether the amounts fixed for the compensation and the settlement are appropriate. The following must be indicated in the examination report:

•	the methods used to determine the compensation and the settlement;

•	the reasons why using these methods was appropriate;

•

what compensation or what settlement was arrived at when applying different methods, if more than one method was used; it is also necessary to explain what weight has been given to the various methods when determining the compensation or the settlement and the values underlying them, and what particular difficulties were encountered when valuing the company.

The appropriateness of the compensation and the settlement can be assessed by examining the equity valuation, which is the basis for calculating the compensation and settlement. The settlement envisages granting shares in Deutsche Wohnen in exchange for shares in GSW. Therefore, the equity values of both GSW and Deutsche Wohnen are required to calculate the settlement. Consequently, the auditor must evaluate the methodical consistency and the assumptions of the GSW and Deutsche Wohnen valuations underlying the calculation of the compensation and the settlement. If the valuation is based on a future-oriented analytical business valuation, it is necessary to examine in particular whether the parameters that are relevant to the equity’s value have been correctly derived and whether projected future earnings seem plausible. As part of our examination, and in addition to the aforementioned examination activities, we also carried out a separate calculation of the appropriate compensation and appropriate settlement by inputting all of the parameters into our own valuation models.

According to supreme court case law, when examining the appropriateness of the settlement in respect of shares in a listed company, the share price, as the market value of the share, must be taken into account. Whether the share price actually reflects the market value of the share in question has to be examined in each case.

If the approval of the shareholders’ meeting is required for the corporate agreement, pursuant to Section 293a AktG, the management board of every stock corporation or partnership limited by shares involved in a corporate agreement must prepare a written report in which the conclusion of the corporate agreement, the contractual details and, in particular, the nature and amount of the compensation pursuant to Section 304 AktG and the settlement pursuant to Section 305 AktG are explained and justified from both a legal and a commercial perspective. Note should be made of particular difficulties in valuing the companies entering into the agreement and of the implications for shareholders’ investments. Pursuant to Section 293a AktG, the management board of Deutsche Wohnen and the management board of GSW have prepared a joint report.

During our work, we examined the final draft of the joint contract report for material information relating to the subject of the examination, the explanation and justification of the methods and mathematics used to determine the equity values of GSW and Deutsche Wohnen and the compensation and settlement calculated on the basis of these. In all other respects, the completeness and accuracy of the final draft of the joint report by the management board of Deutsche Wohnen and the management board of GSW concerning the domination agreement, as well as the appropriateness of the domination agreement, were not the focus of our examination. We did not conduct a more in-depth legal examination.

C.	Examination of the appropriateness of the compensation and the settlement

I.	Content of the domination agreement

Under corporation law, a domination agreement must, at a minimum, contain the items stipulated in Section 291 et seq. AktG. As a result, the examination of the corporate agreement’s compliance with the principles of the German Stock Corporation Act focuses on the general information on the contracting parties, determining the subject of the agreement, the beginning date and term of the agreement and agreements on compensation and settlement.

We made the following findings concerning the required minimum contents of the final draft of the domination agreement dated 24 April 2014 submitted to us for examination:

1.	Involved companies

The names and registered offices of the companies involved are listed in the final draft of the domination agreement.

2.	Management control and instructions

Pursuant to Section 1 of the final draft of the domination agreement, GSW assigns the management control of its company to Deutsche Wohnen. Deutsche Wohnen is therefore entitled to issue both general and case-specific instructions to the management board of GSW regarding the management of the company. Deutsche Wohnen is not entitled to issue instructions to the management board of GSW to amend, continue or terminate this agreement. The management board of GSW is obliged to comply with the instructions issued by Deutsche Wohnen.

This provision ensures compliance with the requirements stipulated in Sections 291(1)(1), 299 and 308 AktG.

3.	Assumption of losses

Section 3 of the final draft of the domination agreement stipulates that Deutsche Wohnen shall assume losses in accordance with the requirements of Section 302 AktG, as amended from time to time. The obligation to assume losses applies for the first time for the full financial year in which the agreement becomes effective.

The contracting parties have agreed accordingly that Deutsche Wohnen has an obligation to pay compensation to GSW pursuant to Section 302(1) AktG.

4.	Compensation

Pursuant to Section 4(1) of the final draft of the domination agreement, Deutsche Wohnen guarantees a fixed annual payment in the form of a guaranteed dividend to minority shareholders of GSW for the duration of the agreement, with the first payment to be made for the financial year in which the agreement becomes effective. If the agreement ends during GSW’s current financial year or if GSW makes provisions for a short financial year during the period for which the obligation to assume losses pursuant to Section 3(1) of the final draft of the domination agreement applies, the compensation shall be reduced pro rata temporis.

Pursuant to Section 4 (2) of the final draft of the domination agreement, for each financial year at GSW and for every GSW bearer share with a gross notional interest in share capital of EUR 1.00 each, the guaranteed dividend is equal to EUR 1.66 (gross compensation), minus the amount of any corporate income tax and solidarity surcharge, calculated at the tax rate for these taxes for the financial year in question (net compensation). Given the rates in effect on the expected signing date of the domination agreement, the gross compensation shall be subject to 15% corporate income tax and 5.5% solidarity surcharge, for a total deduction of around EUR 0.26 per share of GSW. This results under the circumstance at the time of signature of this agreement in a net compensation of EUR 1.40 for each share of GSW for an entire financial year of GSW.

If the dividend paid by GSW per share of GSW for a financial year (including any instalment payments) falls below the net compensation, Deutsche Wohnen shall pay the minority shareholder of GSW the corresponding amount of the difference per share.

In the event of capital measures by Deutsche Wohnen or GSW, the guaranteed dividend will be adjusted, provided that this is required by statue.

The agreement on a fixed gross amount for the compensation and its adjustment to the corporate income tax rate that applies to the financial year in question follows the principles set forth in the relevant decision by the German Federal Court of Justice (“Ytong Decision” on 21 July 2003, II-ZB-17/01).

The compensation scheme is in line with Section 304 AktG. Please consult Section C.IV.2 for more information on how the compensation is determined.

5.	Settlement

Pursuant to Section 5 of the final draft of the domination agreement, Deutsche Wohnen undertakes, at the request of a minority shareholder of GSW, to acquire that shareholder’s shares in exchange for bearer shares of Deutsche Wohnen with a proportional value of the share capital of EUR 1.00 each, at the exchange ratio of 7 shares of Deutsche Wohnen in exchange for 3 shares of GSW. The exchange will include dividend and renewal coupons that have not yet been called in for payment. Fractional interests in Deutsche Wohnen shares shall be compensated with cash.

Pursuant to Section 5(3) of the final draft of the domination agreement, there is a time limit on Deutsche Wohnen’s obligation to acquire GSW shares. The time limitation period ends two months after the day on which the entry of the existence of the domination agreement into the commercial register in the city where GSW’s registered office is located pursuant to Section 10 HGB is deemed to have been known.

If Deutsche Wohnen or GSW implements capital measures before the expiry of the time limitation period indicated in Section 5(3) of the final draft of the domination agreement, the exchange ratio shall be adjusted if required by statue.

If proceedings are initiated pursuant to Section 1(1) SpruchG and the court specifies a higher settlement, shareholders who have already received a settlement may demand that the settlement already granted be increased accordingly. Similarly, all other minority shareholders of GSW will be treated equally if Deutsche Wohnen commits, in an arrangement to avoid or end a proceeding pursuant to Section 1(1) SpruchG, to pay a higher settlement to one GSW shareholder by adjusting the exchange ratio or by making additional cash payment.

The transfer of GSW shares is free of charge for minority shareholders of GSW, provided that they have a domestic securities deposit account.

The settlement scheme is in line with Section 305 AktG. Please consult the sections under C.IV.2 for more information on how the settlement is determined.

6.	Effectiveness and term

Section 6 of the final draft of the domination agreement stipulates that the domination agreement must be approved by the shareholders’ meetings of GSW and Deutsche Wohnen. Approval of the domination agreement will be the subject of the shareholders’ meeting that GSW will hold on 18 June 2014.

Once it has been recorded in the commercial register at the municipal court in the city where GSW’s registered office is located, the domination agreement becomes effective and, with the exception of the right to manage and issue instructions stipulated in Section 1 of the final draft of the domination agreement, applies retroactively from the start of the GSW financial year in which the agreement becomes effective through being recorded in the commercial register of the seat of GSW.

Pursuant to Section 7(1) of the final draft of the domination agreement, the agreement is being entered into for an indefinite period of time and can be terminated at the end of any GSW financial year by giving three months’ advance written notice of termination (ordinary termination).

This is without prejudice to either contracting party’s right to terminate this agreement without notice for good cause in accordance with Section 7(2) of the final draft of the domination agreement.

7.	Result

As result of our examination, we found that the final draft of the domination agreement made available to us, dated 24 April 2014, does not contradict Section 291 et seq. AktG, in particular as regards the provisions required therein.

II.	Nature of compensation and settlement

1.	Compensation pursuant to Section 304 AktG

Pursuant to Section 304(1)(2) AktG, a domination agreement must, if the company is not obligated to transfer its entire profit, guarantee to the minority shareholders as appropriate compensation a certain annual share of profit based on the amount determined for the compensation under a profit-transfer agreement.

Pursuant to Section 304(2)(1) AktG, the compensation to minority shareholders shall be at least equal to the annual payment of the amount that is likely to be distributed as the average dividend per share, given the company’s past and current results of operations and its future earnings prospects, taking into account adequate depreciation, amortisation and impairment losses but excluding other provisions for retained earnings. If the other contracting party is a stock corporation or a partnership limited by shares, the compensation may also be the amount paid as dividends on shares of the other company once an appropriate conversion ratio has been established. The appropriateness of the conversion shall be determined by the ratio of the number shares of the other company to be granted for one of the company’s shares in the event of a merger.

The final draft of the contract report shows how the equity value of GSW and the compensation derived from it were calculated. The management board of Deutsche Wohnen and the management board of GSW have adopted as their own, in their entirety, the remarks contained in the joint expert valuation prepared by WKGT accompanying the final draft of the contract report as an attachment. According to the expert opinion, the amount of the compensation can be calculated as an annuity based on the equity value calculated for GSW. For greater details, please see Section C.IV.2.

2.	Settlement pursuant to Section 305 AktG

Pursuant to Section 305(1) AktG, in addition to the obligation to pay a compensation pursuant to Section 304 AktG, a domination agreement must include the obligation of the other contracting party, at the request of a minority shareholder, to acquire such shareholder’s shares in exchange for an appropriate settlement specified in the agreement.

Pursuant to Section 305(2)(1) AktG, the agreement must stipulate the following settlement: if the other contracting party is a stock corporation or partnership limited by shares with its registered office in a member state of the European Union or in another country that is a signatory to the Agreement on the European Economic Area and is not a controlled entity or majority-owned subsidiary, the settlement must grant treasury shares of such other company.

If shares of another company are granted as settlement, the settlement shall be deemed to be appropriate, pursuant to Section 305(3)(1), if the shares are granted in the same ratio at which shares of the other company would be granted for one of the company’s shares in the event of a merger, whereby cash payments may be made for fractional amounts.

The final draft of the contract report explains in detail how the equity valuations and the conversion ratio based on these are calculated. The management board of Deutsche Wohnen and the management board of GSW have adopted as their own the remarks by the joint appraiser. For greater details, please see Section C.IV.2.

III.	Information on the valuation methodology

1.	Valuation principles

1.1	Preliminary remarks

The results of the equity valuations are used as the basis for determining the compensation and the settlement. The auditor must assess the nature of the underlying method and the grounds for using it, as well as the appropriateness of the method.

There are in principle various valuation methods that can be used to determine the compensation and the settlement, as described below. See Section C.IV of the report for details of our findings.

1.2	Discounted earnings value

The compensation and settlement were derived on the basis of objectively determined equity values. The objectively determined equity value constitutes an intersubjectively verifiable value of future earnings from the point of view of the shareholders if business continues on the basis of the existing business concept.

The valuation principles and methods used in the valuation and audit are now regarded as firmly established in the theory and practice of business valuation and are laid down in the literature and in the statements of the IDW and are set out in the IDW’s standard “Principles for the Performance of Business Valuations” (IDW S 1 as of 2008) of 2 April 2008. When carrying out the valuation, the “Principles for the Performance of Business Valuations” contained in IDW S 1 were followed.

According to IDW S 1, as updated in 2008, the equity value of a business is determined from the benefits that the latter can generate in the future based on its success factors at the time of the valuation, including its innovativeness, products and market position, internal organisation, staff and management. Assuming that only financial goals are being pursued, the equity value is derived from its ability to generate financial earnings for the shareholders by combining all of the factors influencing its earning capacity.

The equity value can be determined either using the discounted earnings method or the DCF method. These two valuation methods are basically equivalent and produce identical results if the financial assumptions are the same and, by extension, the net earnings of the shareholders are identical, because they are founded on the same principle of investment theory (present value calculation).

In this case, in accordance with IDW S 1, as updated in 2008, the discounted earnings values of GSW and Deutsche Wohnen were calculated in order to determine the compensation and settlement, respectively. The principles set forth in this standard, in particular the explanation of the discounted earnings method, reflect the prevailing opinion in business literature and practice. In addition, the discounted earnings method is recognised in German case law. In this respect, we consider the discounted earnings method used here to be an appropriate method for determining the appropriate compensation and settlement.

For the discounted earnings method, the first step is to calculate the present value of the financial earnings from operating assets. Assets (including liabilities) that can be transferred individually without affecting the actual business purpose must be classified as non-operating assets. Accordingly, to value a company, the future financial earnings must be discounted to the valuation date at a risk-adjusted interest rate. This discount rate is used to compare the resulting series of figures with an alternative decision.

Because the equity values of both GSW and Deutsche Wohnen are required for calculating the settlement pursuant to Section 305(3) AktG, both companies were valued separately using the discounted earnings method.

The sum of the present values of the financial earnings from operating assets and non-operating assets basically yields the equity value.

So-called non-genuine synergies, which can also be achieved without concluding the domination agreement, must be included in the discounted earnings value.

We consider the use of the discounted earnings method, along with the addition of any separately valued assets, and taking into account so-called non-genuine synergies, to be appropriate unless a valuation using the liquidation value or a measurement of the value per share based on the three-month average share market price on the relevant reporting date would lead to a higher settlement amount.

In Section C.IV.1 we have commented on the examination of the performance of the valuation using the discounted earnings method.

1.3	Net asset value

The net asset value calculated in accordance with the recommendations of the European Public Real Estate Association (EPRA NAV) is a valuation benchmark for the fair value of the net assets of real estate companies that hold properties to let and manage on a long-term basis. The properties are to be appraised based on the market value, as determined using the DCF method.

The EPRA NAV is the sum of the total assets minus the sum of the liabilities and non-controlling interests and must be adjusted for the net total of deferred tax assets and liabilities and the net total of derivative assets and liabilities. EPRA NAV is thus the intrinsic value (equity) of a real estate company derived from the DCF-based values and adjusted for positions that one can assume have no influence on the owners’ long-term asset positions in the regular course of business.

The appraiser considered the EPRA NAV valuation when examining the plausibility of the discounted earnings valuations. Please refer to Section C.IV.1.13.

1.4	Liquidation value

In the discounted earnings method and the DCF method, the equity value is derived from the discounted expected cash flows of the ongoing business. In comparison, the liquidation value represents the cash flow from liquidation. According to IDW S 1 as updated in 2008, the liquidation value represents the minimum value in a business valuation.

The liquidation value is equal to the present value of the net proceeds resulting from the sale of assets less debts and liquidation costs. Account may have to be taken here of the fact that any taxes on earnings incurred in the future will reduce this present value (cf. IDW S 1, Section 7.4.).

Based on the intention to continue operating the businesses and an approximate estimate of the liquidation values, the appraiser did not perform a detailed calculation of the liquidation values of GSW and Deutsche Wohnen. In calculating an approximate estimate of the liquidation values, the appraiser concluded that the equity values for GSW and Deutsche Wohnen obtained using the discounted earnings method are significantly higher than the liquidation values.

We have reconstructed this approximate calculation and are convinced that the potential liquidation values would be lower than the equity values yielded by the discounted earnings method. Moreover, it should be noted that, based on the information provided by the companies, there are no plans to liquidate GSW or Deutsche Wohnen.

1.5	Substance value

Valuing net assets from the perspective of acquisition produces what is referred to as the reconstruction value of the business, which is only a partial reconstruction value owing to the generally not fully ascertainable intangible values that have to be assessed (e.g. value of the organisation or of the position in the market). Only in a limited number of exceptional cases (of no relevance here) does this have any separate diagnostic value when it comes to determining the overall value of a going concern (e.g. if the best alternative use of capital were to reproduce the business).

The valuation of substance has no separate diagnostic value when it comes to determining the overall value of a going concern. It is therefore appropriate that the appraiser did not calculate any substance value.

1.6	Comparables approach

In practice, it is customary to determine the value of a business or value ranges by means of transaction multiples that are regarded as standard for that sector. On the one hand, carrying out such valuations carefully requires analysing both the past earnings and the expected earnings of the valuation target. On the other hand, the multiples must be based on comparable businesses. Bearing in mind the limited amount of publicly available information, such multiple-based valuations usually provide only simplified, general valuations. Therefore, an extensive analytical valuation using the discounted earnings method (as the one performed here) is preferable.

The appraiser only used a market-comparables valuation to test the plausibility of the valuation obtained using the discounted earnings method. We have reconstructed this and tested the plausibility using our own market-comparables valuation. Please see Section C.IV.1.13 for more information on our results.

1.7	Share price

Because GSW’s and Deutsche Wohnen’s shares are traded on several stock exchanges, it would also be conceivable to determine the equities’ values using the market capitalisations of Deutsche Wohnen and GSW based on their respective share prices. However, there are strong reasons not to use a valuation derived from the share price, because the share price can be affected by numerous special factors, such as the size and liquidity of the market, random trading volumes and speculative and other effects not related to value. As a result, the share price may be subject to unpredictable fluctuations and trends.

Use of share prices (market capitalisation) cannot replace a business valuation performed in accordance with the principles discussed above, provided that such a valuation is based on better, broader information than the capital market and the capital market calculations are included in the underlying valuation method. Business valuations performed in accordance with the discounted earnings method are based on analyses of past data and long-term business plans which are not publicly available at this level of detail and scope.

The German Federal Constitutional Court and the German Federal Court of Justice have repeatedly ruled that, for some special business valuation purposes (e.g., compensation and settlement pursuant to Section 304 AktG, Section 305 AktG), the share market price must as a general rule be taken into account as the minimum value when calculating a cash settlement for minority shareholders (for example, cf. BVerfG, decision of 27 April 1999, 1 BvR 1613/94; BGH, decision of 12 March 2001, II ZB 15/00; BGH, decision of 19 July 2010, II ZB 18/09). However, in the opinion of the German Federal Constitutional Court, the requirement to consider the share price when determining the appropriate compensation does not mean that the share price alone will always prevail. Under constitutional law, there is no objection to exceeding the share price.

The final draft of the domination agreement between Deutsche Wohnen and GSW specifies that the settlement shall be in shares. Pursuant to Section 305(3)(1) AktG, the settlement shall be deemed to be appropriate if the shares are granted in the same ratio at which shares of the other company would be granted for one of the company’s shares in the event of a merger, whereby cash payments may be made for fractional amounts. The aforementioned case law refers to the settlement using shares of the dominating company and underlines the legitimate interests of the owners of shares of the company exchanging its shares. Nevertheless, based on the aforementioned case law, constitutional law does not require using the dominating company’s share price as the upper limit for valuing this company. Thus, here too, the share price basically serves as the minimum value for the valuation of the dependent company that is required to calculate the exchange ratio.

We have commented in Section C.IV.2 on the examination of whether the case law on the relevance of the share price has been adequately accounted for in determining the settlement and the ratio of the discounted earnings value (plus the value of the special values) to the average share price.

2.	Appropriateness of the method for determining the compensation

Pursuant to Section 304(2)(1) AktG, the guaranteed appropriate compensation shall be at least equal to the annual payment of the amount that is likely to be distributed as the average dividend per share, given the company’s past and current results of operations and its future earnings prospects, taking into account adequate depreciation, amortisation and impairment losses but excluding other provisions for retained earnings.

This therefore requires planning average earnings that can be distributed.

The final draft of the contract report and/or the expert valuation prepared by WKGT shows the future results of operations as part of the discounted earnings valuation for several years and for sustainable earnings. Mathematically, we believe it is appropriate initially to transform the discontinuous earnings projections into a present value (discounted earnings value) and to determine the average earnings as a continuous variable by annuitising this present value. Based on the results of our examination, the discounted earnings method used by the contracting parties, which includes special values, is appropriate for determining the compensation pursuant to Section 304 AktG.

Please refer to the following sections for details of our findings.

3.	Appropriateness of the method for determining the settlement

According to Section 305(3)(2) AktG, appropriate settlement has to take account of the circumstances of the company at the time of its shareholders’ meeting that considers the resolution on the agreement. There are in principle various valuation methods that can be used to determine the appropriate settlement.

Based on the results of our examination, in this case, calculation of the exchange ratio based on the discounted earnings value and taking into account special values will yield an appropriate result.

Please refer to the following sections for details of our findings.

IV.	Specific findings of the examination

We are convinced of the appropriateness of the specific calculations and derivations used to determine the appropriate compensation and the appropriate settlement, for the following reasons:

1.	Determining the equity values using the discounted earnings method

We reconstructed all the important steps in the valuations performed by the appraiser, in particular as regards the calculations of the projected distributable earnings, the determination of the discount rate, the discounting of the amounts to the valuation date and the calculation of the amounts shown for assets valued separately and we checked the calculations for accuracy by running them through our own valuation models. Our examination activities and findings are discussed below:

1.1	Approach

The appraiser’s calculations are based on the business plans approved by the management boards of GSW and Deutsche Wohnen for the years 2014 to 2016. As required for the purposes of the valuations, the valuations also considered so-called non-genuine synergies, which can also be achieved without concluding the domination agreement.

We checked the plausibility of the main planning and valuation assumptions. Based on this, we examined the methodical and mathematical accuracy of the discounted earnings value derived using our own valuation model, which is based on an integrated balance sheet, financing and earnings projection.

1.2	Valuation objects

The valuation objects are GSW and Deutsche Wohnen. The discounted earnings values of the two valuation objects were calculated on the basis of the consolidated business plans for GSW and Deutsche Wohnen. Deutsche Wohnen’s consolidated business plan does not include GSW. The equity value of GSW is included as a special value in the valuation of Deutsche Wohnen.

Where selected businesses are supposed to be liquidated or were not included in the business plan on material grounds, these were taken into account separately when determining the amount of the special values. For more information, please see Sections C.IV.1.10 and C.IV.1.11.

a)	GSW

Legal background

GSW’s registered office is in Berlin and the company is recorded in the Commercial Register at the Charlottenburg Municipal Court under No. HRB 125788B. GSW’s financial year coincides with the calendar year. The currently valid version of GSW’s Articles of Association is that recorded in the Commercial Register on 14 April 2014.

According to its Articles of Association, the business purpose of GSW is the operation of property companies and any kind of related businesses, in particular building and managing apartments. GSW is entitled to engage in all transactions and to take all measures conducive to promoting its business purpose. This also includes setting up branch offices and acquiring and setting up other companies and investing in such companies.

GSW’s share capital totals EUR 56,676,960 and is divided into 56,676,960 shares with a proportional value of the share capital of EUR 1.00 each. Each share entitles its holder to one vote. GSW holds none of its own shares.

GSW’s shares are listed and are traded on the Frankfurt Stock Exchange’s regulated market in the Prime Standard sub-segment (ISIN: DE000GSW111). On 19 February 2014, GSW’s management board passed a resolution to file an application to delist its shares from the Prime Standard and to switch to the General Standard. The delisting will become effective after 27 May 2014. GSW’s shares were also listed on the Berlin Stock Exchange’s regulated market segment until 31 March 2014. In addition, GSW’s shares are listed in the over-the-counter segments of the Berlin, Düsseldorf, Hamburg, Hanover, Munich and Stuttgart stock markets.

GSW’s shareholder structure as at 28 February 2014 is shown below:

Shareholder structure - GSW as at 28 February 2014	Number of shares	Share
Deutsche Wohnen	52,154,429	92.02%
Minority shareholders	4,522,531	7.98%

Total	56,676,960	100.00%

Source: Annual report GSW 2013

The main direct and indirect shareholdings of GSW as at 31 December 2013 are shown below:

Shareholding structure as at 31 December 2013 - GSW	Share in %
Affiliated companies, fully consolidated
GSW Grundvermögens- und Vertriebsgesellschaft mbH, Berlin[1]	100.0%
GSW Acquisition 3 GmbH, Berlin[1]	100.0%
Stadtentwicklungsgesellschaft Buch mbH, Berlin	100.0%
FACILITA Berlin GmbH, Berlin	100.0%
GSW Gesellschaft für Stadterneuerung mbH, Berlin	100.0%
Grundstücksgesellschaft Karower Damm mbH, Berlin[1]	100.0%
Zweite GSW Verwaltungs- und Betriebsgesellschaft mbH, Berlin	100.0%
GSW Wohnwert GmbH, Berlin[1]	100.0%
GSW Immobilien Beteiligungs GmbH, Berlin	100.0%
Wohnanlage Leonberger Ring GmbH, Berlin[1,4]	100.0%
GSW Pegasus GmbH, Berlin[1,4]	100.0%
GSW Corona GmbH, Berlin[1,4]	100.0%
Zisa Grundstücksbeteiligungs GmbH & Co. KG, Berlin[1,4]	94.9%
GSW Immobilien GmbH & Co. Leonberger Ring KG, Berlin[1]	94.0%
GSW Verwaltungs- und Betriebsgesellschaft mbH & Co. Zweite
Beteiligungs KG, Berlin[1]	93.4%
Affiliated companies, not-consolidated
Zisa Verwaltungs GmbH, Berlin[2]	100.0%
GSW Berliner Asset Invest Verwaltungs GmbH, Berlin[2]	100.0%
GSW Berliner Asset Invest GmbH & Co. KG , Berlin[2]	100.0%
DCM GmbH & Co. KG Renditefonds 507 KG, Munich[3]	99.0%
DCM GmbH & Co. KG Renditefonds 510 KG, Munich[3]	99.0%
DCM GmbH & Co. KG Renditefonds 508 KG, Munich[3]	99.0%
DCM GmbH & Co. KG Renditefonds 506 KG, Munich[3]	99.0%
Joint ventures, not-consolidated
Siwoge 1992 Siedlungsplanung und Wohnbauten Gesellschaft mbH, Berlin[2]	50.0%
Stadtentwicklungsgesellschaft Eldenaer Straße mbH i.L., Berlin[2]	50.0%
GSZ Gebäudeservice und Sicherheitszentrale GmbH, Berlin[2]	33.3%
Associated companies, not-consolidated
Zisa Beteiligungs GmbH, Berlin[2,5]	49.0%
GSW-Fonds Weinmeisterhornweg 170–178 GbR, Berlin[2]	49.9%

[1]	Availing of exemption provisions according to § 264 (3) HGB or § 264b HGB
[2]	Not included in the consolidation because their importance is negligible, reported as a shareholding
[3]	Not included in the consolidation because the possibility of control is contractually excluded
[4]	The calculated proportional share corresponds by GSW Corona GmbH 99,7%, by GSW Pegasus GmbH 99,7%, by Wohnanlage Leonberger Ring GmbH 99,6%, by Zisa Grundstücksbeteiligung GmbH & Co. KG 97,4%

Source: Audit report GSW as at 31 December 2013

Economic background

GSW focuses on letting and managing apartments in its own portfolio in Berlin. Portfolio management is a major part of its business model. GSW’s business activities also include selected sales of apartments and sub-portfolios.

The operating business is run by GSW Immobilien AG, the GSW Group’s parent company, and by FACILITA Berlin GmbH, Berlin (hereinafter referred to as “FACILITA”). FACILITA is responsible for facility management. This encompasses building cleaning, gardening, building caretaker services and minor repairs, vacancy management and the management of building technical systems.

Moreover, the main property portfolios are held by the subsidiaries GSW Pegasus GmbH, GSW Corona GmbH and GSW Grundvermögens- und Vertriebsgesellschaft mbH. The companies do not have their own staffs.

Key figures - Property portfolio as at 31 December 2013 - GSW

Residential
Residential units	59,949
Space for rent in sqm k	3,616
Average residential unit size in sqm k	60.32
Vacancy rate	2.2%
Rent per sqm	5.44

Commercial
Commercial units	1,013
Space for rent in sqm k	113
Average commercial unit in sqm k	111.76
Vacancy rate	8.4%
Rent per sqm	7.25

Proportion of the real estate portfolio in Berlin	99.6%

Source: Audit report GSW as at 31 December 2013

b)	Deutsche Wohnen

Legal background

Deutsche Wohnen’s registered office is in Frankfurt am Main and the company is recorded in the Commercial Register at the Frankfurt am Main Municipal Court under No. HRB 42388. Deutsche Wohnen’s principal office is in Berlin. Deutsche Wohnen’s financial year coincides with the calendar year. The currently valid version of Deutsche Wohnen’s Articles of Association is that recorded in the Commercial Register on 27 November 2013.

According to its Articles of Association, the business purpose of Deutsche Wohnen is the acquisition, administration, letting, management and disposal of residential properties, nursing care facilities and other properties. The company may build, renovate and repair properties, provide services and conclude co-operative arrangements of any kind.

Deutsche Wohnen may operate in the aforementioned business fields on its own or through subsidiaries or affiliated companies whose business purpose fully or partially coincides with the company’s business purpose. It may set up or acquire such companies, manage subsidiaries in an integrated fashion or limit itself to administering equity investments and it may dispose of its equity investments. The Company is authorised to take all actions and measures that are related to its business purpose or are directly or indirectly suited to serve its business purpose.

Deutsche Wohnen’s share capital totals EUR 286,216,731 and is divided into 286,216,731 shares with a proportional value of the share capital of EUR 1.00 each. Each share entitles its holder to one vote. The company’s shares are registered or bearer shares. Deutsche Wohnen holds none of its own shares.

Deutsche Wohnen’s shares are listed and are traded on the Frankfurt Stock Exchange’s regulated market in the Prime Standard sub-segment (168,824,505 bearer shares - ISIN: DE000A0HN5C6; 117,309,588 bearer shares with dividend rights from 1 January 2014 - ISIN: DE000A1X3R56; 82,638 registered shares – ISIN: DE0006283302). In addition, the shares are listed in the over-the-counter segments of the Stuttgart, Munich, Hamburg, Hanover, Düsseldorf and Berlin stock markets.

Deutsche Wohnen’s main shareholdings as at 31 December 2013 are shown below:

Shareholding structure[5] - Deutsche Wohnen as at 31 December 2013	Share in %
AGG Auguste-Viktoria-Allee Grundstücks GmbH, Berlin[1,2]	100.0%
Algarobo Holding B.V., Baarn, Netherlands[1,2]	100.0%
Aufbau-Gesellschaft der GEHAG mit beschränkter Haftung, Berlin[1,2]	100.0%
AVUS Immobilien Treuhand GmbH & Co.KG, Berlin[2]	100.0%
BauBeCon Assets GmbH, Berlin[1,2]	100.0%
BauBeCon BIO GmbH, Berlin[1,2]	100.0%
BauBeCon Immobilien GmbH, Berlin[1,2]	100.0%
BauBeCon Wohnwert GmbH, Berlin[1,2]	100.0%
DB Immobilienfonds 14 Rhein-Pfalz Wohnen GmbH & Co.KG, Eschborn[1,2]	89.5%
Deutsche Wohnen Asset Immobilien GmbH, Frankfurt am Main[1,2]	100.0%
Deutsche Wohnen Beteiligungen Immobilien GmbH, Frankfurt am Main[1,2]	100.0%
Deutsche Wohnen Beteiligungsverwaltungs GmbH & Co. KG, Berlin[1,2]	100.0%
Deutsche Wohnen Construction and Facilities GmbH, Berlin[1]	100.0%
Deutsche Wohnen Corporate Real Estate GmbH, Berlin[1,4]	100.0%
Deutsche Wohnen Direkt Immobilien GmbH, Frankfurt am Main[1,2]	100.0%
Deutsche Wohnen Dresden I GmbH, Berlin[1,2]	100.0%
Deutsche Wohnen Dresden II GmbH, Berlin[1,2]	100.0%
Deutsche Wohnen Energy GmbH, Berlin[1,2]	100.0%
Deutsche Wohnen Fondsbeteiligungs GmbH, Berlin[1,4]	100.0%
Deutsche Wohnen Immobilien Management GmbH, Berlin[1]	100.0%
Deutsche Wohnen Management GmbH, Berlin[1,4]	100.0%
Deutsche Wohnen Management- und Servicegesellschaft mbH, Frankfurtam Main[1,4]	100.0%
Deutsche Wohnen Reisholz GmbH, Berlin[1,2,4]	100.0%
Deutsche Wohnen Service Hannover GmbH, Berlin[1,2]	100.0%
Deutsche Wohnen Service Magdeburg GmbH, Berlin[1,2]	100.0%
Deutsche Wohnen Service Merseburg GmbH, Merseburg[1,2]	100.0%
Deutsche Wohnen Zweite Fondsbeteiligung GmbH, Berlin[1,4]	100.0%
Dritte V-B-S Verwaltungs-, Besitz- und Servicegesellschaft mbH, Berlin[1,2]	100.0%
DWRE Alpha GmbH, Berlin[1,2]	100.0%
DWRE Braunschweig GmbH, Berlin[1,2]	100.0%
DWRE Dresden GmbH, Berlin[1,2]	100.0%
DWRE Erfurt GmbH, Berlin[1,2]	100.0%
DWRE Halle GmbH, Berlin[1,2]	100.0%
DWRE Hennigsdorf GmbH, Berlin[1,2]	100.0%
DWRE Leipzig GmbH, Berlin[1,2]	100.0%
DWRE Merseburg GmbH, Berlin[1,2]	100.0%
Eisenbahn-Siedlungs-Gesellschaft Berlin mit beschränkter Haftung, Berlin[1,2]	94.9%
Erste V-B-S Verwaltungs-, Besitz- und Servicegesellschaft mbH, Berlin[1,2]	100.0%
Fortimo GmbH, Berlin[1,2]	100.0%
G+D Gesellschaft für Energiemanagement mbH, Magdeburg[2]	49.0%
GbR Fernheizung Groiusstadt, Berlin[2]	45.6%
Gehag Acquisition Co. GmbH, Berlin[1,2]	100.0%
GEHAG Beteiligungs GmbH & Co.KG, Berlin[1,2]	100.0%

[1]	Fully consolidated
[2]	Indirect shareholdings
[3]	Direct and indirect shareholdings

Share in %
GEHAG Dritte Beteiligungs GmbH, Berlin[1,2]	100.0%
GEHAG Erste Beteiligungs GmbH, Berlin[1,2]	100.0%
GEHAG Erwerbs GmbH & Co.KG, Berlin[1,2]	100.0%
GEHAG GmbH, Berlin[1,2]	100.0%
GEHAG Vierte Beteiligung SE, Berlin[1,2]	100.0%
GEHAG Zweite Beteiligungs GmbH, Berlin[1,2]	100.0%
GIM Immobilien Management GmbH, Berlin[1,2]	100.0%
GGR Wohnparks Alte Hellersdorfer Straße GmbH, Berlin[1,2]	100.0%
GGR Wohnparks Kastanienallee GmbH, Berlin[1,2]	100.0%
GGR Wohnparks Nord Leipziger Tor GmbH, Berlin[1,2]	100.0%
GGR Wohnparks Süd Leipziger Tor GmbH, Berlin[1,2]	100.0%
GSW incl. shareholdings	92.0%
Hamnes Investments B.V., Baarn, Netherlands[1,2]	100.0%
Haus und Heim Wohnungsbau-GmbH, Berlin[1,2]	100.0%
HESIONE Vermögensverwaltungsgesellschaft mbH, Frankfurt am Main[1,2]	100.0%
Holzmindener Straße/Tempelhofer Weg Grundstücks GmbH, Berlin[1,2]	100.0%
Intermetro B.V., Baarn, Netherlands[1,2]	100.0%
KATHARINENHOF Seniorenwohn- und Pflegeanlage Betriebs-GmbH, Berlin[1,2]	100.0%
KATHARINENHOF Service GmbH, Berlin[1,2]	100.0%
Larry Berlin I S.à r.l., Luxembourg[1,2]	94.8%
Larry Berlin II S.à r.l., Luxembourg[1,2]	94.8%
Larry Berlin Lichtenberg S.à r.l., Luxembourg[1,2]	94.8%
Larry Condo Holdco S.à r.l., Luxembourg[1,2]	94.8%
Larry Condo S.à r.l., Luxembourg[1,2]	94.8%
Larry I Targetco (Berlin) GmbH, Berlin[1]	100.0%
Larry II Berlin Hellersdorf S.à r.l., Luxembourg[1,2]	94.8%
Larry II Berlin Marzahn S.à r.l., Luxembourg[1,2]	94.8%
Larry II Greater Berlin S.à r.l., Luxembourg[1,2]	94.8%
Larry II Potsdam S.à r.l., Luxembourg[1,2]	94.8%
Larry II Targetco (Berlin) GmbH, Berlin[1]	100.0%
LebensWerk GmbH, Berlin[1,2]	100.0%
Main-Taunus Wohnen GmbH & Co. KG, Eschborn[1,3]	100.0%
Marienfelder Allee 212-220 Grundstücksgesellschaft b.R., Berlin[1,2]	94.0%
Rhein-Main Wohnen GmbH, Frankfurt am Main[1,2]	100.0%
Rhein-Mosel Wohnen GmbH, Mainz[1,2]	100.0%
Rhein-Pfalz Wohnen GmbH, Mainz[1]	100.0%
RMW Projekt GmbH, Frankfurt am Main[1,2]	100.0%
Seniorenresidenz “Am Lunapark” GmbH, Leipzig[1,2]	100.0%
SGG Scharnweberstraße Grundstücks GmbH, Berlin[1,2]	100.0%
Sophienstraße Aaachen Vermögensverwaltungsgesellschaft mbH, Berlin[1,2]	100.0%
Stadtentwicklungsgesellschaft Eldenaer Straße mbH i.L.	50.0%
Vierte V-B-S Verwaltungs-, Besitz- und Servicegesellschaft mbH, Berlin[1,2]	100.0%
Wohn- und Pflegewelt Lahnblick GmbH, Bad Ems[1],2	100.0%

[4]	Waiver according to section 264 (3) of the German Commercial Code (HGB)
5	Additionally, the company is indirectly involved in a working group

Source: Audit report Deutsche Wohnen as at 31 December 2013

Economic background

Deutsche Wohnen divides its business into the Residential Property Management, Disposals and Nursing and Assisted Living business segments. The Residential Property Management segment is the core and focus of its business.

The Residential Property Management segment involves the management of property portfolios. In 2013, earnings from Residential Property Management (incl. GSW) amounted to EUR 292.3m (EUR 276.4m excluding GSW).

Deutsche Wohnen has divided its portfolio into Core+, Core and Non-Core regions. Greater Berlin, the Rhine-Main area and the Rhineland were defined as Core+ regions. Hanover/Brunswick/Magdeburg, Rhine Valley South, Rhine Valley North and Central Germany constitute the Core region. The remaining regions are Non-Core regions.

Portfolio structure residential units as at 31 December 2013 - Deutsche Wohnen (incl. GSW)
Region	Residential units	Space (sqm k)	Share of the total
Core+	119,317	7,177	79%
Core	27,358	1,726	19%
Non-Core	3,544	228	2%

Total	150,219	9,131	100%

Source: Audit report Deutsche Wohnen as at 31 December 2013

The key figures for the Core+ and Core regions are shown in the following table:

Figures Core+ and Core as at 31 December 2013 - Deutsche Wohnen (incl. GSW)
Region	Residential units	Share of total	In-place rent (in EUR/sqm)	Vacancy
Greater Berlin	108,411	72%	5.53	1.8%
Rhine-Main	9,084	6%	6.92	2.7%
Rhineland	1,822	1%	6.41	3.5%

Core+	119,317	79%	5.65	1.9%
Hannover/Brunswick/Magdeburg	11,064	8%	5.23	4.6%
Rhine Valley South	4,871	3%	5.50	1.6%
Rhine Valley North	2,954	2%	5.16	1.7%
Central Germany	5,720	4%	4.98	2.8%
Other	2,749	2%	5.02	6.2%

Core	27,358	19%	5.20	3.6%

Source: Audit report Deutsche Wohnen as at 31 December 2013

Disposals of apartments and portfolios are defined as a separate segment. In 2013, earnings from Disposals (incl. GSW) amounted to EUR 23.0m (EUR 22.9m excluding GSW) from sales of a total of 3,499 residential units.

Disposal of residential units 2013 - Deutsche Wohnen (incl. GSW)
in EUR m	Privatisation	Institutional
Disposal proceeds	100.7	68.9
Sales price per sqm	1,171	492
Number residential units	1,342	2,157
Cost of sales	-8.7	-1.6

Net disposal proceeds	92.0	67.3
Carry amounts of assets sold	-68.6	-67.7

Earnings from Disposals	23.4	-0.4
Margin	23.2%	-0.6%

Source: Audit report Deutsche Wohnen as at 31 December 2013

The difference in selling prices per sqm between residential unit privatisations and institutional disposals was due in part to the fact that apartments are more affordable when sold in portfolio sales than through individual disposals. Moreover, institutional disposals were concentrated in structurally weak regions.

In the Nursing and Assisted Living segment, Deutsche Wohnen manages and markets retirement and nursing homes for senior citizens, most of which are owned by Deutsche Wohnen under the KATHARINENHOF brand. These facilities provide full in-patient care. As part of Assisted Living, we also provide additional services tailored to the needs of senior citizens. The Nursing and Assisted Living segment contributed EUR 13.2m to earnings in 2013.

1.3	Valuation date

The assessment of the appropriateness of the compensation and the settlement must take into account the company’s circumstances on the date of its shareholders’ meeting considering the resolution concerning the agreement.

The decisive valuation date for determining the equity value is therefore the date of the GSW shareholders’ meeting at which the domination agreement will be presented for voting.

Accordingly, for the valuation in this case, as the date of the planned regular shareholders’ meeting of GSW at which the resolution will be presented for voting, 18 June 2014 was assumed as the valuation date. The valuation date therefore complies with Section 305(3)(2) AktG.

Consequently, the valuation is to be based on all earnings generated by the valuation objects after 18 June 2014 (including the current year). All projected earnings were discounted to that date and along with the special values were used as the basis for determining the settlement and the compensation.

1.4	Valuation process

In coming up with a valuation according to the methods for carrying out business valuations recognised in academic circles and case law, the appraiser has taken account of the principles of business valuation laid down in the 2008 version of the standard IDW S 1 drawn up by the Institute of Public Auditors. In accordance with this standard and acting as a neutral expert, the appraiser has established objective equity values.

Based on the appraiser’s approach, the equity values of GSW and Deutsche Wohnen, including its subsidiaries and affiliated companies, were calculated from the discounted earnings value of the operating business plus the companies’ special values.

In our view, the aforementioned valuation approach is appropriate and fairly represents GSW and Deutsche Wohnen in the valuation models.

We have examined the plausibility of the individual assumptions and procedures underlying the valuation, in particular with regard to the derivation of an appropriate discount rate and distributable earnings and the capitalisation of these earnings on the valuation date, and have reconstructed the valuation methodically and substantively. We were able to access the valuation models and the formulas electronically. Based on these, we were able to reconstruct and understand the mathematical accuracy of the valuation models. We also assessed the plausibility of the valuation results on the basis of our own valuations using our own valuation models. We are convinced that the data and calculations made available to us and our own calculations form a sufficient basis for our examination results.

Our results are based on the information made available to us and on discussions both with the GSW and Deutsche Wohnen staff responsible for planning and with the Appraisers and their employees. On request, detailed information required on specific subjects was made available to us.

1.5	Historical adjustments

Projections of future financial earnings are the core problem of any business valuation. Past profitability is generally used as the basis on which to assess the plausibility of projected future earnings. As part of examination the plausibility of the projected figures, the appraiser analysed the historical net assets, financial position and results of operations of GSW and Deutsche Wohnen for the financial years 2011 to 2013 and to ensure comparability adjusted them for extraordinary items and effects on earnings from other periods. The adjustments affected income and expenses which were non-recurring or not related to operating activities.

We examined the adjustments made to past performance, discussed them both with GSW and Deutsche Wohnen as well as with the appraiser and used the historical results of operations as the starting point for our plausibility examination.

a)	GSW

The following adjustments were made for GSW:

Adjustments - GSW	Act	Act	Act
in EUR m	2011	2012	2013
EBIT before adjustments	177.2	214.4	149.8

Acquisition expenses	2.1	2.4	1.3
Change of management board members	—	—	2.1
Restructuring expenses	0.4	0.1	—
Expenses relating to disposals of shareholdings	0.6	—	—

Corporate expenses	3.1	2.5	3.4
Other expenses/income	10.0	2.5	1.2
Project expenditures	—	0.2	19.3
Expenses associated with capital measures	6.7	—	0.9
Acquisition costs for projects that were not implemented	0.8	1.1	0.4
Gains from the sale of shares, property, plant and equipment and intangible assets	-25.1	-5.7	—

One-off transaction costs	-17.6	-4.4	20.6
Fair value adjustment of investment properties	-56.2	-76.4	-20.6

Total adjustments	-60.6	-75.8	4.7

EBIT after adjustments	116.6	138.6	154.5

Source: Management information

Acquisition expenses for past purchases were eliminated, because the business plan does not include any acquisitions or purchases.

The 2013 corporate expenses contained expenses related to the change of management board members; these were eliminated.

The adjustment to restructuring expenses in 2011 and 2012 involved staff expenses for partially retired employees under a restructuring programme from 2006-2007. The programme has now expired.

In 2011, expenses relating to disposals of shareholdings in STRABAG Residential Property Services GmbH (formerly GSW Betreuungsgesellschaft für Wohnungs- und Gewerbebau mbH) and BMH Berlin Mediahaus GmbH were eliminated.

Adjustments to other expenses and income were related to expenses for the Long-term Incentive Plan (LTIP). These were directly related to the initial public offering. There are no plans for a future LTIP at the level of GSW.

In 2013, adjustments to project expenditures relate to expenses incurred as part of the audit of the Takeover Offer and submission of the reasoned opinion (EUR 14.2m). Further, on 31 December 2013, provisions totalling EUR 5.0m were set up for future asset retirement obligations for GSW’s corporate office building (Charlottenstrasse). In addition, expenses (EUR 0.1m) incurred in connection with the audit by the German Financial Reporting Enforcement Panel (DPR) were eliminated. In 2012, project expenses incurred in connection with the disposal of STRABAG Residential Property Services GmbH were eliminated.

The eliminated expenses associated with capital measures were related to the IPO costs in 2011 and to the cost of raising capital in 2013.

The acquisition costs for projects that were not implemented have been eliminated, because the business plan likewise did not include any acquisitions.

The adjusted gains from the sale of shares, property, plant and equipment and intangible assets reflect EUR 25.1m in proceeds from the disposal of BMH Berlin Medienhaus. In 2012, proceeds from the disposal of shares in STRABAG Residential Property Services GmbH were eliminated.

Because the business plans do not provide for any increase in the value of the property portfolio, the valuation results from the fair value adjustment of investment properties in 2011, 2012 and 2013 have been fully eliminated to enhance comparability.

b)	Deutsche Wohnen

The following adjustments were made for Deutsche Wohnen:

Adjustments - Deutsche Wohnen	Act	Act	Act
in EUR m	2011	2012	2013
EBIT before adjustments	179.0	312.6	337.0

Acquisition expenses	1.7	0.5	4.0
Reversal of time-barred provisions/liabilities	—	—	-1.2
Expenses for capital increases	—	0.2	—
Legal expenses RREEF Management GmbH	0.9	—	—

Other expenses and income	2.5	0.7	2.8
Acquisition expenses (incl. transaction costs and integrations costs)	—	4.4	19.1
Income from increase of capital	—	—	-0.2
Other income	—	—	-1.7
Settlement loss compensation RREEF	—	-20.3	—

One-off transaction costs	—	-15.9	17.2
Fair value adjustment of investment properties	-40.0	-119.2	-100.7

Total adjustments	-37.5	-134.4	-80.7

EBIT after adjustments	141.4	178.2	256.5

Source: Management information

Acquisition expenses have been eliminated, because the business plan does not assume any acquisitions. Some of the acquisition expenses are included in other expenses and income and some are shown under project costs. Acquisition expenses were incurred primarily for the acquisitions of the BauBeCon Group in 2012 and of GSW and the Lebenswerk Group in 2013. For the BauBeCon Group, the acquisition expenses eliminated included consultancy, transaction, integration and IT expenses related to the data transfer as well as a termination agreement with the previous administrator. The consultancy fees were incurred in 2011 and have likewise been eliminated.

The income from the reversal of time-barred provisions/liabilities relates to a restitution property.

Expenses for capital increases in 2012 and the income from the reversal of the provision for expenses for capital increases in 2013 were eliminated.

The 2012 project expenses were adjusted for income from a settlement relating to the domination agreement between Deutsche Wohnen and RREEF Management GmbH for financial years 1999 to 2006. Legal expenses incurred in 2011 were also eliminated.

The adjustment to other income in 2013 represents a net figure that resulted from the reversal of a provision relating to a lawsuit over a building. During the period under review, there was no addition to this provision affecting income that required any adjustment. In addition, the impairment of the working capital of a newly acquired portfolio (EUR 0.5m) was eliminated.

Because the business plans do not provide for any increase in the value of the property portfolio, the valuation results from the fair value appraisal of the properties in 2011, 2012 and 2013 will be fully eliminated to enhance comparability.

Beyond the adjustments described here, we have not undertaken any further adjustments as part of our efforts to harmonise the results. We have reconstructed and we understand the rationale and the amounts for the adjustments shown by the appraiser and we consider these to be appropriate.

1.6	Synergies

In line with valuation standard IDW S 1, No. 34, for objective business valuations, only so-called non-genuine synergy effects have to be taken into account. These are characterised by the fact that they can be realised even if the event or transaction underlying the valuation does not occur. It is therefore necessary to distinguish between pre-contractual and contractual synergies. Pre-contractual synergies can be realised without concluding a domination agreement; by contrast, contractual synergies can be realised only if the parties involved conclude a corporate agreement.

Deutsche Wohnen identified potential synergies before launching the Takeover Offer. Even after implementing the takeover of GSW, the company continues to believe that these potential synergies are realistic. Deutsche Wohnen divided the expected synergies into non-genuine synergies, i.e., synergies that can be realised even without a domination agreement, and genuine synergies, i.e., those that can be realised only through implementation of the domination agreement, and allocated these to both GSW and Deutsche Wohnen. The company assumes that the synergies can be fully exploited by 2016.

The allocation of the non-genuine synergies to the companies, as it plans to implement them in 2016, is shown in the following table:

Non-genuine synergies	GSW	DW	Total
in EUR m
Earnings from Residential Property Management	2.2	1.5	3.7
Corporate expenses	6.8	3.0	9.8

EBIT	9.0	4.5	13.5

Source: Management information

Realisation of the non-genuine synergies at GSW has already been partially incorporated into the stand-alone business plan (2016: EUR 2.1m). The company expects to realise the remaining non-genuine synergies over time, as follows:

Non-genuine synergies - GSW	Plan	Plan	Plan
in EUR m	2014	2015	2016
Non-recoverable operating costs	0.2	0.2	0.5
Other expenses	0.2	1.3	1.7
Corporate expenses	2.2	2.5	4.7

Total	2.6	4.0	6.9

Source: Management information

It is expected that the operating costs that cannot be allocated because of vacancies can be reduced by improvements in the new-letting process.

The other expenses will be lowered by reducing the level of previously outsourced administrative services in acquired portfolios. In future, these services will be performed by the company’s own staff.

Non-genuine synergies in corporate expenses include staff reductions, reductions in purchases of external consultancy services and reductions in expenses due to the de-listing of GSW from the Prime Standard.

Non-genuine synergies are also expected to result from terminating the lease agreement for the building located in the Charlottenstrasse. These cost savings are already included in the stand-alone business plan for GSW, because plans had already been made to terminate the lease agreement when the business plan was prepared.

The non-genuine synergies allocated to Deutsche Wohnen are already included in the stand-alone business plan.

The company expects to increase earnings from Residential Property Management by improving tenant selection processes for the acquired portfolios.

Corporate expenses are to be reduced by replacing outside administrators with the company’s own staff for the acquired portfolios.

Further, Deutsche Wohnen expects the domination agreement to yield real synergy effects. These are not included in the appraiser’s valuations of GSW and Deutsche Wohnen. We have discussed the expected genuine synergies with the management board of Deutsche Wohnen and the appraiser and consider the decision not to include these effects in the valuation to be appropriate.

We believe that including the non-genuine synergies that increase the valuation, i.e., synergies that are expected at GSW and/or at Deutsche Wohnen - independently of the domination agreement - following the acquisition of a majority shareholding by Deutsche Wohnen in the calculation of the discounted earnings value in accordance with case law and the principles enunciated in IDW S 1 is appropriate.

1.7	Derivation of discounted earnings - GSW

1.7.1	Underlying projections and planning process

An indefinite life was assumed for GSW in accordance with the guidelines of IDW S 1 as described above. Since it is impossible to create a realistic business plan for an indefinite period, a distinction was made between a detailed planning period, a phase with an extended planning and a terminal value phase, as is common for business valuations. In this case, working with the company, GSW’s business plan was extended out to the year 2063 in order to develop a harmonised, sustainable result for the terminal value.

The detailed business plan period assumed for the GSW valuation is based on the business plan provided by GSW (mid-term business plan), which includes the budget for 2014 as well as the planning for the years 2015 to 2016.

The budget year is always forecasted during the period from July to December and approved by the supervisory board. The budget is performed by Controlling, in coordination with the individual departments and the management board. The planning for the following years is based on the budget.

The 2014 budget year was subject of the supervisory board meeting on 31 January 2014, which identified various unsettled items in the budget. Preparation of the business plan continued after the supervisory board meeting. The mid-term business plan on which the business valuation is based was approved by the management board on 15 April 2014. The mid-term business plan has been submitted to the supervisory board for informational purposes.

The business plan represents the company’s current business trend expectations. We consider the use of this business plan for the business valuation to be appropriate.

GSW’s business plan was prepared in accordance with IFRS accounting principles at the Group level. Following the approach previously used at GSW, the business plan was initially prepared according to the cost-of-sales method and was later recast using the total-cost method in order to ensure comparability with the Deutsche Wohnen business plan. GSW’s business plan includes all active consolidated Group companies for which the management board sees future earnings potential. Earnings from non-consolidated affiliated companies, joint ventures and associated companies were included in the investment result. According to the information provided, GSW-Fonds Weinmeisternornweg 170-178 GbR, which was not yet consolidated as at 31 December 2013, will be consolidated in future and is included directly in the GSW business plan. Companies in liquidation were included in the 2014 investment result. The appraiser recorded the expected results from liquidation separately as a special value.

The appraiser basically adopted GSW’s business plan for the years 2014 to 2016. In addition, modifications and/or additions were made for the following items:

•	Inclusion of non-genuine synergy effects if these were not already included in the stand-alone business plan.

•	Based on the interest income projected by the company, the appraiser calculated the financial result for valuation purposes using an integrated statement of financing needs in co-ordination with GSW.

•	Calculation of corporate taxes, including additional taxes and tax reductions.

•	Extension of the company business plan to the year 2063 (extended business plan period) and calculation of sustainably achievable earnings for 2064 and the years to follow (terminal value phase).

We comment on specific modifications and/or additions as part of our discussion of our examination results in the sections below.

The appraiser accurately presented the planning process in its report. We gained assurance about the accuracy of the assessment in discussions with those responsible for planning at GSW.

1.7.2	Planning accuracy

To assess planning accuracy, the appraiser carried out a variance analysis at the level of EBITDA. The budgets for the years 2011 to 2013 were compared with the actual results. Both the budget and the results shown in the table are based on the cost-of-sales method. The following table presents a variance analysis for selected criteria:

Budget history - GSW	Budget	Act	Difference
in EUR m			Abs.	in %
Budget 2011
Earnings from Residential Property Management	147.1	141.1	-6.0	-4.1%
Earnings from Disposals	2.2	3.3	1.1	50.0%
EBIT before valuation result	110.1	121.0	10.9	9.9%

Budget 2012
Earnings from Residential Property Management	153.9	160.0	6.1	4.0%
Earnings from Disposals	1.6	9.6	8.0	500.0%
EBIT before valuation result	129.6	138.1	8.5	6.6%

Budget 2013
Earnings from Residential Property Management	186.7	179.5	-7.2	-3.9%
Earnings from Disposals	11.3	4.0	-7.3	-64.6%
EBIT before valuation result	164.3	129.3	-35.0	-21.3%

Source: Audit report GSW as at 31 December 2012 and 2013, Management information

The negative deviation from the budget in 2011 with respect to the result from Residential Property Management was mainly due to larger-than-expected portfolio disposals that were completed earlier than expected. At the same time, portfolio acquisitions occurred later than budgeted. The additional deviation from the budgeted EBIT was primarily attributable to two opposing effects. On the one hand, LTIP expenses had not been budgeted and on the other hand the income from the disposal of the shares in BMH Berlin Medienhaus GmbH was not included in the budget.

Actual earnings from Residential Property Management in 2012 exceeded the budget. This was due to the fact that the earnings from Residential Property Management contained fewer expenses, in part because of a reduction in the vacancy rate. Further, earnings from disposals exceeded the budget because proceeds from privatisation were higher than expected.

Moreover, EBIT was positively affected by the sales proceeds for the shares of STRABAG Residential Property Services GmbH (formerly GSW Betreuungsgesellschaft für Wohnungs- und Gewerbebau mbH). These positive deviations from the budget were partially offset by higher expenses relating to acquisitions, the LTIP (not yet known at the time when the budget was prepared) and the initial public offering in 2011 and the resulting expenses (e.g., increase in communication costs, etc.).

The shortfall in the results for the Residential Property Management segment in 2013 was attributable, in particular, to a planned property portfolio acquisition that was not implemented, meaning that the associated income was not realised. Earnings from disposals were also less than projected, because acquisition portfolios included properties outside of Berlin, some of which were disposed of at a (book value) loss. In addition, additional expenses were incurred in connection with the takeover of GSW by Deutsche Wohnen, setting up provisions for the planned move from the building in the Charlottenstrasse and the change in the composition of the management board, all of which negatively affected EBIT.

We reconstructed and understood the appraiser’s findings, both qualitatively and quantitatively. Moreover, the results reflect the information we gained from the plausibility discussions with the company. Overall, despite past deviations that either fell below or exceeded the budget, we consider it appropriate to use the business plan as a basis for determining the equity value.

1.7.3	Plausibility of business plan

To check the plausibility of the business plan for the years 2014 to 2016, as well as the GSW business trend through 2063 assumed by the appraiser as part of the business valuation, we analysed the projected earnings of GSW based on past earnings, current economic and legal conditions and the market situation. First of all we examined the documents provided to us. Then we held in-depth discussions on plausibility with those in charge of planning at GSW as well as with the appraiser. The appraiser and GSW also supplied documents and analyses regarding the plausibility steps for the projections. We were readily given additional information and documents along with verbal information by the people responsible for planning at GSW as well as by the appraiser, when requested.

Additionally, we examined the plausibility of the projections based on the market data provided to us by GSW and the appraiser, as well as using our own market research.

a)	Main market trend

The German residential property market is influenced by numerous factors. These include the economic, demographic and political trend in Germany. The significant indicators for Germany’s economic trend include the real gross domestic product, the inflation rate, the employment and unemployment rates and the interest rate.

According to preliminary data from the German Federal Statistical Office, the real gross domestic product rose 0.4% in 2013. This means that growth was lower than in the two previous years (2012: +0.7%; 2011: +3.0%).1 At the same time, however, it must be noted that growth through 2012 reflects the economy’s process of “catching up” following the economic crisis in 2009. According to data from the German Federal Statistical Office, growth projections for real gross domestic product issued by various institutions and economic institutes range from 1.2% to 2.0% and average around 1.8% for 2014. A real increase in gross domestic product of 1.4% to 2.5% is expected in 2015, for an average of 2.0%.

From 2000 to 2013, the average annual inflation rate in Germany was 1.7%; the figure was 1.6% in 2013. In its December 2013 monthly report, the German Bundesbank projects an inflation rate of 1.3% for 2014 and 1.5% for 2015.2

Additional economic indicators used are the employment and unemployment rates. After overcoming the economic crisis in 2009, the employment rate in Germany increased by around 3.0% between 2010 and 2013. In 2013, economic output in Germany relied on an active labour force of around 41.8m people living in Germany, which was approximately 0.6% higher than in the previous year (41.5m).3

Source: German Federal Statistical Office - Working population in Germany

According to the German Federal Statistical Office, the unemployment rate dropped from 7.7% in 2010 to 6.9% in 2013.4 Compared to 2012, the labour market trend has been more robust in 2013. At 6.9%, the 2013 unemployment rate was virtually unchanged from the previous year’s level of 6.8%. For 2014, the German Federal Employment Agency projects a slight increase in the unemployment rate, to 7.2%.

[1]	Real gross domestic product (GDP) trend in Germany from 2008 to 2013*, http://de.statista.com/statistik/daten/studie/74644/umfrage/prognose-zur-entwicklung-des-bip-in-deutschland/, accessed on 1 April 2014.
[2]	German Bundesbank, Monthly Report - December 2013
[3]	German Federal Statistical Office - Working population in Germany
[4]	German Federal Statistical Office – Employment – Labour Market.

Thanks to the interest-rate policy of the European Central Bank, in the aftermath of the economic and financial crisis in 2008 and 2009, the interest rate fell to a historically low level. Recently, another slight decline in the interest rate has been observed. According to information from the Economist Intelligence Unit, the nominal interest rate was 3.9% in 2010. By 2013, the nominal interest rate had dropped further, to 2.8%. According to projections by the Economist Intelligence Unit, the nominal interest rate of 2.8% in 2013 is expected to increase to 3.8% in 2017.5

The demographic trend also plays an important role in the residential property market. According to estimates by the German Federal Statistical Office, the population increased from 80.5m to 80.8m in 2013; this means that for the third consecutive year, the population has been higher than in the respective previous year. This is attributable to a high net immigration rate. The German Federal Statistical Office estimates that the net immigration figure was more than 400,000 people in 2013. In 2012, net immigration to Germany stood at 369,900 people (2011: 279,330 people).6 The German Federal Statistical Office expects the population of Germany, including immigrants, to decline to 65.7m by 2060.

The residential property market in Germany

The mood in the German residential property market is positive. Although in some cases prices for residential properties in other European countries have dropped sharply, the German market has remained stable.7 The Institute for German Economic Research considers the German residential property market to be one of the winners of the financial crisis. On the one hand, the crisis resulted in low interest rates for mortgage loans; on the other hand, low returns from alternative investments and an uncertain environment in the financial markets have cast a new light on property investments.

[5]	Economist Intelligence Unit: Germany Country Outlook
[6]	http://ir.deutsche-wohnen.com/deuwo/pdf/uebernahme/angebotsunterlage_de.pdf, accessed on 28 March 2014.
[7]	Federal Ministry of Transport, Construction and Urban Development, expert discussion on the residential property market

Preparing Germany for the Future, Berlin 2012

The price trend for residential properties is depicted in the following charts.

Source: Association of German Mortgage Credit Banks (Verband deutscher Pfandbriefbanken), calculations by vdpResearch GmbH based on the vdp transaction database, February 2014; German Federal Statistical Office

The number of transactions executed in the German commercial property market in recent years also confirms the positive market trend. Overall, more than 236,000 residential units (2012: around 200,000) were traded in more than 440 transactions (2012: around 300). Here, it should be noted that the market situation is increasingly determined by strategic companies that are listed on the German stock markets. In 2013, they accounted for more than 40% of total transaction volume.8 The trend in transaction volume over time in Germany is shown in the following chart.

Source: Ernst & Young, Trend barometer real estate investment market, Germany 2014

[8]	Jones Lang LaSalle, Transaction volumes in residential property market investments at a 10-year high, January 2014

According to estimates by Jones Lang LaSalle, the residential transaction market will also perform well above average in 2014. Even if the number of large transactions will decline, portfolio allocations, adjustments to holdings and further market consolidation may lead to a transaction volume of at least EUR 11 billion.9

On average, commercially traded residential buildings and portfolios traded at around 2,900 EUR/sqm or EUR 220,000/residential unit. A regional breakdown shows that Berlin was the biggest transaction market. In 2013, the sum of EUR 6.7 billion was invested in the Federal capital, more than four times more than in the previous year. For commercially traded residential properties, the price was 1,100 EUR/sqm or 65,000 EUR/residential unit. According to Jones Lang LaSalle, the average gross return was 7%. In the major metropolitan areas, it is no longer possible to achieve the double-digit returns that were common even for smaller portfolios in the past. Some distance behind is the residential portfolio market in the Rhine-Main region. There, the transaction volume stood at EUR 523m, more than twice as high as in the previous year (Frankfurt: ca. EUR 307m).10

In Frankfurt and the surrounding area, existing residential properties could be purchased in 2013 at an average price of 2,200 EUR/sqm or 150,000 EUR/residential unit (project developments: 3,000 EUR/sqm or 260,000 EUR/residential unit).11 The transaction market in Düsseldorf totalled ca. EUR 300m in 2013, two-thirds higher than the previous year’s volume. For commercial investments in residential properties, prices averaged 1,000 EUR/sqm or 63,500 EUR/residential unit. The residential market in Cologne, meanwhile, advanced to third place nationwide, with an average price of 2,100 EUR/sqm or 150,000 EUR/residential unit.12

In 2012, the German residential property market included 41.55m apartments. Several trends have become apparent over the last 40 years: the number of households has increased steadily, but at the same time the number of people per household has declined. This trend is the result of the increasing number of single or two-person households. As the proportion of elderly people in the population has increased, many older people now live alone following the loss of their life partners. Moreover, many young people now live in single-person households - especially in big cities. Divorces and single parents are leading to an increase in the absolute number of households.13 Accordingly, the number of apartments increased from 41.37m in 2011 to 41.55m in 2012. Further, there is a clear trend towards higher per capita housing needs, as demonstrated by the figures: for

[9]	Jones Lang LaSalle, Berlin housing market, update for 2nd half of 2013
[10]	Jones Lang LaSalle, Berlin housing market, update for 2nd half of 2013
[11]	Jones Lang LaSalle, Frankfurt housing market, update for 2nd half of 2013
[12]	Jones Lang LaSalle, Düsseldorf housing market, update for 2nd half of 2013
[13]	Jones Lang LaSalle, Residential report, Germany 2013

example, the average apartment size has increased from 90.4 sqm (2011) to around 90.6 sqm (2012).14 However, it is currently unclear to what extent this trend will continue in future.15

Increasing demand for residential units also led to a reversal in the trend in new residential construction. Whereas this trend had been on the decline since 1996, there has been a discernible upward trend since mid-2009, thanks to the increasing demand for residential units. In 2010, 5.5% more building permits (188,000) were issued than in 2009 and 0.5% more residential units were completed (prior year: 160,000). This trend also continued in the following years. In 2011, 228,000 apartments were approved – 21% more than in the previous year – and 183,000 apartments were completed – a 14% increase.

The ifo Institute for Economic Research has confirmed this trend and expects growth in new construction of around 236,000 new residential units in newly built residential buildings by 2015. That would represent an increase of 50% over 2010.16 However, the city analysis reveals sharper differences in new residential construction. According to the German Property Association (IVD), the number of permits issued rose most in Frankfurt am Main (+83%) and Berlin (+50%). In Cologne, they decreased sharply (-26%).17

The positive trend in the German residential property market has also been reflected in rent levels in recent years. According to the research and consultancy company F+B, rents rose by 1.3% in 2013. This was roughly the same as the prior-year increase (1.2%). Nevertheless, it should be noted that for new lettings, rents were 1.6% higher, whereas in-place rents increased by only 0.8%.18 The following chart shows the trend in the apartment rent index in Germany from 1995 to 2013.

[14]	German Federal Statistical Office, Buildings and apartments: stock of apartments and apartment buildings, as updated in January 2014
[15]

German Federal Institute for Research on Building, Urban Affairs and Spatial Development, Changes in housing markets: the primary results of the residential market projection for 2025, BBSR CONCISE reports

[16]	Ifo Institute, Trend in residential construction in Germany through 2016 – a study by the construction experts at the ifo Institute, February 2013
[17]

German Property Association (IVD); Federal Association of Property Advisors, Brokers, Managers and Experts (Bundesverband der Immobilienberater, Makler, Verwalter und Sachverständigen e.V.): Rent control will halt positive trend in building permits, November 2013

[18]

F+B Forschung und Beratung für Wohnen, Immobilien und Umwelt GmbH, Report for the first quarter of 2014, Q4 2013 data; http://www.haufe.de/immobilien/entwicklung-vermarktung/marktanalysen/ortsuebliche-vergleichsmieten-steigen-um-13-prozent_84324_219950.html, accessed on 28 March 2014

Source: German Federal Statistical Office; Statista 2014

In contrast to the generally moderate trend in rents, the trends are significantly different in some regional markets in Germany. As shown in the following chart, the rates of increase in the relevant state capitals clearly demonstrate the differences in the regional trends.

Source: F + B – Housing Index 2013

The table below shows average rents in selected big cities in Germany.

Source: F + B – Rent Level Index 2013

In the second half of 2013, rents for new lettings in Berlin reached 8.20 EUR/sqm (second half of 2012: 7.90 EUR/sqm)19 This was the result of a further increase in residential demand. In 2013, the capital’s population increased by around 47,800 people, to over 3.5m inhabitants. According to the Statistical Office for Berlin-Brandenburg, there were around 1.9m apartments in Berlin at the end of 2012 (+5,203 increase in apartments over the previous year), more than 80% of which were occupied by single-person or two-person households.20

In 2012, the average household was comprised of 1.7 people.21 Moreover, although 5,417 apartments were completed in 2012 (+20.6% more than in the previous year), this number was far below demand.22 According to management data, most of the apartments completed are in the luxury segment. Within the various districts of Berlin, rent for new lettings ranged from 5.90 EUR/sqm (Marzahn-Hellersdorf) to 10.00 EUR/sqm (Friedrichshain-Kreuzberg). Although the average rent level in districts such as Marzahn-Hellersdorf is still significantly below the average, the district recorded above-average price increases, because price pressure from demand has now spread beyond the central areas that have traditionally been considered good residential areas.23 Politicians have reacted to the housing shortage with a number of measures, such as the “Alliance for social housing policy and affordable rent”, under which 30,000 apartments are to be built by 2016. Overall, asking rents have increased 1.7% p.a. since 2004 – approximately the same as the rate of inflation. The above-average growth in recent years is likely to continue, given the strong demand pressure, but this will be restrained by the trend in incomes, which are expected to increase more slowly.24

In Frankfurt am Main, asking rents rose 2.5% on a yearly basis to 12 EUR/sqm in the second half of 2013. Here, too, the trend was attributable to the growth of the city’s population, which added 6,500 people for a total of around 685,000 people. This resulted both from a high birth rate and from strong growth in the number of immigrants, with the highest growth seen in the city’s outskirts. As in Berlin, there are significant differences in rents amongst the various districts. For example, the average rent in Frankfurt’s West district was 9.40 EUR/sqm in the second half of 2013, whilst the North and South West

[19]	Jones Lang LaSalle, Berlin housing market, update for 2nd half of 2013
[20]

Statistical Office for Berlin-Brandenburg, Press release no. 337 dated 5 December 2013; Statistical Office for Berlin-Brandenburg, https://www.statistik-berlin-brandenburg.de/BasisZeitreiheGrafik/Bas-Mikrozensus.asp?Ptyp=300&Sageb=12002&creg=BBB&anzwer=2, accessed on 14 April 2014

[21]	Statistical Office for Berlin-Brandenburg, https://www.statistik-berlin-brandenburg.de/BasisZeitreiheGrafik/Bas-Mikrozensus.asp?Ptyp=300&Sageb=12002&creg=BBB&anzwer=2, accessed on 14 April 2014
[22]	Statistical Office for Berlin-Brandenburg, Press release no. 128 dated 13 May 2013
[23]	Jones Lang LaSalle, Berlin housing market, update for 2nd half of 2013; IBB Housing market report 2013
[24]	IBB Housing market report 2013

End and Bockenheim reported average rent of 14.40 EUR/sqm. All in all, asking rents increased on average by 3.5% p.a., which is significantly above the inflation rate. Supply and demand indicators suggest that rents in Frankfurt am Main will continue to increase.25

Düsseldorf also experienced year-on-year growth (+0.4%) thanks to a high influx of people. New construction projects brought growth to the districts of Vennhausen and Unterbach, in particular, whilst inner-city areas such as Pempelfort and Bilk also saw increases. Overall, it is clear that, although the population is rising, the number of households in Düsseldorf is declining, because the number of young families attracted to central areas of the city or to new construction projects is increasing. Nevertheless, single households continue to dominate the central regions of the city.26 In the second half of 2013, the average asking rent was 9.35 EUR/sqm - a year-on-year increase of 3.8%. Approximately one-half of the price increase was due to new construction projects. The lowest average rent was found to be in the Garath and Hellerhof districts (7.30 EUR/sqm). Oberkassel reported the highest rent: 17 EUR/sqm. Overall, asking rents have increased on average 1.8% p.a., approximately in line with the rate of inflation. Currently, the weak performance of the high-priced districts is acting as a brake on the general upward trend in rents. It remains to be seen whether the upswing in prices can be maintained, in light of the numerous new construction projects.

The property market in Hanover has stagnated since the mid-1990s. On average, apartment rents ranged from 5.00 to 6.00 EUR/sqm from the early 1990s to around 2008-09. It has been apparent for the last two years that a sea change is underway. Light population growth, combined with very little new construction and demand for more living space per inhabitant, resulted in excess demand and led to 15% price increases in 2011, with apartment rents ranging from 6.00 EUR/sqm to 11.00 EUR/sqm. According to estimates, the market will continue to see increasing shortages, because the influx from outside is continuing, there is an increasing demand for more living space per person and the number of new construction projects will be too low.27 In Brunswick, too, the population is expected to increase by 11% by 2030, with the number of households increasing by as much as 13% in line with market trends.28

[25]	Jones Lang LaSalle, Frankfurt housing market, update for 2nd half of 2013
[26]	Jones Lang LaSalle, Düsseldorf housing market, update for 2nd half of 2013
[27]	Engel&Völkers, Market information, Hanover 2012-2013
[28]	CIMA Institut für Regionalwirtschaft GmbH, Projections for housing and individual locations to 2030 for Lower Saxony, on behalf of NBANK

The vacancy rate is an important indicator for the housing markets, providing information both on local and regional demand and on supply. In 2011, the nationwide vacancy rate was 4.4%. In eastern Germany, the vacancy rate stood at 7% - almost twice as high as in the west (3.7%). Here too, though, there are regional differences; some areas in the east have vacancy rates of 3% and some in the west have vacancy rates of over 10%.29 For example, Jones Lang LaSalle estimated the vacancy rate in Berlin in mid-2013 at 2%, due to high demand and the low volume of new construction.30 By contrast, the vacancy rate in Düsseldorf is estimated at 3.5%.31

The government plans to halt the rapid increase in apartment rents in big cities with rent controls and an increase in new construction. According to the coalition agreement, rent increases will be capped for lease renewals. In future, the new rent will not be allowed to exceed the customary local rent by more than 10%. Under the current bill, however, rent control may be applied only in “areas demonstrated to have constricted housing markets”. States and communities may define the areas in which they want to apply the rent control. According to the bill, objective criteria may include a particularly low vacancy rate, an above-average population increase or high increases in rent for new lease agreements. The local rent index should serve as a benchmark. Initial lease agreements and very extensive renovations are exempted from the bill. It is still unclear when the new law on rent control will finally be passed and enter into force.32

b)	Competition

As a rule, tenants focus on an apartment’s location, rent and fixtures, with the landlord playing only a small role in apartment selection.

In addition to listed companies such as Deutsche Annington SE, GAGFAH SA, Colonia Real Estate, GAG Immobilien AG, LEG Immobilien AG and TAG Immobilien AG, GSW’s and Deutsche Wohnen’s competitors also include the municipal housing companies, Family Offices and foreign investors.

In the Berlin region, the main municipal residential construction companies are degewo AG, GEWOBAG AG, HOWOGE Wohnungsbaugesellschaft mbH and WBM Wohnungsbaugesellschaft Berlin-Mitte GmbH.

[29]	Jones Lang LaSalle, Housing market report, Germany 2013
[30]	Jones Lang LaSalle, Berlin housing market, update for 2nd half of 2013
[31]	Jones Lang LaSalle, Düsseldorf housing market, update for 2nd half of 2013
[32]	Immobilienzeitung.de on 23 January 2014; Die Welt on 20 March 2014

degewo AG, Berlin, owns and manages rental properties, primarily those in its own portfolio. Its holdings include 73,000 apartments. The core business of degowo AG is portfolio management. The company’s business is focused on the State of Berlin.

GEWOBAG AG, Berlin, holds a portfolio of around 57,700 apartments in Berlin and Brandenburg State, as well as 1,500 commercial sites. The company also provides property services. The company is owned by the State of Berlin and its mission is to provide a decent supply of housing for rent and/or sale to a large segment of the population.

HOWOGE Wohnungsbaugesellschaft mbH, Berlin, has a residential portfolio of 54,134 apartments, 768 commercial units and 8,634 other units.

WBM Wohnungsbaugesellschaft Berlin-Mitte GmbH, Berlin, manages around 33,000 apartments, most of which are located in Berlin-Mitte. The company’s core business also includes the sale of rental apartments, owner-occupied homes and commercial property and the administration of its own and third-party portfolios. This includes many prefabricated concrete apartment blocks, the value of which is increased through renovation.

Based on our own analyses of the market and competitive environment of Deutsche Wohnen and GSW, we consider the appraiser’s assessment of the market and competitive situation to be appropriate.

c)	GSW projected results

The projected IFRS income statements for GSW for financial years 2014 to 2016 prepared in accordance with the total-cost method, including non-genuine synergies – compared to the adjusted results for financial years 2011 to 2013 – are shown in the following table33:

Income statement - GSW	Act		Act		Act		Plan		Plan		Plan
in EUR m	2011		2012		2013		2014		2015		2016
Potential gross rental income	203.1	100.0%	219.9	100.0%	244.8	100.0%	258.8	100.0%	260.4	100.0%	261.4	100.0%
Growth			8.2%		11.3%		5.7%		0.6%		0.4%

Vacancy loss	-9.2	-4.5%	-9.0	-4.1%	-8.6	-3.5%	-6.6	-2.6%	-6.7	-2.6%	-6.6	-2.5%

Current gross rental income	193.9	95.5%	210.9	95.9%	236.2	96.5%	252.2	97.4%	253.7	97.4%	254.8	97.5%

Rental loss	-6.3	-3.1%	-5.4	-2.4%	-5.2	-2.1%	-5.2	-2.0%	-5.3	-2.0%	-5.2	-2.0%
Non-recoverable operating costs	-7.9	-3.9%	-6.3	-2.9%	-6.6	-2.7%	-4.2	-1.6%	-3.4	-1.3%	-2.2	-0.8%
Maintenance	-17.7	-8.7%	-18.9	-8.6%	-19.9	-8.1%	-23.7	-9.2%	-23.8	-9.1%	-23.0	-8.8%
Other expenses	0.5	0.3%	0.3	0.1%	-5.4	-2.2%	-6.3	-2.4%	-4.7	-1.8%	-3.0	-1.1%
Facilita	1.4	0.7%	1.8	0.8%	2.1	0.9%	1.6	0.6%	2.3	0.9%	2.6	1.0%

Earnings from Property Management	163.9	80.7%	182.4	83.0%	201.3	82.2%	214.5	82.9%	218.9	84.1%	224.0	85.7%
Disposal proceeds	56.8	28.0%	68.5	31.1%	110.2	45.0%	50.0	19.3%	41.8	16.1%	41.8	16.0%
Cost of sales	-9.0	-4.4%	-8.9	-4.1%	-7.3	-3.0%	-5.7	-2.2%	-5.3	-2.0%	-5.2	-2.0%
Carrying amounts of assets sold	-44.0	-21.7%	-49.5	-22.5%	-98.4	-40.2%	-34.4	-13.3%	-29.0	-11.1%	-29.0	-11.1%

Earnings from Disposals	3.8	1.9%	10.1	4.6%	4.5	1.8%	9.9	3.8%	7.5	2.9%	7.6	2.9%
Corporate expenses	-50.2	-24.7%	-53.2	-24.2%	-50.8	-20.7%	-45.9	-17.7%	-44.3	-17.0%	-41.0	-15.7%
Other operating expenses and income	—	0.0%	—	0.0%	—	0.0%	-0.3	-0.1%	—	0.0%	—	0.0%

Other expenses and income	-50.2	-24.7%	-53.2	-24.2%	-50.8	-20.7%	-46.2	-17.8%	-44.3	-17.0%	-41.0	-15.7%

EBITDA	117.6	57.9%	139.4	63.4%	155.0	63.3%	178.3	68.9%	182.1	69.9%	190.7	72.9%

Depreciation and amortisation	-1.0	-0.5%	-0.8	-0.3%	-0.5	-0.2%	-1.0	-0.4%	-0.8	-0.3%	-0.5	-0.2%

EBIT	116.6	57.4%	138.6	63.0%	154.5	63.1%	177.3	68.5%	181.3	69.6%	190.2	72.7%

Source: Management information

[33]	The modifications and additions made for technical reasons relating to the valuation are already included in this table and the following tables.

Current gross rental income

The current gross rental income is equal to potential gross rental income minus the vacancy loss resulting from vacancies (the vacancy rate).

The table below shows expected current gross rental income for the years 2014 to 2016 and a comparison with the figures for financial years 2011 to 2013:

Current gross rental income - GSW	Act	Act	Act	Plan	Plan	Plan
in EUR m	2011	2012	2013	2014	2015	2016
Potential gross rental income Residential	179.7	197.9	223.9	237.8	242.0	246.3
Potential gross income Others	13.5	14.2	15.4	15.9	15.3	14.0
Subsidies	9.9	7.9	5.5	5.1	3.0	1.1

Potential gross rental income	203.1	219.9	244.8	258.8	260.4	261.4
Growth		8.2%	11.3%	5.7%	0.6%	0.4%

Vacancy loss	-9.2	-9.0	-8.6	-6.6	-6.7	-6.6
in % of potential gross rental income	-4.5%	-4.1%	-3.5%	-2.6%	-2.6%	-2.5%

Current gross rental income	193.9	210.9	236.2	252.2	253.7	254.8
Growth		8.8%	12.0%	6.8%	0.6%	0.4%

Source: Management information

Past growth in current gross rental income was attributable, in particular, to portfolio growth.

Number and space of residential units and commercial - GSW	Act	Act	Act	Plan	Plan	Plan
	2011	2012	2013	2014	2015	2016
Residential units (01.01)	48,776	52,790	58,668	59,949	59,323	58,823
Residential units (31.12)	52,790	58,668	59,949	59,323	58,823	58,323
Ø Residential units	50,783	55,729	59,309	59,636	59,073	58,573
Total area residential in sqm k (01.01)	3,003	3,244	3,547	3,616	3,576	3,545
Total area residential in sqm k (31.12)	3,244	3,547	3,616	3,576	3,544	3,513
Ø Total area residential in sqm k	3,124	3,396	3,582	3,596	3,560	3,529
Total area commercial in sqm k (01.01)	101	102	108	113	113	113
Total area commercial in sqm k (31.12)	102	108	113	113	113	113
Ø Total area commercial in sqm k	102	105	110	113	113	113

Potential gross rental income Residential	179.7	197.9	223.9	237.8	242.0	246.3
Potential gross rental income Residential per sqm 1)	5.08	5.22	5.44	5.63	5.74	5.84

1)

In the past in-place rent by the end of the year without acquired or sold residential portfolios; in the planning potential gross rental income with regards to the average residential area incl. subsidies

Source: Management information

The increase in current gross rental income in 2012 and 2013 vis-à-vis the previous year is mainly attributable to the following effects:

In the fourth quarter of 2011 and in 2012, portfolios were acquired, thereby increasing the overall portfolio.

The average in-place rent for rented residential units increased. On a like-for-like basis, i.e., excluding portfolios bought or sold during the current year, in-place rent as at 31 December 2012 increased from 5.08 EUR/sqm to EUR 5.20 EUR/sqm. On a like-for-like basis, in-place rent as at 31 December 2013 increased from 5.22 EUR/sqm to EUR 5.44 EUR/sqm.

The vacancy rate relating to residential units (excluding portfolios acquired and/or sold in 2012) dropped from 3.4% as at 31 December 2011 to 2.8% as at 31 December 2012. As at 31 December 2013 (excluding portfolios acquired and/or sold in 2013), the vacancy rate decreased further, from 2.7% auf 2.2%.

The projected trend in current gross rental income from 2014 to 2016 is based mainly on the following assumptions:

No portfolio acquisitions are assumed for the business plan. Because of projected portfolio sales, the portfolio trend declines slightly, with the portfolio in 2014 still averaging higher over the course of the year than in 2013. Because of this assumption, the growth rate used in the business plan is significantly lower than the growth rate in the past.

In 2014, based on the potential gross portfolio income as at 31 December 2013, an increase of 1.9% per sqm is assumed for all residential properties. The 2014 budget was made at the level of the individual residential properties. In 2015 and 2016, increases of 2.5% per sqm p.a. in potential gross rental income were assumed across the entire portfolio based on the previous year’s average potential gross rental income, along with additional rent increases due to investments to renovate the portfolio. Overall, potential gross rental income increases of 2.7% per sqm p.a. are expected in 2015 and 2016. The rent increases should also be viewed in light of the fact that GSW’s average in-place rents are below the market level.

The residential property vacancy rate is expected to decline further to 2.0% in 2014 and to 1.9% in 2015 and 2016. In our view, this improvement will also be achieved through improved marketing of the residential units being vacated.

The potential gross rental income from other types of use, which is generated mainly by commercial space, will decline from 2015 because of GSW’s plans to move out of the leased property in the Charlottenstrasse, some parts of which are under sub-leases.

The grants received by GSW for subsidised housing in the Greater Berlin area are expected to decline, the assumption being that the trend of recent years will continue.

Working with the company, the appraiser extended the business plan out to 2063 as part of the valuation. For the extended business plan period, the following assumptions were made regarding current gross rental income.

Disposals are still assumed for 2017. After that date, no further changes are expected in the portfolio.

Increases in potential gross rental income are expected in 2017 and 2018, as in the detailed planning period for 2015 and 2016. Potential gross rental income based on the following assumptions is planned from 2019: It is assumed that the market rent for GSW’s portfolio stood at 6.16 EUR/sqm as at 31 December 2013 and that it will increase by 1.0% p.a. Moreover, it is expected that 7.9% of tenants change every year and that new tenants sign lease agreements for market-level rent. For the in-place rent before the change in tenants, an annual increase of 1.0% is also assumed. Under these assumptions, the entire portfolio will be leased at market rents by 2031. After that, the potential gross rental income increases by 1.0% p.a.

In 2017 and 2018, another improvement in the residential unit vacancy rate is assumed, lowering the vacancy rate to 1.8%. From 2019, a constant vacancy rate is assumed.

Expenses from Residential Property Management

Expenses from Residential Property Management include the following items:

Expenses from Residential Property Management - GSW	Act	Act	Act	Plan	Plan	Plan
in EUR m	2011	2012	2013	2014	2015	2016
Rental loss	-6.3	-5.4	-5.2	-5.2	-5.3	-5.2
in % of potential gross rental income	-3.1%	-2.4%	-2.1%	-2.0%	-2.0%	-2.0%
Non-recoverable operating costs1)	-7.9	-6.3	-6.6	-4.2	-3.4	-2.2
in % of potential gross rental income	-3.9%	-2.9%	-2.7%	-1.6%	-1.3%	-0.8%
Maintenance	-17.7	-18.9	-19.9	-23.7	-23.8	-23.0
in % of potential gross rental income	-8.7%	-8.6%	-8.1%	-9.2%	-9.1%	-8.8%
Other expenses1)	0.5	0.3	-5.4	-6.3	-4.7	-3.0
in % of potential gross rental income	0.3%	0.1%	-2.2%	-2.4%	-1.8%	-1.1%

Expenses from Residential Property Management	-31.4	-30.3	-37.0	-39.3	-37.1	-33.4
in % of potential gross rental income	-15.4%	-13.8%	-15.1%	-15.2%	-14.2%	-12.8%
Facilita	1.4	1.8	2.1	1.6	2.3	2.6
in % of potential gross rental income	0.7%	0.8%	0.9%	0.6%	0.9%	1.0%

1)	incl. non-genuine synergies which are not included in the stand alone business plan

Source: Management information

Rental loss expenses primarily encompass expenses relating to unpaid rent, allowances for bad debt and legal expenses. The expenses declined in 2012 and 2013, both in absolute terms and as a ratio of potential gross rental income. According to information from the company, this trend resulted from cost-cutting and better payment practices by tenants. Based on 2013 expenses, expenses of approximately 2.0% of potential gross rental income were planned. This ratio was also part of the assumptions used to extend the business plan out to 2063.

A portion of the non-recoverable operating costs cannot be recovered for legal reasons. Further, some of the operating costs cannot be recovered due to vacancies. Non-recoverable operating costs as a percentage of potential gross rental income decreased significantly in 2012 and 2013. GSW plans further reductions in operating costs, in part because of the lower vacancy rates and in part because of an improvement in the management of operating costs. Moreover, the move from the building in the Charlottenstrasse should also lower non-recoverable operating costs, because at the present time portions of the building are under sub-leases, but not all of the associated operating costs can be passed on. All in all, the company hopes to reduce non-recoverable operating costs to 0.8% of potential gross rental income by 2016. For the extended planning period, it is assumed that operating costs will drop to 0.7% of potential gross rental income by 2018. After that, cost increases of 1.0% p.a. are expected.

Maintenance mainly includes investments and expenses for ongoing maintenance, renovation, maintenance relating to tenant changes and allocations for owners’ associations. Only uncapitalised maintenance is shown in the income statement. The following table shows both maintenance affecting earnings and capitalised maintenance:

Maintenance - GSW	Act	Act	Act	Plan	Plan	Plan
in EUR m	2011	2012	2013	2014	2015	2016
Potential gross rental income	203,1	219,9	244,8	258,8	260,4	261,4

Maintenance expenses	-17,7	-18,9	-19,9	-23,7	-23,8	-23,0
in % of potential gross rental income	-8,7%	-8,6%	-8,1%	-9,2%	-9,1%	-8,8%
Capitalised modernisation expenses	-19,8	-26,3	-33,5	-33,9	-33,3	-33,1
in % of potential gross rental income	-9,7%	-12,0%	-13,7%	-13,1%	-12,8%	-12,6%

Total maintenance	-37,5	-45,3	-53,4	-57,6	-57,1	-56,1
in % of potential gross rental income	-18,5%	-20,6%	-21,8%	-22,3%	-21,9%	-21,4%
Ø Total area in sqm k	3.225	3.501	3.692	3.709	3.673	3.642
Maintenance expenses in EUR per sqm	5,49	5,41	5,39	6,39	6,48	6,32
Total maintenance in EUR per sqm	11,63	12,93	14,45	15,54	15,55	15,39
Capitalisation ratio	52,7%	58,1%	62,6%	58,9%	58,3%	58,9%

Source: Management information

In the past, total maintenance – both capitalised and uncapitalised maintenance – increased in absolute terms as well as a percentage of potential gross rental income and as a percentage of square meters in the portfolio. The business plan assumes that the maintenance to be carried out is mainly to maintain the status quo and includes only a small number of renovations which will then lead to rent increases. The business plan assumes a higher level of maintenance than in the past. In 2017 and 2018, maintenance is expected to be at a level comparable to 2016 (2017: 15.37 EUR/sqm; 2018: 15.34 EUR/ sqm). From 2019, it is assumed that maintenance will increase by 1.0% p.a.

Following the detailed planning period, it is assumed that the capitalisation ratio will gradually decline, dropping to 30.0% by 2033.

The other expenses contain marketing expenses, lease payments, administrative fees and other items. For 2014, it is assumed that administrative fees will increase initially due to portfolios acquired in the past, which will lead to an overall increase in other expenses compared to 2013. From 2015, it is assumed that administrative fees will decrease substantially, as the business plan assumes that these administrative activities will be taken over by GSW. In the extended planning period, in 2017 und 2018 other expenses are expected to be at the same level as in 2016. From 2019, annual cost increases of 1.0% are assumed.

FACILITA

FACILITA provides infrastructure and technical facility management services. These services are performed both internally and for third parties. Services provided to third parties generate a positive contribution to earnings from Residential Property Management for GSW. Because subcontractor expenses are increasing, it is assumed that this item will decrease in 2014. In 2015 and 2016, increasing revenues will lead to an increase in the contribution to earnings. In the extended business plan period, the earnings contribution is expected to decline slightly in 2017 (EUR 2.5m), to remain constant in 2018 and then to grow by 1.0% p.a.

Earnings from Residential Property Management

Earnings from Residential Property Management - GSW	Act	Act	Act	Plan	Plan	Plan
in EUR m	2011	2012	2013	2014	2015	2016
Earnings from Property Management	163,9	182,4	201,3	214,5	218,9	224,0

Growth		11,3%	10,3%	6,6%	2,1%	2,3%
in % of potential gross rental income	80,7%	83,0%	82,2%	82,9%	84,1%	85,7%

Source: Management information

In the business plan, the increase in earnings from Residential Property Management is below the growth rate in 2012 and 2013. This is attributable to the fact that GSW’s past was characterised by acquisitions, but no portfolio acquisitions are included in the business plan. As a percentage of potential gross rental income, earnings from Residential Property Management increase disproportionately from 2014 to 2016 and are at a higher level than in the past.

Earnings from Residential Property Management are expected to decline steadily until 2033, to 81.1% of potential gross rental income. This is because the business plan assumes that the maintenance capitalisation ratio will drop to 30.0% by 2033, which will cause maintenance expenses affecting income to increase disproportionately. However, total maintenance, i.e. capitalised maintenance and maintenance affecting income, will grow at a disproportionately low rate as a percentage of potential gross rental income. This is due to the harmonisation of GSW’s rents with the market level.

Based on the discussions held, the documents received to underlay the assumptions and our plausibility checks, we believe that the projected earnings from Residential Property Management contained in the detailed business plan and in the extended business plan are appropriate.

Earnings from Disposals

The detailed business plan assumes disposals of residential units. These can be summarised as follows:

Earnings from Disposals - GSW	Act	Act	Act	Plan	Plan	Plan
in EUR m	2011	2012	2013	2014	2015	2016
Disposal proceeds	56,8	68,5	110,2	50,0	41,8	41,8
Sold area in sqm k	58,9	56,8	113,6	40,1	31,5	31,5
Sales proceeds per sqm k (in EUR)	965	1.206	970	1.247	1.328	1.328
Cost of sales	-9,0	-8,9	-7,3	-5,7	-5,3	-5,2
in % of sales proceeds	-15,9%	-13,0%	-6,6%	-11,4%	-12,7%	-12,4%
Carrying amounts of assets sold	-44,0	-49,5	-98,4	-34,4	-29,0	-29,0
in % of sales proceeds	-77,4%	-72,2%	-89,3%	-68,8%	-69,4%	-69,4%

Earnings from Disposals	3,8	10,1	4,5	9,9	7,5	7,6
Margin	6,7%	14,8%	4,1%	19,8%	17,9%	18,2%

Source: Management information

Overall, the company has defined four portfolios that are intended for disposal. As expected, two of the four portfolios will be disposed of in their entirety in 2014. The other two portfolios will be sold by 2017. The sales prices per portfolio used in the assumptions for the business plan were determined by GSW, based on market research and empirical values.

The carrying amount of the residential units sold must be compared to the disposal proceeds.

The expected selling expenses primarily consist of commission payments to brokers. Brokers’ expenses are based on an estimate of brokers’ fees per sqm per portfolio. The business plan assumes that the brokers’ fees per sqm per portfolio will remain constant.

Based on the discussions held, the documents received to underlay the assumptions and our plausibility checks, we believe that the projected earnings from disposals are appropriate.

Other expenses and income

The Other expenses and income mainly consist of corporate expenses. These can be broken down into staff expenses and general and administration expenses.

Other expenses/income - GSW	Act	Act	Act	Plan	Plan	Plan
in EUR m	2011	2012	2013	2014	2015	2016
Staff expenses	-29.2	-31.3	-29.5	-27.9	-28.0	-25.8
General and administration expenses	-20.9	-21.9	-21.3	-18.0	-16.4	-15.2
Corporate expenses1)	-50.2	-53.2	-50.8	-45.9	-44.3	-41.0
in % of potential gross rental income	-24.7%	-24.2%	-20.8%	-17.7%	-17.0%	-15.7%
Other operating expenses and income	—	—	—	-0.3	—	—
in % of potential gross rental income	0.0%	0.0%	0.0%	-0.1%	0.0%	0.0%

Other expenses and income	-50.2	-53.2	-50.8	-46.2	-44.3	-41.0
in % of potential gross rental income	-24.7%	-24.2%	-20.8%	-17.8%	-17.0%	-15.7%

1)	incl. non-genuine synergies which are not included in the stand alone business plan

Source: Management information

Because of cost-cutting in the administration department, staff expenses are expected to be lower in 2014 than in 2013. In 2015, staff expenses are expected to increase slightly. The decrease in 2016 is attributable to non-genuine synergies.

General and administration expenses mainly include consultancy, IT, office space and insurance costs. The decrease in general and administration expenses during the planning period is primarily attributable to the move from the building in the Charlottenstrasse. In addition, lower project expenses are expected from 2015.

The extended business plan assumes that, in absolute terms, general and administration expenses will reach their lowest point in 2016 and will remain constant in 2017 and 2018. From 2019, an increase of 1.0% is assumed for total corporate expenses.

Depreciation and amortisation

During the planning period, depreciation and amortisation are expected to remain at the same level as in previous years.

EBIT

EBIT - GSW	Act	Act	Act	Plan	Plan	Plan
in EUR m	2011	2012	2013	2014	2015	2016
Potential gross rental income	203.1	219.9	244.8	258.8	260.4	261.4
Earnings from Property Management	163.9	182.4	201.3	214.5	218.9	224.0
Earnings from Disposals	3.8	10.1	4.5	9.9	7.5	7.6
Corporate expenses	-50.2	-53.2	-50.8	-45.9	-44.3	-41.0
Other operating expenses and income	0.0	0.0	0.0	-0.3	0.0	0.0
Depreciation an amortisation	-1.0	-0.8	-0.5	-1.0	-0.8	-0.5

EBIT	116.6	138.6	154.5	177.3	181.3	190.2
Growth		18.9%	11.4%	14.8%	2.3%	4.9%
in % of potential gross rental income	57.4%	63.0%	63.1%	68.5%	69.6%	72.7%

Source: Management information

EBIT in the detailed business plan period exceeds adjusted EBIT in the past period observed. The EBIT margin relative to potential gross rental income in the detailed business plan is also higher than the historical margins. This is partly attributable to the improvement in the earnings from Residential Property Management (both in absolute terms as well as relative to potential gross rental income) and partly to the higher margin on disposals. Additionally, it is assumed corporate expenses will fall.

Based on our analysis and the explanations given we find the planned EBIT plausible.

Derivation of sustainable earnings

For reasons of presentation, the items in the income statement for the extended business plan period of 2017 until 2063 were converted on a present value basis to annuity earnings for the years 2017 et seq.

In deriving the sustainable earnings, the years 2017 and 2018 were planned in the same way as the detailed business plan period of 2015 and 2016. The last portfolio disposals should be made in 2017.

The alignment of GSW rents to market level was modelled from 2019, and should be achieved by 2031. Provided expenses are dependent on changes in potential gross rental income (e.g. vacancy loss), they will grow proportionally to potential gross rental income. Other expenses as well as potential gross rental income after 2031 were projected at a growth rate of 1.0%. The only exception is maintenance, whose impact on profit and loss increases more strongly. However, this is merely due to a decline in the capitalisation rate.

The appraiser assumed the earnings from 2064 et seq. based on a continuation of the business plan until 2063 and a growth rate of 1.0%. Extending the business plan, the company finds itself in a steady state upon switching to the terminal value, where no catch-up effects are anticipated in terms of income and expenses, or from an investment perspective.

Please note that it is not compulsory to extrapolate the last business plan year, it can also be appropriate to apply an average of the detailed business plan period for the terminal value (see OLG Munich, 31 March 2008, 31 Wx 88/086, ratio decidendi note 23 and OLG Frankfurt, 20 December 2010, 5 W 51/09, ratio decidendi p. 14, with reference to economic fluctuations; Ernst/Schneider/Thielen, Producing and Understanding Business Valuations, Ed. 3, 2008, p. 44, which warn about projecting completely unrealistic results forward; Peemöller/Kunowski, Discounted Earnings Method as per IDW, in: Peemöller, Handbook on Business Valuations, Ed. 5, 2012, pp. 275, 309). As a percentage projection would have been an appropriate alternative, we see no reason to replace this approach with other equally justifiable assumptions (see OLG Frankfurt, 20 December 2010, 5 W 51/09, ratio decidendi p. 13).

Following our discussions with the GSW management board on relevant success factors and based on the results of our market and competitor analysis we find both the projected results in the extended business plan period until 2063 and the sustainable earnings to be appropriate.

In the long-term view based on sustainable earnings, depreciation is replaced by the average reinvestment expenditure required to maintain business operations. The sustainable reinvestment rate was derived on the basis of planned investments and depreciation in the detailed business plan period taking the sustainable growth rate into account, as well as in agreement with the estimates made by the GSW management board.

We consider the derivation of sustainable earnings to be appropriate.

Evaluation of the business plan

We verified the methods and calculations of the GSW appraiser and their projection in the extended business plan period, as well as the projection of sustainable earnings.

According to our analyses, the business plan of GSW depicts the main contributions expected in the future to the earnings of the group. Against the backdrop of past results as well as expected economic and demographic conditions, we consider this to be appropriate. This development is confirmed by the market analyses carried out by the appraiser as well as by our own examination.

Based on discussions held, documents received to underlay assumptions and our plausibility examination, the business plan underlying the valuation as well as its extension through the extended business plan period and sustainable earnings all appear appropriate in our view.

Overall, the projections are based on clear assumptions as well as a planning process with suitable methods, providing an appropriate reflection of the future earnings capacity of GSW.

1.7.4	Financial result

The financial result comprises net interest income and the investment result.

Net interest income was projected by the appraiser based on the net interest result planned by the company using the conditions in the current credit portfolio as well as planned developments in the property portfolio. For the detailed business plan period of 2014 to 2016 and in the extended business plan until 2063, the interest income and expenses were derived by the appraiser on an integrated basis using the business plan balance sheets and the business plan cash flow statements based on the consolidated balance sheet for the year ended 31 December 2013, earnings and investment planning, the financing structure and distribution assumptions. This was in order to take account of any effects impacting on liquidity from the business plan balance sheets and the business plan income statements.

The detailed business plan assumed a moderate increase in interest rates for property loans from roughly 3.7% in 2014 to 3.8% in 2016. The interest rates were derived based on current loans and assumed repayments. An incremental rise in the interest rate to 4.0% is anticipated during the extended business plan period until 2021. This interest rate is derived from an assumed risk-free interest rate of 2.50% and a spread of 1.50%. The spread stands at a comparable level to loan contracts concluded in the past. The interest expense also includes interest expenditure from finance leasing, pensions, early repayment penalties as well as interest effects from accrued interest on loans and the amortisation of capitalised financing costs. The appraiser recorded interest income from liquid funds too – provided such are non-operating assets.

The planned investment result comprises unconsolidated affiliated businesses, joint ventures and associated companies. Investment income from companies in liquidation was also taken into account in 2014. The expected results from the liquidation were included in the valuation by the appraiser as a special value.

We comprehended the content of the financial result calculation, and based on our analyses and discussions with the management of GSW along with the appraiser we found it to be methodically appropriate and plausible.

1.7.5	Income taxes

In the calculation, the earnings were reduced by the tax burden arising at company level. In terms of income taxes, the appraiser took account of local business tax at a rate of 14.35% and with an average rate of assessment of 410%, as well as corporate income tax plus the solidarity surcharge in accordance with the current system of taxation.

When determining the taxable base as well as income taxes, the main differences between earnings before tax in accordance with HGB and the earnings under tax law regulations for calculating profit were taken into account in the calculation, where applicable.

To our information, GSW had local business tax carry forwards of EUR 1.5 billion at 31 December 2013 and corporate income tax loss carry forwards of EUR 1.5 billion. Following the acquisition by Deutsche Wohnen of shares in GSW, the company assumes the loss carry forwards at GSW are forfeited in accordance with Section 8c of the German Corporate Income Tax Act (KStG). If the loss carry forwards do not exceed the hidden reserves in GSW’s operating assets at the time of the acquisition, the loss carry forward may continue to be deducted in accordance with Section 8c (1) p. 6 KStG. In this context the company assumes that loss carry forwards of roughly EUR 0.7 billion will not be forfeited. Consequently, a loss carry forward of EUR 0.7 billion was taken into account for the business plan period when calculating the local business tax and the corporate income tax charge, which resulted in a reduction of the tax expense.

GSW is subject to the interest barrier rules, which restrict the tax deductibility of interest expenses when assessing taxable income. Therefore it cannot be ruled out that these rules could give rise to tax charges in future, as this has not yet been part of audits at GSW. For the benefit of minority shareholders the appraiser assumed that deductions of interest expense will not be restricted, which means the entire interest expense reduced the taxable base in the whole business plan period too.

The procedure chosen by the appraiser for taking income taxes into consideration is comprehensible on the whole and produces plausible results.

1.7.6	Minority share consolidated earnings

The minority share recognised under consolidated earnings relates to the share in the planned annual profit that pertains to shareholders outside the group. The minority share consolidated earnings in the business plan were determined based on the percentage minority share consolidated earnings in the 2013 consolidated profit.

1.7.7	Net distributions expected

For the business plan period from 2014 to 2063, the appraiser assumed a distribution of 60% of the Funds from Operations before sale (FFO without sale), in agreement with the company. FFO without sale reflects the earnings from operating activities before depreciation and earnings from disposals.

The share of profits not distributed in the detailed business plan period from 2014 to 2016 is used by assumption to finance investments and reduce debts. This improved net interest income and the capital structure. Between 2017 and 2042 the entire undistributed profit is allocated to shareholders as a retention value. From 2043, internal financing of EUR 6m to EUR 11m p.a. is assumed to secure a steady loan-to-value ratio. The remainder is allocated to shareholders as a retention value.

To finance the sustainable growth in the terminal value the appraiser calculated a retention amounting to 1.0% based on equity capital as of the end of 2063.

For the terminal value, the appraiser applied a distribution ratio of 50% of distributable earnings. This lies within the historical range of distribution ratios observed for the German market, which are between 40% and 70% according to an analysis.34 We consider the distribution ratio applied to be appropriate on the distribution practices of listed peer-group companies for GSW.

For the distribution values the appraiser calculated the personal taxes as appropriate with due consideration of the capital gains tax. A rate of 25% plus the solidarity surcharge of 5.5% was used for the capital gains tax (26.375% in total).

The amounts calculated as the retention value were burdened with an effective capital gains tax amounting to a standardised 12.5% (half the nominal tax rate) plus the solidarity surcharge (a total of 13.188%) with due consideration of a long holding duration.

[34]	Wagner/Jonas/Ballwieser/Tschöpel: Further Development of Business Valuation Principles [Weiterentwicklung der Grundsätze zur Durchführung von Unternehmensbewertungen] (IDW S1), WPg 17/2004, p. 894.

Due to the relevance of personal income taxes for the value, the typical tax situation of the shareholders in relation to the valuation is required in order to determine the equity value objectively. For statutory and contractual valuations in accordance with IDW S 1 (2008), the tax situation of a domestic person with an unlimited tax liability was used for the standardisation in conformance with long-term valuation practice and German case law. Appropriate assumptions about the personal taxation of net income from the valuation object and the alternative yields must be made here. In accordance with the recommendations of the IDW (German Institute of Certified Public Accountants) the appraiser based the assessment of the personal income taxes on the situation of a domestic, natural person with an unlimited tax liability as the shareholder. In agreement with the capital gains tax system in place since 2009 the personal income tax on distributions was considered with a rate of 25% plus the solidarity surcharge. The taxation of growth in value over a certain period was considered by the appraiser, as appropriate, through an annual effective capital gains tax of 12.5% plus the solidarity surcharge.

We consider the procedure described and the specific modifications on deriving the discounted earnings to be appropriate. We verified its arithmetic accuracy.

1.7.8	Earnings to be capitalised

We verified the calculations of earnings to be capitalised with due consideration of the income taxes on distributions and the direct allocation of retained earnings to shareholders. The equity valuation is essentially based on projections until 2063 and a subsequent terminal value. For reasons of presentation, the items in the income statement for the projections until 2063 and the terminal value were converted on a present value basis to sustainable annuity earnings.

Earnings to be capitalised - GSW				Terminal Value
in EUR m	2014	2015	2016
EBIT	177.3	181.3	190.2	179.9

Financial result	-82.3	-80.1	-80.0	-68.5

EBT	94.9	101.2	110.2	111.4

Income taxes	-3.7	-4.1	-5.2	-17.9

Consolidated earnings	91.2	97.1	105.0	93.5

Minority share consolidated earnings	-0.1	-0.1	-0.2	-0.1

Consolidated earnings after minorities	91.0	97.0	104.8	93.4

Retained earnings	-30.0	-32.1	-35.5	-1.3

Sustainable retained earnings				-2.3

Dividends	61.0	64.9	69.3	55.0
Income tax on dividends	-16.1	-17.1	-18.3	-14.5
Capital gains (fictious retention of cons. earnings)	0.0	0.0	0.0	34.8
Income tax on capital gains	0.0	0.0	0.0	-4.6

Earnings to be capitalised	44.9	47.8	51.0	70.7

1.8	Derivation of discounted earnings - Deutsche Wohnen

1.8.1	Underlying projections and planning process

An indefinite life was assumed for Deutsche Wohnen in accordance with the guidelines of IDW S 1 as described above. Since it is impossible to create a realistic business plan for an indefinite period, a distinction was made between a detailed planning period, a phase with an extended planning and a terminal value phase, as is common for business valuations. In this case, working with the company, Deutsche Wohnen’s business plan was extended out to the year 2063 in order to develop a harmonised, sustainable result for the terminal value.

The detailed business plan period assumed for the Deutsche Wohnen valuation is based on the business plan provided by Deutsche Wohnen (mid-term business plan), which includes the budget for 2014 as well as the planning for the years 2015 to 2016.

Planning for the budget year begins in September and is approved by the supervisory board in January of the following year. The budget planning ensues on a bottom-up basis by the departments in close cooperation with Controlling. The planning of the following years is based on the budget.

The 2014 budget year was approved at the supervisory board meeting on 31 January 2014. The mid-term business plan on which the business valuation is based was approved by the management board on 15 April 2014. Accordingly, the business plan represents the company’s current business trend expectations. We consider the use of this business plan for the business valuation to be appropriate. The mid-term business plan was submitted to the supervisory board for its acknowledgement.

Deutsche Wohnen’s business plan was prepared in accordance with IFRS accounting principles at the Group level. Deutsche Wohnen’s business plan includes all active consolidated Group companies for which the management board sees future earnings potential, apart from GSW. Companies not fully consolidated are also included directly in the consolidated business plan. The investments in G+D Gesellschaft für Energiemanagement mbH and Funk Schadensmanagement GmbH are taken into account via the investment result. Further investments not considered in the business plan for materiality reasons were included in the business valuation as a special value.

The appraiser basically adopted Deutsche Wohnen’s business plan for the years 2014 to 2016. In addition, modifications and/or additions were made for the following items:

•

Based on the interest income projected by the company, the appraiser calculated the financial result for valuation purposes using an integrated statement of financing needs in co-ordination with Deutsche Wohnen.

•	Calculation of corporate taxes, including additional taxes and tax reductions.

•	Extension of the company business plan to the year 2063 (extended business plan period) and calculation of sustainably achievable earnings for 2064 and the years to follow (terminal value period).

We comment on specific modifications and/or additions as part of our discussion of our examination results in the sections below.

The appraiser accurately presented the planning process in its report. We gained assurance about the accuracy of the assessment in discussions with those responsible for planning at Deutsche Wohnen.

1.8.2	Planning accuracy

To assess planning accuracy, the appraiser carried out a variance analysis at the level of EBITDA. The budgets for the years 2011 to 2013 were compared with the actual results. The following table presents a variance analysis for selected criteria:

Budget history - Deutsche Wohnen			Difference
in EUR m	Budget	Act	Abs.	in %

Budget 2011
Earnings from Residential Property Management	150.9	157.4	6.5	4.3%
Earnings from Disposals	6.0	10.6	4.6	76.7%
EBIT before valuation result	127.4	139.0	11.6	9.1%

Budget 2012
Earnings from Residential Property Management	165.9	194.4	28.5	17.2%
Earnings from Disposals	10.0	19.9	9.9	99.0%
EBIT before valuation result	146.6	193.4	46.8	31.9%

Budget 2013
Earnings from Residential Property Management	264.6	276.4	11.8	4.5%
Earnings from Disposals	14.8	22.9	8.1	54.7%
EBIT before valuation result	234.8	236.3	1.5	0.6%

Source: Audit report Deutsche Wohnen as at 31 December 2012 and 2013, Management information

The earnings from Residential Property Management exceeded the budget in 2011 principally because of a reduction in the vacancy rate. Additionally, rental income was boosted by rent increases not included in the budget. The budgeted figure was also beaten for earnings from disposals, partly because more residential units were sold, and partly because the average sales price per sqm was higher than the budgeted sales price. The variances in the earnings from Residential Property Management and disposals are largely responsible for the deviations in EBIT.

In 2012 the earnings from Residential Property Management were higher than planned mainly because of the purchased BauBeCon portfolio and additional acquisitions. The budgeted earnings from disposals were exceeded because of a higher number of sold residential units coupled with a higher than anticipated average sales price. EBIT was also boosted by the comparison with RREEF Management GmbH. At the same time, the acquisitions pushed expenses up.

Surpassing the budgeted earnings from Residential Property Management in 2013 was principally attributable to portfolio additions. The higher than planned earnings from disposals is due to a quantity effect. This was partially compensated for by sales prices per sqm falling short of the budgeted figure. Additionally, the acquisition costs from the GSW takeover exerted a negative impact on EBIT.

We reconstructed and understood the appraiser’s findings, both qualitatively and quantitatively. Moreover, the results reflect the information we gained from the plausibility discussions with the company. Overall, despite past deviations exceeding the budget, we consider it appropriate to use the business plan as a basis for determining the equity value.

1.8.3	Plausibility of business plan

To check the plausibility of the business plan for the years 2014 to 2016, as well as the Deutsche Wohnen business trend through 2063 assumed by the appraiser as part of the business valuation, we analysed the projected earnings of Deutsche Wohnen based on past earnings, current economic and legal conditions and the market situation. First of all we examined the documents provided to us. Then we held in-depth discussions on plausibility with those in charge of planning at Deutsche Wohnen as well as with the appraiser. The appraiser and Deutsche Wohnen also supplied documents and analyses regarding the plausibility steps for the projections. We were readily given additional information and documents along with verbal information by the people responsible for planning at Deutsche Wohnen as well as by the appraiser, when requested.

Additionally, we examined the plausibility of the projections based on the market data provided to us by Deutsche Wohnen and the appraiser, as well as using our own market research.

a)	Main market trend and competition

Please refer to our notes in Sections C.IV.1.7.3.b and C.IV.1.7.3.c for the main market trend and competition.

b)	Deutsche Wohnen projected results

The projected IFRS income statements for Deutsche Wohnen for financial years 2014 to 2016, including non-genuine synergies – compared to the adjusted results for financial years 2011 to 2013 – are shown in the following table35

Income statement - Deutsche Wohnen	Act		Act		Act		Plan		Plan		Plan
in EUR m	2011		2012		2013		2014		2015		2016
Potential gross rental income	204.1	100.0%	247.8	100.0%	366.7	100.0%	385.1	100.0%	384.2	100.0%	384.8	100.0%
Growth			21.4%		48.0%		5.0%		-0.2%		0.2%

Vacancy loss	-7.8	-3.8%	-7.8	-3.1%	-13.2	-3.6%	-13.5	-3.5%	-13.3	-3.5%	-13.2	-3.4%

Current gross rental income	196.4	96.2%	240.1	96.9%	353.5	96.4%	371.6	96.5%	370.9	96.5%	371.6	96.6%

Rental loss	-1.9	-0.9%	-3.0	-1.2%	-4.0	-1.1%	-4.5	-1.2%	-4.1	-1.1%	-3.9	-1.0%
Non-recoverable operating costs	-5.8	-2.8%	-4.1	-1.7%	-8.9	-2.4%	-8.4	-2.2%	-8.2	-2.1%	-8.0	-2.1%
Maintenance	-29.6	-14.5%	-34.7	-14.0%	-58.1	-15.8%	-61.4	-15.9%	-60.0	-15.6%	-59.0	-15.3%
Other expenses	-1.7	-0.8%	-3.9	-1.6%	-6.2	-1.7%	-8.0	-2.1%	-5.5	-1.4%	-5.4	-1.4%

Earnings from Residential Property Management	157.4	77.1%	194.4	78.5%	276.4	75.4%	289.3	75.1%	293.1	76.3%	295.3	76.7%
Disposal proceeds	150.6	73.8%	167.8	67.7%	164.3	44.8%	153.5	39.9%	96.8	25.2%	79.6	20.7%
Cost of sales	-8.3	-4.1%	-11.8	-4.8%	-9.4	-2.6%	-10.2	-2.6%	-8.0	-2.1%	-6.7	-1.7%
Carrying amounts of assets sold	-131.7	-64.5%	-136.1	-54.9%	-131.9	-36.0%	-123.1	-32.0%	-71.4	-18.6%	-56.4	-14.7%

Earnings from Disposals	10.6	5.2%	19.9	8.0%	22.9	6.2%	20.2	5.2%	17.4	4.5%	16.5	4.3%
Corporate expenses	-33.0	-16.2%	-40.4	-16.3%	-48.1	-13.1%	-45.9	-11.9%	-45.9	-11.9%	-45.9	-11.9%
Other operating expenses and income	0.2	0.1%	-2.5	-1.0%	-2.5	-0.7%	-6.6	-1.7%	-4.0	-1.0%	-4.0	-1.0%

Other expenses and income	-32.8	-16.1%	-42.9	-17.3%	-50.5	-13.8%	-52.5	-13.6%	-49.9	-13.0%	-49.9	-13.0%
Nursing and Assisted Living	9.2	4.5%	9.9	4.0%	13.2	3.6%	15.0	3.9%	15.0	3.9%	15.0	3.9%

EBITDA	144.4	70.8%	181.3	73.1%	262.0	71.4%	272.0	70.6%	275.6	71.7%	276.9	72.0%

Depreciation an amortisation	-3.0	-1.5%	-3.1	-1.3%	-5.5	-1.5%	-5.0	-1.3%	-4.7	-1.2%	-4.6	-1.2%

EBIT	141.4	69.3%	178.2	71.9%	256.5	69.9%	267.0	69.3%	270.9	70.5%	272.3	70.8%

Source: Audit report and business plan of Deutsche Wohnen

In the income statement presented above, GSW is not included for 2013 and the business plan period because GSW is considered a special value in the Deutsche Wohnen valuation.

Deutsche Wohnen operates in the business segments of Property Management, Disposals, Nursing and Assisted Living.

[35]	The modifications and additions made for technical reasons relating to the valuation are already included in this table and the following tables.

Residential Property Management segment

This segment comprises the management of residential properties.

Current gross rental income

The current gross rental income is equal to potential gross rental income minus the vacancy loss resulting from vacancies (the vacancy rate). The table below shows expected current gross rental income for the years 2014 to 2016 and a comparison with the figures for financial years 2011 to 2013:

Current gross rental income - Deutsche Wohnen	Act	Act	Act	Plan	Plan	Plan
in EUR m	2011	2012	2013	2014	2015	2016
Potential gross rental income Residential	191.4	233.2	346.4	364.0	363.8	365.0
Potential gross rental income Others	10.0	12.0	17.9	18.6	18.6	18.6
Subsidies	2.7	2.7	2.4	2.5	1.7	1.2

Potential gross rental income	204.1	247.8	366.7	385.1	384.2	384.8
Growth		21.4%	48.0%	5.0%	-0.2%	0.2%

Vacancy loss	-7.8	-7.8	-13.2	-13.5	-13.3	-13.2
in % of potential gross rental income	-3.8%	-3.1%	-3.6%	-3.5%	-3.5%	-3.4%

Current gross rental income	196.4	240.1	353.5	371.6	370.9	371.6
Growth		22.3%	47.2%	5.1%	-0.2%	0.2%

Source: Management information

The trends in current gross rental income are to be construed against the background of portfolio additions. Portfolio development at Deutsche Wohnen breaks down as follows:

Number and space of residential units and commercial - Deutsche Wohnen	Act	Act	Act	Plan	Plan	Plan
	2011	2012	2013	2014	2015	2016
Residential units (01.01)	47,688	50,626	72,416	90,270	87,559	86,418
Residential units (31.12)1)	50,626	72,416	90,270	87,559	86,418	85,543
Ø Residential units	49,157	61,521	81,343	88,915	86,989	85,981

Total area residential in sqm k (01.01)	2,907	3,076	4,425	5,515	5,337	5,256

Total area residential in sqm k (31.12)	3,076	4,425	5,515	5,337	5,256	5,195
Ø Total area residential in sqm k	2,991	3,750	4,970	5,426	5,297	5,226
Total area commercial in sqm k (01.01)	80	85	136	179	171	171
Total area commercial in sqm k (31.12)	85	136	179	171	171	171
Ø Total area commercial in sqm k	83	111	157	175	171	171

Potential gross rental income residential	191.4	233.2	346.4	364.0	363.8	365.0
Potential gross rental income residential per sqm2)	5.57	5.49	5.59	5.63	5.75	5.84

1)	in 2011 with consideration of acquisitions with transfer of risks and rewards as at 1./2.1.2012
2)	In the past in-place rent by the end of the year; in the planning potential gross rental income with regards to the average residential space incl. subsidies

Source: Management information

The increase in current gross rental income in 2012 and 2013 is largely attributable to the following effects:

New portfolios were acquired in 2012 and 2013, triggering growth in the entire Deutsche Wohnen portfolio.

In-place rent fell from 5.57 EUR/sqm as at 31 December 2011 to 5.49 EUR/sqm as at 31 December 2012. This decline is attributable to lower rents in acquired portfolios, and is largely caused by acquisitions in the core regions. While there were 8,804 residential units in these regions as at 31 December 2011, one year later as at 31 December 2012 the number stood at 25,420 residential units. The decline in the average in-place rent was partially compensated for by rent increases in the existing portfolio. In-place rent in the renting portfolio rose 2.4% in 2012 on a like-for-like basis (i.e. ignoring portfolios added or sold during the current year).

The average in-place rent rose to 5.59 EUR/sqm as at 31 December 2013. This is largely attributable to an increase of rents. In-place rent in the portfolio rose 3.1% in 2013 on a like-for-like basis.

The vacancy relating to residential units rate rose from 2.4% as at 31 December 2011 to 2.5% as at 31 December 2012. At the same time though, vacancy loss compared to potential gross rental income sank. The modest increase in the vacancy rate at year-end is due to portfolio additions. The decline in vacancy loss is attributable in particular to a continued decline in the vacancy rate in the existing portfolios for the Core+ and Core regions. As at 31 December 2013 the vacancy rate stood at 2.6% and is therefore comparable with 31 December 2012. Based on the full-year effect of the vacancies related to portfolios acquired in 2012, however, the vacancy loss increased in 2013.

The projected trend in current gross rental income from 2014 to 2016 is based mainly on the following assumptions:

No portfolio acquisitions are assumed for the business plan. The planned portfolio sales mean the portfolio slightly, but the portfolio remains above the 2013 annual average in all planning years. Because of this assumption, the growth rate used in the business plan is significantly lower than the growth rate in the past period.

Budgeting for 2014 was carried out at the level of individual residential properties. The point of departure for the budgeting was potential gross rental income as at 31 December 2013. It is assumed that potential gross rental income per sqm on average across all residential properties will grow by 2.2% as at 31 December 2014 in comparison to 31 December 2013. In 2015 and 2016 the portfolio was split into the individual regions.

Separate potential gross rental income increases were defined for each region. The Greater Berlin area was divided into various regions. All in all, rent increases of 2.4% per sqm p.a. are expected in the Greater Berlin area. Potential gross rental income increases in other Core+ regions are predicted at 2.5% p.a. By contrast, lower rental increases are planned in the other regions (Core region 0.5% p.a.). Amongst other factors, the rental increases are expected because the in-place rents at Deutsche Wohnen lie below market level.

Target vacancy rates were defined for individual regions that were higher and lower than the end-2013 vacancy rate depending on the region. All told, however, the expected changes are very small since the current vacancy rates are already at very low levels for the individual regions. The higher vacancy rates of Deutsche Wohnen compared to GSW can be attributed to the different regional distribution of the portfolio. The current vacancy rate in Berlin at Deutsche Wohnen is lower than the vacancy rate at GSW, whereby an improvement in the GSW figure is expected to narrow the gap.

The grants received by Deutsche Wohnen for subsidised housing are expected to decline, the assumption being that the trend of recent years will continue.

It is assumed that potential gross rental income for other types of use, principally rental income from commercial units and parks, will remain constant in the detailed business plan period.

Working with the company, the appraiser extended the business plan out to 2063 as part of the valuation. In this context, the following assumptions were made regarding current gross rental income.

Disposals were assumed up to and including 2022. After that date, no further changes are expected in the portfolio.

From 2017 it is assumed that potential gross rental income will come in at 6.01 EUR/sqm as at 31 December 2013 for the Deutsche Wohnen portfolio, and rise by 1.0% each year. Additionally, it is anticipated that roughly 8% of the tenants will change per year, and new tenants will conclude their rental contracts at market prices. For the in-place rent before the change in tenants, an annual increase of 1.0% is also assumed. Under these assumptions, the entire portfolio will be leased at market rents by 2029. Thereafter an increase of 1.0% p.a. is assumed for potential gross rental income.

Vacancy loss from 2017 grows in proportion to potential gross rental income.

The potential gross rental income from Others should increase by 1.0% p.a. from 2017.

Our analysis shows that the main business plan assumptions at Deutsche Wohnen are comparable to those at GSW, whereby it was taken into account that the Deutsche Wohnen portfolio also covers other regions besides Berlin.

Expenses from Residential Property Management

Expenses from Residential Property Management include the following items:

Expenses from Residential Property Management - Deutsche Wohnen	Act	Act	Act	Plan	Plan	Plan
in EUR m	2011	2012	2013	2014	2015	2016
Rental loss	-1.9	-3.0	-4.0	-4.5	-4.1	-3.9
in % of potential gross rental income	-0.9%	-1.2%	-1.1%	-1.2%	-1.1%	-1.0%
Non-recoverable operating costs	-5.8	-4.1	-8.9	-8.4	-8.2	-8.0
in % of potential gross rental income	-2.8%	-1.7%	-2.4%	-2.2%	-2.1%	-2.1%
Maintenance	-29.6	-34.7	-58.1	-61.4	-60.0	-59.0
in % of potential gross rental income	-14.5%	-14.0%	-15.8%	-15.9%	-15.6%	-15.3%
Other expenses	-1.7	-3.9	-6.2	-8.0	-5.5	-5.4
in % of potential gross rental income	-0.8%	-1.6%	-1.7%	-2.1%	-1.4%	-1.4%

Expenses from Residential Property Management	-39.0	-45.7	-77.2	-82.3	-77.8	-76.3
in % of potential gross rental income	-19.1%	-18.4%	-21.1%	-21.4%	-20.2%	-19.8%

Source: Management information

Rental loss expenses mainly comprise expenses due to rent reductions, impairment losses, court and eviction costs as well as write-downs on rental receivables. The increase in expenses in previous years is largely due to growth. The portfolio additions in 2013 are expected to trigger a further increase in 2014. A decline is anticipated in 2015 and 2016 since the rental loss expenses are expected to drop in relation to the portfolios acquired in 2013, and no new acquisitions are planned. Growth consistent with potential gross rental income is expected from 2017.

A portion of the non-recoverable operating costs cannot be allocated for legal reasons. Further, some of the operating costs cannot be allocated due to vacancies. The portfolio additions and the higher vacancy rates with the same generated a disproportionately high increase in non-recoverable operating costs in 2013, after a reduction was recorded in 2012. For 2014 the company expects non-recoverable operating costs can be lowered for newly acquired portfolios. From 2015, annual growth of 1.0% is anticipated for non-recoverable operating costs due to statutory regulations. Operating costs that are not recoverable owing to vacancies are planned based on vacant space and a cost rate per sqm rising by 1% p.a.

Maintenance mainly includes investments and expenses for ongoing maintenance, renovation, maintenance relating to tenant changes and allocations for owners’ associations. Only uncapitalised maintenance is shown in the income statement. The following table shows both maintenance affecting earnings and capitalised maintenance:

Maintenance - Deutsche Wohnen	Act	Act	Act	Plan	Plan	Plan
in EUR m	2011	2012	2013	2014	2015	2016
Potential gross rental income	204.1	247.8	366.7	385.1	384.2	384.8
Maintentance expenses	-29.6	-34.7	-58.1	-61.4	-60.0	-59.0
in % of potential gross rental income	-14.5%	-14.0%	-15.8%	-15.9%	-15.6%	-15.3%
Capitalised modernisation expenses	-24.7	-33.2	-23.7	-24.5	-24.8	-25.0
in % of potential gross rental income	-12.1%	-13.4%	-6.5%	-6.4%	-6.5%	-6.5%

Total maintenance	-54.3	-67.9	-81.8	-85.9	-84.8	-84.0
in % of potential gross rental income	-26.6%	-27.4%	-22.3%	-22.3%	-22.1%	-21.8%
Ø Total area in sqm k	3,074	3,861	5,127	5,601	5,468	5,397
Maintentance expenses in EUR per sqm	9.63	8.99	11.33	10.96	10.97	10.93
Total maintenance in EUR per sqm	17.67	17.59	15.96	15.34	15.50	15.56
Capitalisation ratio	45.4%	48.9%	29.0%	28.5%	29.3%	29.8%

Source: Management information

In the prior period, total maintenance, i.e. maintenance capitalised and maintenance recognised in profit or loss, increased both in absolute terms, as a percentage of potential gross rental income and as a percentage of square meters in the portfolio; this is attributable to special projects. It is assumed in the business plan that the maintenance largely retains the status quo, which is why the entire maintenance figure per sqm in the detailed business plan period is assumed at a lower level than in the past. Maintenance in the detailed business plan period is planned based on the individual locations. From 2017 the maintenance per sqm rise by 1.0% p.a., with the exception of expenses for owners’ associations, which fall due to assumed individual sales.

The other expenses mainly comprise marketing expenses, ground rent to third parties, external administration fees and other miscellaneous income and expenses. The increase in previous years is largely due to growth. The growth in this item in 2014 is primarily attributable to rising external administration fees based on completed portfolio additions. It is assumed external administration contracts will be terminated from 2015, so this item will decline again. A steady reduction in external administration fees is assumed from 2017. Other expenses should increase by 1.0% p.a. from 2017.

Earnings from Residential Property Management

Earnings from Residential Property Management - Deutsche Wohnen	Act	Act	Act	Plan	Plan	Plan
in EUR m	2011	2012	2013	2014	2015	2016
Earnings from Residential Property Management	157.4	194.4	276.4	289.3	293.1	295.3

Growth		23.5%	42.2%	4.7%	1.3%	0.8%
in % of potential gross rental income	77.1%	78.5%	75.4%	75.1%	76.3%	76.7%

Source: Management information

Earnings from Residential Property Management in the detailed business plan period are higher than the historic period in absolute terms. This increase is attributable to the portfolio additions completed until 2013.

Relative to potential gross rental income, the planned earnings from Residential Property Management are at a similar level to the past.

Based on the assumed increase in potential gross rental income to market level, potential gross rental income is rising more strongly than expenses, which means earnings from Residential Property Management also improve after 2016. When the level of market rentals is reached it is expected that the earnings from Residential Property Management will total 78.3% of potential gross rental income. By comparison, the earnings from Residential Property Management at GSW should stand at 81.1% when the level of market rentals is reached. The different margins in the earnings from Residential Property Management are largely the result of regional differences in the portfolio. Market rents in the Core regions for Deutsche Wohnen are below market rates in Berlin. Additionally, the vacancy rate in these regions is also higher.

Based on the discussions held, the documents received to underlay the assumptions, our plausibility checks and also in comparison to the planning assumptions at GSW, we believe that the projected earnings from Residential Property Management contained in the detailed business plan and in the extended business plan are appropriate.

Disposals segment

The detailed business plan assumes disposals of residential units. These are as follows, with due consideration of past disposals:

Earnings from Disposals - Deutsche Wohnen	Act	Act	Act	Plan	Plan	Plan
in EUR m	2011	2012	2013	2014	2015	2016
Disposal proceeds	150.6	167.8	164.3	153.5	96.8	79.6
Sold area in sqm k	210.5	194.9	220.8	177.9	80.4	61.2
Sales proceeds per sqm k (in EUR)	716	861	744	863	1,205	1,301
Cost of sales	-8.3	-11.8	-9.4	-10.2	-8.0	-6.7
in % of disposal proceeds	-5.5%	-7.0%	-5.7%	-6.7%	-8.3%	-8.4%
Carrying amounts of assets sold	-131.7	-136.1	-131.9	-123.1	-71.4	-56.4
in % of disposal proceeds	-87.5%	-81.1%	-80.3%	-80.2%	-73.8%	-70.9%

Earnings from Disposals	10.6	19.9	22.9	20.2	17.4	16.5
Margin	7.0%	11.9%	14.0%	13.1%	17.9%	20.7%

Source: Management information

Deutsche Wohnen plans to make block disposals, especially in the Non-core region, and on an ad-hoc basis in the Core/Core+ regions too. A block disposal is generally targeted based on the region, situation or condition of a unit, if the implementation of extensive maintenance or modernisation measures is not covered by appropriate growth in rent potential. Individual disposals are also foreseen. Individual disposals are mainly apartments in residential units in which Deutsche Wohnen does not hold a majority share. Deutsche Wohnen is also planning to make individual sales from newly acquired portfolios.

It is assumed that the block disposals will take place until 2016 and the individual disposals by 2022.

The disposal proceeds planned by Deutsche Wohnen based on estimates of the market situation and empirical data were calculated in the detailed business plan period at the level of individual residential properties. From 2017 a flat-rate square metre price of EUR 1,156 was assumed for individual sales.

Earnings from disposals also include costs of sales. These include, in particular, commission payments as well as maintenance following the departure of a tenant prior to the disposal. Furthermore, the earnings from disposals comprise the carrying amounts of assets sold. In the detailed business plan period these were also planned at the level of individual properties, similarly to disposals proceeds. From 2017, the assumed cost of sales ratio is tied to disposal proceeds.

Based on the discussions held, the documents received to underlay the assumptions and our plausibility checks, we consider that the projected earnings from disposals are appropriate.

Other expenses and income

Other expenses and income mainly comprise corporate expenses. These can be broken down into staff expenses and general and administration expenses.

Other expenses/income - Deutsche Wohnen	Act	Act	Act	Plan	Plan	Plan
in EUR m	2011	2012	2013	2014	2015	2016
Staff expenses	-20.3	-23.6	-29.5	-30.9	-30.9	-30.9
General and administration expenses	-12.6	-16.8	-18.6	-15.0	-15.0	-15.0

Corporate expenses	-33.0	-40.4	-48.1	-45.9	-45.9	-45.9
in % of potential gross rental income	-16.2%	-16.3%	-13.1%	-11.9%	-11.9%	-11.9%
Other operating expenses and income	0.2	-2.5	-2.5	-6.6	-4.0	-4.0
in % of potential gross rental income	0.1%	-1.0%	-0.7%	-1.7%	-1.0%	-1.0%

Other expenses and income	-32.8	-42.9	-50.5	-52.5	-49.9	-49.9
in % of potential gross rental income	-16.1%	-17.3%	-13.8%	-13.6%	-13.0%	-13.0%

Source: Management information

Staff costs in the past have risen largely because of growth. The continued increase in staff costs in 2014 is mainly attributable to the full-year effect of the increase in personnel during 2013. Staff costs are presumed to be constant in the detailed business plan. From 2017, annual growth of 1.0% is anticipated.

General and administration expenses increased in 2012, mainly because of an acquired portfolio. In this context, external administration fees were incurred in 2012 and 2013 until Deutsche Wohnen took on the administration from June 2013. The continued increase in general and administration expenses in 2013 is mainly attributable to the higher IT costs.

The decline in general and administration expenses in 2014 is primarily the result of the now absent external administration fees. While general and administration expenses remained steady in 2015 and 2016, annual growth is presumed from 2017 at 1.0%.

Growth in other expenses and income is presumed from 2014, mainly because of IT costs for integration measures amounting to EUR 2.6m . Thus expenses are expected to fall in 2015. In the medium term the company expects other expenses will total EUR 2.0m, which is taken into account in the extended business plan in 2017. Annual growth in the following years is assumed at 1.0%.

Nursing and Assisted Living segment

There are 21 properties with around 2,200 beds in the Nursing and Assisted Living segment. The main operating company is KATHARINENHOF Seniorenwohn- und Pflegeanlage Betriebs-GmbH with its subsidiaries.

Nursing and Assisted Living - Deutsche Wohnen	Act	Act	Act	Plan	Plan	Plan
in EUR m	2011	2012	2013	2014	2015	2016
Income from Nursing and Assisted Living	40.1	42.0	59.9	63.0	63.8	64.6
Earnings from Nursing and Assisted Living	9.2	9.9	13.2	15.0	15.0	15.0
Margin	22.9%	23.6%	22.0%	23.8%	23.6%	23.2%

Source: Management information

Nursing and Assisted Living has undergone dynamic growth in recent years, particularly based on acquisitions. Largely thanks to the first-time full-year effect of these acquisitions, the proceeds and the earnings of this area rise in 2014. Stable earnings are anticipated for 2015 and 2016. From 2017, growth in earnings of 1.0% p.a. is expected.

Amortisation and depreciation

Amortisation and depreciation rose in 2013 following the depreciation of the customer base, which was capitalised as part of the LebensWerk Gruppe acquisition. Property, plant and equipment as well as intangible assets are written down. A moderate decline in amortisation and depreciation is expected.

EBIT

EBIT - Deutsche Wohnen	Act	Act	Act	Plan	Plan	Plan
in EUR m	2011	2012	2013	2014	2015	2016
Potential gross rental income	204.1	247.8	366.7	385.1	384.2	384.8
Earnings from Residential Property Management	157.4	194.4	276.4	289.3	293.1	295.3
Earnings from Disposals	10.6	19.9	22.9	20.2	17.4	16.5
Corporate expenses	-33.0	-40.4	-48.1	-45.9	-45.9	-45.9
Other operating expenses and income	0.2	-2.5	-2.5	-6.6	-4.0	-4.0
Nursing and Assisted Living	9.2	9.9	13.2	15.0	15.0	15.0
Depreciation an amortisation	-3.0	-3.1	-5.5	-5.0	-4.7	-4.6

EBIT	141.4	178.2	256.5	267.0	270.9	272.3
Growth		26.0%	44.0%	4.1%	1.5%	0.5%
in % of potential gross rental income	69.3%	71.9%	69.9%	69.3%	70.5%	70.8%

Source: Audit report and business plan of Deutsche Wohnen

EBIT in the detailed business plan period exceeds adjusted EBIT in the past period observed, following previous portfolio additions. The EBIT margin relative to potential gross rental income in the detailed business plan is consistent with past figures. This is largely because the margin in earnings from Residential Property Management in the detailed business plan is similar to the past.

Based on our analysis and the explanations given we find the business plan of Deutsche Wohnen plausible. This also applies in particular in comparison to the GSW business plan, because the major business plan parameters are comparable or have been derived on a comparable basis. The EBIT margin relative to potential gross rental income rises from 69.9% in 2013 to 70.8% in 2016 at Deutsche Wohnen. Over the same period, the EBIT margin at GSW is to increase from 63.1% to 72.7%. There is greater potential for optimising costs at GSW. A greater proportion of non-genuine synergies pertain to GSW as well. Consequently, it seems plausible that higher EBIT margins can be generated in the GSW business plan than in the past, whereas the EBIT margins of Deutsche Wohnen will remain at historic levels over the business plan period.

Derivation of sustainable earnings

For reasons of presentation, the items in the income statement for the extended business plan period of 2017 until 2063 were converted on a present value basis to annuity earnings for the years 2017 et seq. The derivation of sustainable earnings takes assumed corporate trends into account throughout the detailed business plan period from 2014 to 2016 and the extended business plan period. The last portfolio disposals are presumed to take place in 2022.

The alignment of Deutsche Wohnen rents to market level was modelled from 2017, and should be achieved by 2029. Provided expenses are dependent on changes in potential gross rental income (e.g. vacancy loss), they will grow proportionally to potential gross rental income. Other expenses as well as potential gross rental income after 2029 are included with a growth rate of 1.0%. The falling expenses for owners’ associations due to presumed individual sales are taken into account under maintenance.

The appraiser assumed the earnings from 2064 et seq. based on a continuation of the business plan until 2063 and a growth rate of 1.0%. Extending the business plan, the company finds itself in a steady state upon switching to the terminal value, where no catch-up effects are anticipated in terms of income and expenses or from an investment perspective.

Please note that it is not compulsory to extrapolate the last business plan year, it can also be appropriate to apply an average of the detailed business plan period for the terminal value (see OLG Munich, 31 March 2008, 31 Wx 88/086, ratio decidendi note 23 and OLG Frankfurt, 20 December 2010, 5 W 51/09, ratio decidendi p. 14, with reference to economic fluctuations; Ernst/Schneider/Thielen, Producing and Understanding Business Valuations, Ed. 3, 2008, p. 44, which warn about projecting completely unrealistic results forward; Peemöller/Kunowski, Discounted Earnings Method as per IDW, in: Peemöller, Handbook on Business Valuations, Ed. 5, 2012, pp. 275, 309). As a percentage extrapolation would have been an appropriate alternative, we see no reason to replace this approach with other equally justifiable assumptions (see OLG Frankfurt, 20 December 2010, 5 W 51/09, ratio decidendi p. 13).

Following our discussions with the Deutsche Wohnen management board on relevant success factors and based on the results of our market and competitor analysis we find the sustainable earnings to be appropriate. This derivation was carried out consistent to the procedure as for GSW.

In the long-term view based on sustainable earnings, depreciation is replaced by the average reinvestment expenditure required to maintain business operations. The sustainable reinvestment rate was derived on the basis of planned investments and depreciation in the detailed business plan period taking the sustainable growth rate into account, as well as in agreement with the estimates made by the Deutsche Wohnen management board.

We consider the derivation of sustainable earnings to be appropriate.

Evaluation of the business plan

We verified the methods and calculations of the Deutsche Wohnen appraiser and their extrapolation in the extended business plan period, as well as the projection of sustainable earnings.

According to our analyses, the underlying business plan of Deutsche Wohnen reflects the main expected future contributions to the earnings of the group. Against the background of past results as well as expected economic and demographic conditions, we consider this to be appropriate. This development is confirmed by the market analyses carried out by the appraiser as well as our own market analysis. We consider the business plan assumptions for Deutsche Wohnen as appropriate, also in view of the business plan assumptions made at GSW.

Based on discussions held, documents received to underlay assumptions and our plausibility examination, the business plan underlying the valuation as well as its extension through the extended business plan period and sustainable earnings all appear appropriate in our view.

Overall, the projections are based on comprehensible assumptions as well as a planning process with suitable methods, providing an appropriate reflection of the future earnings capacity of Deutsche Wohnen.

1.8.4	Financial result

Net interest income was projected by the appraiser based on the net interest income planned by the company using the conditions in the current credit portfolio as well as planned developments in the property portfolio. For the detailed business plan years of 2014 to 2016 and in the extended business plan until 2063, the interest income and expenses were derived by the appraiser on an integrated basis using the business plan balance sheets and the business plan cash flow statements based on the consolidated balance sheet for the year ended 31 December 2013, earnings and investment planning, the financing structure and distribution assumptions. This was in order to take account of any effects impacting on liquidity from the business balance sheets and the business plan income statements.

The detailed business plan assumed a moderate increase in interest rates for property loans from roughly 3.6% in 2014 to 3.8% in 2016. The interest rates were derived based on current loans and assumed repayments. After the detailed business plan period and similarly to GSW, an incremental rise in the interest rate to 4.0% is anticipated from 2021. The interest expense also included interest expenditure on convertible debt securities, pensions as well as interest effects from accrued interest on loans and provisions and the amortisation of capitalised financing costs. The appraiser also recorded interest income from liquid funds – provided such are non-operating assets.

We comprehended the content of the financial result calculation, and based on our analyses and discussions with the management of Deutsche Wohnen along with the appraiser we found it to be methodically appropriate and plausible.

1.8.5	Income taxes

In the calculation, the earnings were reduced by the tax burden arising at company level. Under income taxes, the appraiser took account of local business tax with due observation of the individual rate of assessment, whereby the effective rate of local business tax at Group level is 14.20% (Deutsche Wohnen AG group only: 14.65%), as well as corporate income tax plus the solidarity surcharge in accordance with the current system of taxation.

When determining the taxable base as well as income taxes, the main differences between earnings before tax in accordance with HGB and the earnings under tax law regulations for calculating profit were taken into account in the calculation, where applicable.

Additionally, existing loss carry forwards were taken into account at the companies to reduce taxes, where applicable. All in all, corporate income tax loss carry forwards totalling EUR 1,066m and local business tax loss carry forwards amounting to EUR 888m were recognised for the valuation.

The procedure chosen by the appraiser for taking corporate income taxes into consideration is comprehensible on the whole and produces plausible results.

1.8.6	Minority share consolidated earnings

The minority share recognised under consolidated earnings relate to the share of the planned annual consolidated earnings that pertains to external shareholders. This minority share was determined at the individual companies using the respective minority share based on profit after tax.

1.8.7	Net distributions expected

For the business plan period from 2014 to 2063, the appraiser assumed a distribution of 60% of the FFO before disposal, similarly to the procedure for GSW.

The share of profits not distributed in the detailed business plan period from 2014 to 2016 is used by assumption to finance investments and reduce debts. This improved net interest income and the capital structure, and also conforms to the procedure used for the GSW valuation. Between 2017 and 2031 the entire undistributed profit is allocated to shareholders as a value from retention. From 2032, internal financing of EUR 7m to EUR 15m p.a. is assumed to secure a steady loan-to-value ratio. The remainder was allocated to shareholders as a value from retention.

To finance the sustainable growth in the terminal value the appraiser calculated a retention amounting to 1.0% based on equity capital net of the GSW share as of the end of 2063.

For the terminal value, the appraiser applied a distribution ratio of 50% of distributable earnings. This lies within the historical range of distribution ratios observed for the German market, which are between 40% and 70% according to an analysis.36 We consider the

[36]

See Wagner/Jonas/Ballwieser/Tschöpel: Further Development of Business Valuation Principles [Weiterentwicklung der Grundsätze zur Durchführung von Unternehmensbewertungen] (IDW S1), WPg 17/2004, p. 894.

distribution ratio applied to be appropriate based on the distribution practices of listed peer-group companies for Deutsche Wohnen.

Due to there being a positive contribution account for tax purposes, the appraiser differentiated between dividend distributions and a return of contributions. For the dividend distribution values the appraiser calculated the personal taxes as appropriate with due consideration of the capital gains tax. A rate of 25% plus the solidarity surcharge was used for the capital gains tax (26.375% in total). For the contribution repayment a distinction was made between contributions made before or after the corporate income tax reform in 2008. If the contribution repayment relates to contributions before 2008, the refund is presumed to be tax free. A refund of contributions made after 2008 was burdened by the appraiser with a tax rate of 13.188% with due consideration of a long holding duration. This procedure was carried out in accordance with the taxation on retention values. We consider this procedure to be appropriate.

The amounts calculated as the retention values were burdened with an effective capital gains tax amounting to a standardised 12.5% (half the nominal tax rate) plus the solidarity surcharge (a total of 13.188%) with due consideration of a long holding duration.

Due to the relevance of personal income taxes for the value, the typical tax situation of the shareholders in relation to the valuation is required in order to determine the business value objectively. For statutory and contractual valuations in accordance with IDW S 1 (2008), the tax situation of a domestic person with an unlimited tax liability was used for the standardisation in conformance with long-term valuation practice and German case law. Appropriate assumptions about the personal taxation of net income from the valuation object and the alternative yields must be made here. In accordance with the recommendations of the IDW (German Institute of Certified Public Accountants) the appraiser based the assessment of the personal income taxes on the situation of a domestic, natural person with an unlimited tax liability as the shareholder. In line with the capital gains tax system in place since 2009 the personal income tax on distributions was considered with a rate of 25% plus the solidarity surcharge. The taxation of growth in value over a certain period was considered by the appraiser, as appropriate, through an annual effective capital gains tax of 12.5% plus the solidarity surcharge.

We consider the procedure described and the specific modifications to derive the discounted earnings as appropriate. We verified its arithmetic accuracy.

1.8.8	Earnings to be capitalised

We verified the calculations of earnings to be capitalised with due consideration of the income taxes on distributions and the direct allocation of retained earnings to shareholders. The business valuation is essentially based on projections until 2063 and a subsequent terminal value. For reasons of presentation, the items in the income statement for the projections until 2063 and the terminal value were converted on a present value basis to sustainable annuity earnings.

Earnings to be capitalised - Deutsche Wohnen	2014	2015	2016	Terminal Value
in EUR m
EBIT	267.0	270.9	272.3	267.3
Financial result	-126.2	-124.7	-122.7	-111.7

EBT	140.8	146.2	149.6	155.6
Income taxes	-13.8	-13.7	-13.0	-25.8

Consolidated earnings	127.0	132.5	136.6	129.8
Minority share consolidated earnings	-0.5	-0.6	-0.6	-0.6

Consolidated earnings after minorities	126.5	131.9	136.0	129.3
Retained earnings	-54.3	-55.2	-56.7	-3.6
Sustainable retained earnings				-2.8
Dividends	72.2	76.7	79.3	75.0
Income tax on dividends	-8.6	-9.2	-9.5	-17.2
Capital gains (fictious retention of cons. earnings)	0.0	0.0	0.0	47.8
Income tax on capital gains	0.0	0.0	0.0	-6.3

Earnings to be capitalised	63.5	67.5	69.8	99.4

1.9	Discount rate

To value a company, the future financial earnings must be discounted to the valuation date at a reasonable interest rate. This discount rate is derived from (projected) earnings and the price of the best alternative capital investment compared to the valuation object. It demonstrates the minimum return that must be targeted from the valuation object to avoid being in a worse position than investing in the next-best alternative. When determining objective equity values, the point of departure for measuring alternative investment returns is generally the yields available from a pool of corporate equities on the capital market (stock portfolio), followed by an adjustment to the risk structure of the valuation object. Moreover, similarly to the procedure for determining distributable earnings, the discount rate is reduced by personal income taxes and must also be applied after being reduced for personal taxes.

The discount rate represents the return on an alternative investment whose cash flow is comparable with the cash flow offered by the valuation object in terms of maturity, risk and taxation (tax treatment).

The point of departure for assessing the discount rate is the return on a long-term, risk-free capital market investment (risk-free rate). This risk-free rate is increased with a risk premium to insure against the greater uncertainty regarding the size of future earnings from an investment in the company being valued, compared to an investment in a risk-free interest-rate instrument.

Tax effects must be taken into account when determining the risk-free rate and the risk premium. To model growth effects in the form of steadily rising financial earnings after the end of the detailed business plan period the discount rate is lowered with a growth discount.

We checked and verified the methods and calculations of the appraiser with regard to the calculation for the discount rate to discount the projected results (costs of equity) in terms of the individual components (risk-free rate, beta factor, market risk premium and growth discount). Furthermore, we made our own calculations on the plausibility of the discount rate.

a)	Risk-free rate

The risk-free rate represents a “quasi” risk-free alternative investment for an equivalent period of time, as an alternative to investing in the company being valued. Since the assessment of future cash flows essentially assumes the business has an indefinite life, the risk-free rate is basically the return expected on the valuation date of a risk-free capital market investment that is also unlimited in time.

To assess the risk-free rate the appraiser started, as recommended by the IDW, with an interest rate curve derived based on the prices of listed German government securities with residual maturities of up to roughly 30 years, which was determined using the current interest rate and the interest rate curve data issued by the German Bundesbank.

The interest rate curve depicts the relationship between interest rates and maturities of zero bonds that are not exposed to any risk of default. Using zero-bond factors with similar maturities derived from the interest rate curves ensures there is a correlation between the maturity of the alternative investment and the financial earnings to be valued.

In accordance with the procedure recommended by the Technical Committee for Business Valuations and Commerce (FAUB) of the Institute of Public Auditors in Germany, the appraiser calculated a uniform risk-free rate for all of the planning years before personal income tax amounting to a rounded 2.50%.

We verified the derivation of the risk-free rate using our own calculations and on the basis of an average interest rate curve using interest rate curve data from the German Bundesbank in the three-month period to 17 April 2014, and derived a uniform, unrounded risk-free rate for all of the planning years, before income tax, of 2.58%. This produces a rounded risk-free rate of 2.50%, which converts into an after-tax rate of roughly 1.84%, taking into account a standardised personal income tax charge.

We also downloaded the interest rate curve data of the German Bundesbank for the three months up to and including 31 March 2014. Based on this data we derived a standard, unrounded risk-free rate before income tax of 2.63%. This produces a rounded risk-free rate of 2.75%, which converts into an after-tax rate of roughly 2.02%, taking into account a standardised personal income tax charge.

The relevant valuation date is the day of the GSW shareholders’ meeting. Due to the interest rate curve data it is not certain at the time this report was written whether the risk-free interest rate will be 2.50% or 2.75% before personal income tax and 1.84% or 2.02% after personal income tax. Consequently, we examined the effects of the various risk-free rates on the compensation and the settlement, and presented them in Sections C.IV.1.12. and C.IV.2.5 respectively.

We believe the risk-free rate used by the appraiser of 1.84% after taxes is appropriate.

b)	Risk premium

The risk premium used to determine an objective equity value is not calculated on the basis of subjective risk behaviour of individual shareholders but on the general pattern of the market. It may be assumed here that investors are aware of the risks associated with investing in companies (investor risk). The risk premium can be derived empirically from equity yields obtainable on capital markets by using capital asset pricing models (CAPM, tax-CAPM).

The CAPM is a capital market model in which the costs of capital and risk premiums are stated without factoring in the effects of personal income taxes. Capital market-based risk premiums are calculated by establishing the difference in the returns between investing in companies (stocks) and investments in risk-free securities. However, since equity yields and risk premiums are generally influenced by income taxes, the tax-CAPM offers a more realistic reflection of empirically observed equity yields as it extends the CAPM model by specifically incorporating the effects of personal income taxes.

According to tax-CAPM, the discount rate consists of the risk-free rate reduced by a standard income tax rate and the risk premium after income tax as calculated using tax-CAPM.

The two model parameters required to calculate the risk premium in accordance with the CAPM are the market risk premium and the beta factor.

Market risk premium

The market risk premium is the average additional return required by investors for investing in shares as compared to risk-free securities. The equity market can be depicted using a broad equity index, such as the DAX, the CDAX or the MSCI All Country World Index.

The appraiser used the tax-CAPM method and also took the 2008 corporate income tax reform into account when setting the market risk premium at 5.5% after taxes.

The market risk premium considered by the appraiser is in the middle of a range of market risk premiums advised by current guidance of the Technical Committee for Business

Valuations and Commerce of the Institute of Public Auditors in Germany (FAUB)37 from the IDW. On the strength of implied market risks premiums based on current market observations and capital market studies as well projections from financial analysts and rating agencies, the FAUB concluded that from September 2012 it was appropriate to use a range of market risk premiums after income tax of 5.0 to 6.0% when assessing market risk premiums.

When determining equity capital costs it must be considered that these should generally be forward-looking, similarly to business valuations. Expected cash flows of the company are discounted using an interest rate with matching risk, tax and maturity conditions. A capital-market based approach is most appropriate for determining observable interest rates when assessing objective equity values. The risk-free interest rate derived from long-term government bonds is increased using a risk premium derived from historical excess equity returns.

This enables the derivation of (quasi) risk-free returns from current expectations, which are reflected in the effective returns of German government bonds for example. However, for lack of information on the expected equity risk premium, only historical mean values can be used for the risk premium. Consequently, the discount rate amounts to the sum of a risk-free yield expected now for the future, and a market risk premium forecast based on past yields.

This procedure is the best compromise as along as it can be assumed that that the past relation between the risk premium and the risk-free interest rate provides a good estimate for the expected relation. This can generally be assumed in times of stable economic development. However, several indicators suggest that this is not currently the case.

The current situation on the capital markets is characterised among other things by yields on German government bonds and the corresponding interest rate curve languishing at historical lows. This development is a consequence of the low interest rate policy of the European Central Bank, which is expected to prevail in the coming years too. The returns of German government bonds are significantly below the EURIBOR interest rates for instruments of a similar term, or other European government bond yields. These market observations can be explained by the fact that demand for German government bonds has risen, all other factors being equal. Whether the actual reason for the change is due to the higher levels of uncertainty or the greater perceived aversion to risk is of no consequence. In any case, the current situation on the capital markets does not correspond to the average conditions observed in the past. For this reason, the customary methods of measuring the discount rate should be viewed critically.

[37]	See “FAUB guidance on considering financial market crisis when determining discount rates for business valuations” dated 19.09.2012.

With regard to the trading of German government bonds it cannot be stated that the markets have failed, nor is any other less risky form of investment apparent. Thus despite the lower returns observed on the market for German government bonds, we are still of the opinion that German government bonds are the best estimate of a risk-free return. However, with regard to the obvious shift in demand in favour of low-risk German government bonds and the concomitant realisation that investors are willing to accept minimal and sometimes even negative yields for low-risk investments, it must be assumed, conversely, that the price for assuming risk has risen. Nonetheless, to enable a clear and objective determination of the risk premium, it seems appropriate to focus on the upper end of the range of historical risk premiums, at least for the time being. In conclusion, it can be assumed that the market risk premium lies between 5.0% and 6.0% (after personal income tax).

We therefore endorse the reasoning put forward by the appraiser regarding the higher risk premium currently demanded by investors. For lack of more robust methods to determine short-term increases in risk premiums, we do not assume it is possible to quantify this adjustment precisely, and therefore we reckon a market risk premium in the middle of the range recommended by the FAUB is necessary, amounting to 5.5% after personal income tax.

In view of the considerations set forth above we consider the market risk premium applied by the appraiser of 5.5% to be appropriate.

Beta factor

The market risk premium must be modified due to the specific risk structure of the company to be valued. This company and industry-specific risk is expressed as a so-called beta factor in the CAPM and tax-CAPM. The beta factor is a measure of company risk relative to the market risk. A beta factor greater than one means that the share price of the viewed company reacts more than the average to fluctuations on the market, while a beta factor of less than one means that the share price changes by less than the average.

Observable beta factors are available on the capital market for GSW and Deutsche Wohnen as listed companies. The appraiser takes the historical beta factors of both companies into account, but it is not just individual beta factors of the two firms that are used. The appraiser rather calculates the beta factor based on a peer group. In this context, the same peer group is used for GSW and Deutsche Wohnen.

We examined the plausibility of the beta factors for GSW and Deutsche Wohnen using our own analyses based on data provided by Bloomberg LP. An analysis of share prices shows that the developments in the 2 and 5-year periods (and for GSW since its IPO) are statistically significant. Consequently, this could be used to derive the company-specific risk within the framework of the CAPM or the tax-CAPM. On this basis it is appropriate for the appraiser to take into account the beta factors of both GSW and Deutsche Wohnen.

The appraiser using a peer group instead of individual beta factors also seems appropriate. The future beta factors of GSW, Deutsche Wohnen or the peer group are not known or directly observable. Only the historical beta factors are observable, which represent estimates for the future systematic risk related to future financial earnings of GSW and Deutsche Wohnen. In this context, it must be considered that the planning assumptions at GSW and Deutsche Wohnen are comparable in key areas. However, Deutsche Wohnen has experienced much stronger inorganic growth in the past, including, in particular, the acquisition of GSW. However, Deutsche Wohnen’s portfolio has also grown without GSW, especially in the Core+ regions. By contrast, the portfolio in the Non-Core regions decreased. This led to an alignment in the portfolio structures. Consequently, we consider the historical beta factor of the peer group as a better estimate of the future systematic risk than just the individual beta factors. Thus we consider the appraiser’s approach of calculating the beta factor based on a peer group to be appropriate. Since the focus of business activities is comparable at both companies, we find it appropriate to employ a joint peer group.

Alongside GSW and Deutsche Wohnen, the appraiser included the following companies in the peer group:

•	Colonia Real Estate AG, Cologne

TAG Immobilien AG – also a peer group company – holds 79.04% of the shares in Colonia Real Estate AG. Colonia Real Estate AG manages and invests in real estate. The company invests in residential, hotel and office properties, whilst also offering asset management services to institutional clients. In the 2012 financial year the company generated total sales of EUR 61.9m (sales revenue from renting EUR 57.0m) as well as EBIT of EUR 18.2m. The 2013 annual report was not available before we completed our work. Its market capitalisation as at 31 December 2013 stood at EUR 199.7m.

•	Deutsche Annington Immobilien SE, Bochum

Deutsche Annington Immobilien SE offers real estate services. The company manages, rents and sells apartments. Deutsche Annington Immobilien SE offers its customers residential properties throughout Germany. The company has roughly 175,000 of its own apartments and 26,000 managed for third parties. In the 2013 financial year Deutsche Annington Immobilien SE generated total sales of EUR 1,421.1m (sales revenue from renting EUR 1,048.3m) as well as EBIT of

EUR 982.0m. Its market capitalisation as at 31 December 2013 stood at EUR 4,036.4m.

•	GAGFAH SA, Luxembourg

GAGFAH SA acquires, owns and manages residential properties throughout Germany. The company’s portfolio comprises, inter alia, 145,000 rented apartments. In the 2013 financial year the company generated total sales of EUR 975.0m (sales revenue from renting EUR 829.8m) as well as EBIT of EUR 335.1m. Its market capitalisation as at 31 December 2013 stood at EUR 2,310.7m.

•	LEG Immobilien AG, Düsseldorf

LEG Immobilien AG owns and manages apartments in North Rhein Westphalia. As at 31 December 2013 the company had roughly 94,000 residential units and around 1,000 commercial units. In the 2013 financial year the company generated total sales of EUR 566.0m (sales revenue from renting EUR 532.1m) as well as EBIT of EUR 287.8m. Its market capitalisation as at 31 December 2013 stood at EUR 2,274.8m.

•	TAG Immobilien AG, Hamburg

TAG Immobilien AG develops, sells and rents commercial and residential properties as well as special-purpose properties. In 2013 the company’s portfolio had more than 70,000 units. In the 2013 financial year the company generated total sales of EUR 375.8m (sales revenue from renting EUR 251.0m) as well as EBIT of EUR 127.6m. Its market capitalisation as at 31 December 2012 stood at EUR 1,152.8m.

Based on the peer group the appraiser determined an unlevered beta factor of roughly 0.35 and applied it to the valuations of GSW and Deutsche Wohnen. Weekly euro yields in 3 two-year periods over a total period of four years were used to calculate the beta factors, focusing on the MSCI World All Country Index as the benchmark index. In this context, the appraiser used capital market data from Bloomberg LP.

We examined the comparability and completeness of the peer group companies used by the appraiser. We conducted our own analyses of potentially comparable companies using Bloomberg and S&P Capital IQ data, during which we also focused particularly on Patrizia Immobilien AG and ORCO Germany SA. These companies were not considered, either because of their business model – not focused on residential property in Germany – or for lack of statistical significance. Based on our analyses we therefore consider the peer group used is appropriate for deriving the beta factor.

We also carried out our own calculations of beta factors based on data from financial services provider Bloomberg LP, to check the appropriateness of the 0.35 unlevered beta factor calculated by the appraiser. To this end we viewed other periods as alternatives.

Assessing the relevance and statistical significance of the beta is necessary to set the period in which the beta is calculated. A larger sample increases the accuracy of the result from a statistical perspective. In practice, an observation period of five years and an observation period of two years with weekly intervals between returns are applied (see OLG Frankfurt, 20 December 2010, 5 W 51/09; OLG Frankfurt, 2 May 2011, 21 W 3/11). Generally, a shorter period, such as two years, will be more up-to-date and relevant (see LG Frankfurt, 2 September 2010, 3-5 O 279/08).

We calculated the levered beta factors of the individual peer group companies based on weekly observations for the two and the five-year periods and using a regression technique against the CDAX and the MSCI World All Country Index. We relied here on the raw and adjusted beta factors provided by the financial services provider Bloomberg LP.

The beta factors determined based on stock and market movements contain a financing risk for capital investors on account of the capital structure of the given peer group company, which was adjusted in the first step (“unlevering”).

The unlevered raw and adjusted beta factors of the chosen peer group companies are presented in the following table:

Beta factors	CDAX				MSCI (EUR)
	2 years		5 years		2 years		5 years
	unlevered	unlevered adj.	unlevered	unlevered adj.	unlevered	unlevered adj.	unlevered	unlevered adj.
Colonia Real Estate AG	0.26	0.31	0.26	0.29	0.29	0.33	0.30	0.31
Deutsche Annington Immobilien SE	0.25	0.35	0.25	0.35	0.32	0.40	0.32	0.40
Deutsche Wohnen	0.42	0.48	0.39	0.43	0.48	0.52	0.45	0.47
GAGFAH SA	0.25	0.29	0.32	0.33	0.28	0.31	0.39	0.37
GSW	0.37	0.43	0.31	0.38	0.51	0.52	0.42	0.45
LEG Immobilien AG	0.31	0.41	0.31	0.41	0.39	0.46	0.39	0.46
TAG Immobilien AG	0.23	0.29	0.19	0.26	0.28	0.32	0.26	0.30

Average	0.30	0.37	0.29	0.35	0.36	0.41	0.36	0.40

Source: Bloomberg LP

Our alternative analyses regarding the underlying periods and indices produce a range of 0.29 to 0.41, and the unlevered beta factor used by the appraiser of 0.35 falls within this range. Based on our analyses we find the approach selected by the appraiser to be appropriate.

c)	Growth rate

It should be considered during the valuation that future business earnings may grow. In the detailed planning period, any eventual growth in company earnings for the individual periods is captured in the business plan. The value of the company’s distributable cash flows after the detailed planning period is recognised in the valuation as the present value of a terminal value, for simplification. For the terminal value, the expected sustainable earnings figure is used in the discounted earnings value model. If it can be assumed that the company being valued is in a position to increase its earnings in the period after the detailed planning period, the corresponding earnings growth can be taken into account mathematically by using a markdown on the discount rate.

Potential growth in the business plans of GSW and Deutsche Wohnen for the financial years from 2014 to 2016 is reflected in the expected income and expense trends as well as the balance sheet items. Thus a growth markdown was not required for this period. Also in the years from 2017 et seq. the items of the balance sheet and income statement and therefore the net income of shareholders as derived from the business plans will evolve. Mathematically this sustainable growth of the company can be depicted in the discount rate as a growth markdown.

By incorporating a growth markdown in the terminal value, this takes account of the fact that inflationary developments can generally be absorbed and passed on more easily by a company than would otherwise be the case with an investment in fixed-income securities. However, this does not necessarily mean that inflation can be compensated for entirely, because the development of corporate earnings depends not just on inflation, but also and particularly on the market and the competition as well as internal cost trends. The expected inflation rate is therefore one of the first points of reference for determining the growth markdown.

Empirical studies show that in the past, corporate profits have risen only roughly half as much as inflation. This implies that inflation at companies is regularly not passed on to customers in full.

Given the European Central Bank’s (ECB) monetary policy objective of maintaining stability, a sustainable inflation rate of close to or below 2.0% is determined for the euro zone. The consumer price index of the German Federal Statistical Office shows that this monetary policy of the ECB is also reflected in historical inflation rates. It reveals that Germany had an average inflation rate of 1.7% p.a. between 2001 and 2013. In its December 2013 monthly report, the German Bundesbank also projected an inflation rate of 1.3% for 2014 and 1.5% for 2015.

It is also accepted in case law that the specific underlying growth discount does not by any means have to correspond to the level of general inflation expected. Namely, future company-specific cost increases do not necessarily have to be passed on in full to customers or be absorbed through better efficiency. In case law, inflation rates are generally expected to be between 0.0% and 2.0%. The appraiser set sustainable growth at a uniform rate of 1.0% p.a.

In view of the following considerations we consider this sustainable growth rate as appropriate:

In the extended business plan period from 2017 until 2063, higher growth than 1.0% in potential gross rental income is assumed for the companies, since the potential gross rental income of the companies is expected to align to the market level by raising rents to market level following tenant changes. Accordingly, any additional growth may only result from an increase in the general rent level. Yet contradictory effects must be considered here. An increase in single and two-person households as well as new construction activities, which currently lag behind in Berlin and in further Core+ regions of Deutsche Wohnen, both advocate an increase in rents. Arguments against this development, however, include the contracting demographic trends in Germany.

In light of all this we consider annual average growth of 1.0% to be appropriate.

Based on the considerations outlined above the appraiser arrived at the following discount rates for GSW and Deutsche Wohnen:

Cost of equity - GSW	2014	2015	2016	Terminal Value
Risk-free rate before personal tax rate	2.50%	2.50%	2.50%	2.50%
Personal income tax	-0.66%	-0.66%	-0.66%	-0.66%

Risk-free rate after personal income tax	1.84%	1.84%	1.84%	1.84%
Market risk premium after personal income tax	5.50%	5.50%	5.50%	5.50%
Unlevered beta factor	0.35	0.35	0.35	0.35
Debt-equity ratio	0.94	0.90	0.87	0.84
Relevered beta factor	0.49	0.48	0.48	0.48

Risk premium	2.70%	2.67%	2.64%	2.61%
Sustainable growth rate				-1.00%

Discount rate	4.54%	4.51%	4.48%	3.45%

Cost of equity - Deutsche Wohnen	2014	2015	2016	Terminal Value
Risk-free rate before personal tax rate	2.50%	2.50%	2.50%	2.50%
Personal income tax	-0.66%	-0.66%	-0.66%	-0.66%

Risk-free rate after personal income tax	1.84%	1.84%	1.84%	1.84%
Market risk premium after personal tax	5.50%	5.50%	5.50%	5.50%
Unlevered beta factor	0.35	0.35	0.35	0.35
Debt-equity ratio	1.39	1.31	1.24	1.19
Relevered beta factor	0.56	0.54	0.54	0.53

Risk premium	3.07%	3.00%	2.95%	2.90%
Sustainable growth rate				-1.00%

Discount rate	4.91%	4.84%	4.79%	3.74%

We examined the methodological derivation and calculation of the discount rate and found it to be appropriate.

1.10	Equity value of GSW

Discounting on the valuation date

Based on the earnings to be capitalised and the discount rates, we arrive at the following discounted earnings value of GSW as at 18 June 2014:

Discounted earnings value - GSW	2014	2015	2016	Terminal Value
in EUR m
Earnings to be capitalised	44.9	47.8	51.0	70.7
Discount rates	4.54%	4.51%	4.48%	3.45%
Discount factors	0.9566	0.9153	0.8761	25.3611
Present values as at 31.12.	43.0	43.7	44.7	1,793.3

Discounted earnings value as at 31.12.2013	1,924.7
Accumulation	40.0

Discounted earnings value as at 18.6.2014	1,964.7

We examined the discounting of expected distributions and retentions using given discount rates on the relevant valuation date at 18 June 2014 and find it appropriate.

Special values

The appraiser took the following special values into account for the GSW valuation. The special values included are presented in the following table:

Special values as at 18.6.2014 - GSW	EUR m
Participations	5.6
Assets not required for the business	19.1
Corporate income tax credits	0.0

Special values	24.7

Participations not considered in the GSW planning for materiality reasons were included by the appraiser as a special value. For investments recognised as special values the higher of the investment’s carrying value and the share in its equity were considered as the special value. Additionally, some real estate companies are in liquidation, and they were also recorded in the special value at the level of their liquidation proceeds.

Stadtentwicklungsgesellschaft Eldenaer Straße mbH is in liquidation. However, it was not taken into account as a special value because according to GSW, all of the significant assets and liabilities were transferred to other GSW companies in the 2013 financial year.

The appraiser also took non-operating assets into account as special values, comprising EUR 19.0m of undeveloped land. The market value was used for undeveloped land. The appraiser also included works of art as special values. This value was estimated at EUR 0.1m based on historical costs.

The corporate income tax credit (EUR 2.5k) at GSW as at 31 December 2013 was taken into consideration as a special value.

We discussed the identification and values of the special values with GSW and the appraiser. According to the management board there are no other special items to be recorded in a separate valuation over and above the earnings valuation. Our examination discussions in this respect produced no contradictory information. We find the approach and the valuation of special values to be appropriate.

By our calculations, the equity value of GSW and the value per share are as follows in view of the discounted earnings value and the special values as at 18 June 2014:

Overview of values GSW as at 18.6.2014
Discounted earnings value (in EUR m)	1,964.7
Special values (in EUR m)	24.7

Equity value (in EUR m)	1,989.4
Number of shares (in k)	56,677

Value per share (in EUR)	35.10

1.11	Equity value of Deutsche Wohnen

Discounting on the valuation date

Based on the earnings to be capitalised and the discount rates, we arrive at the following discounted earnings value of Deutsche Wohnen as at 18 June 2014:

Discounted earnings value - Deutsche Wohnen				Terminal
in EUR m	2014	2015	2016	Value
Earnings to be capitalised	63.5	67.5	69.8	99.4
Discount rates	4.91%	4.84%	4.79%	3.74%
Discount factors	0.9532	0.9092	0.8677	23.1903
Present values as at 31.12.	60.6	61.4	60.6	2,304.0

Discounted earnings value as at 31.12.2013	2,486.6
Accumulation	55.8

Discounted earnings value as at 18.6.2014	2,542.4

We examined the discounting of expected distributions and retentions using given discount rates on the relevant valuation date at 18 June 2014 and find it appropriate.

Special values

The appraiser took special values into account for the Deutsche Wohnen valuation. The assets recognised as special values are presented in the following table:

Special values as at 18.6.2014 - Deutsche Wohnen	EUR m
Participation in GSW	1,830.6
Other participations	5.6
Assets not required for the business	13.7
Corporate income tax credits	0.1

Special values	1,850.0

Deutsche Wohnen holds 52,154,429 shares in GSW, which corresponds to a holding of roughly 92.02% in GSW’s share capital. The percentage share of Deutsche Wohnen in GSW’s equity value was considered a special value by the appraiser.

The appraiser included additional investments as special values which were not considered in the Deutsche Wohnen business plan for materiality reasons. These investments are Immeo Berlin 67. GmbH, Immeo Berlin 78. GmbH, Immeo Berlin 79. GmbH, Immeo Berlin I S.à r.l. and Immeo Berlin V S.à r.l. These investments were considered as special values at their respective carrying values.

Stadtentwicklungsgesellschaft Eldenaer Straße mbH is in liquidation. However, this was not taken into account as a special value because according to Deutsche Wohnen, all of the significant assets and liabilities were transferred to other Deutsche Wohnen companies in the 2013 financial year.

The appraiser also took non-operating assets into account as special values, comprising EUR 13.1m of undeveloped land. The appraiser also included works of art as special values. This value was estimated at EUR 0.6m based on historical costs.

The corporate income tax credit at Deutsche Wohnen as at 31 December 2013 was taken into consideration as a special value.

We discussed the identification and values of the special values with Deutsche Wohnen and the appraiser. According to the management board there are no other special items to be recorded in a separate valuation over and above the earnings valuation. Our examination discussions in this respect produced no contradictory information. We find the approach and the valuation of special values to be appropriate.

By our calculations, the equity value of Deutsche Wohnen and the value per share are as follows in view of the discounted earnings value and the special values as at 18 June 2014:

Overview of values Deutsche Wohnen as at 18.6.2014
Discounted earnings value (in EUR m)	2,542.4
Special values (in EUR m)	1,850.0

Equity value (in EUR m)	4,392.4
Number of shares (in k)	286,217

Value per share (in EUR)	15.35

1.12	Exchange ratio

The values per share for GSW and Deutsche Wohnen as at 18 June 2014 produce the following exchange ratio:

Exchange ratio
Value per share GSW based on discounted earnings method (in EUR)	35.10
Value per share Deutsche Wohnen based on discounted earnings method (in EUR)	15.35

Exchange ratio	2.29

We carried out a sensitivity analysis on the risk-free rate. The equity value per share and the exchange ratio would turn out as follows with a risk-free rate of 2.75% before personal income taxes:

Exchange ratio with a risk-free rate of 2.75%
Value per share GSW based on discounted earnings method (in EUR)	31.91
Value per share Deutsche Wohnen based on discounted earnings method (in EUR)	13.78

Exchange ratio	2.32

In the sensitivity analysis we took into account the impacts of a higher risk-free rate on interest expense.

1.13	Plausibility of equity value

Alongside the equity value calculated using the discounted earnings method, we conducted a plausibility assessment using simplified pricing.

a)	Comparables approach

Valuation practice recognises simplified procedures based on multiples that can be used to assess the plausibility of results in business valuations drawing on the discounted earnings value or the DCF method. In this context, the equity value is estimated using a multiple of a results indicator of the valuation object.

Suitable multiples can be derived from capital market data of listed comparative businesses (so-called peer group) or from comparable transactions, and applied to the company subject to the valuation. In principle, it should be noted that usually no two businesses are entirely comparable. The result of the multiple valuation may therefore often only represent a range of possible values within which the valuation is to be found. With multiples derived based on transaction prices it should be noted that purchase prices actually paid are significantly influenced by the subjective interests of the transaction partners. They take synergy effects and subjective expectations into account. Consequently this approach is generally less meaningful for the plausibility of an objective business value than multiples derived from share prices. This is why we only used multiples of comparable listed companies.

We have made an approximate estimation of future market multipliers below in order to assess the plausibility of the valuations calculated on the basis of the discounted earnings method.

In order to assess the plausibility of the results of the valuation using the discounted earnings method, we used the same comparative businesses as were also used to determine the beta factor.

We used the multiple Total Enterprise Value as Earnings Before Interest, Taxes, Depreciation and Amortisation.

We used capital market data provided by the information supplier S&P Capital IQ as our main source of information. We obtain the following multiples as at 17 April 2014 for the comparative companies we used:

Multiples - GSW	Enterprise value / EBITDA
in EUR m	2014	2015	2016
Deutsche Annington Immobilien SE	20.44x	17.77x	16.96x
Deutsche Wohnen	19.56x	17.98x	17.71x
GAGFAH SA	20.50x	19.77x	19.09x
GSW	22.24x	21.69x	17.48x
LEG Immobilien AG	19.27x	18.20x	17.11x
TAG Immobilien AG	19.49x	18.34x	17.54x

Average	20.25x	18.96x	17.65x
Maximum	22.24x	21.69x	19.09x
Minimum	19.27x	17.77x	16.96x
EBITDA	178.3	182.1	190.7

Ø Enterprise value	3,609.7	3,452.3	3,364.2

Net financial status	-1,814.8	-1,814.8	-1,814.8
Minority interest	-0.5	-0.5	-0.5
Special values	24.7	24.7	24.7

Ø Equity value	1,819.2	1,661.8	1,573.6
Maximum	2,174.1	2,159.8	1,848.2
Minimum	1,644.6	1,445.9	1,442.3
Number of shares (k)	56,677	56,677	56,677

Ø Value per share	32.10	29.32	27.77
Maximum	38.36	38.11	32.61
Minimum	29.02	25.51	25.45

Quelle: S&P Capital IQ

Multiples - Deutsche Wohnen	Enterprise value / EBITDA
in EUR m	2014	2015	2016
Average	20.25x	18.96x	17.65x
Maximum	22.24x	21.69x	19.09x
Minimum	19.27x	17.77x	16.96x
EBITDA (incl. proportional GSW)	436.0	443.2	452.3

Ø Enterprise value	8,829.8	8,401.8	7,981.8

Net financial status (incl. proportional GSW)	-5,131.0	-5,131.0	-5,131.0
Minority interest (incl. proportional GSW)	-2.6	-2.6	-2.6
Special values (incl. proportional GSW)	42.1	42.1	42.1

Ø Equity value	3,738.4	3,310.3	2,890.3
Maximum	4,606.6	4,522.3	3,541.7
Minimum	3,311.4	2,784.8	2,578.7
Number of shares (k)	286,217	286,217	286,217

Ø Value per share	13.06	11.57	10.10
Maximum	16.09	15.80	12.37
Minimum	11.57	9.73	9.01

Source: S&P Capital IQ

The values per share of GSW and Deutsche Wohnen as calculated according to the discounted earnings method are at the upper edge of the range of values produced in the assessment of multiples.

b)	EPRA NAV

GSW and Deutsche Wohnen publish net asset values in their annual reports calculated in accordance with the recommendations of the European Public Real Estate Association (EPRA NAV), which are a valuation benchmark for the fair value of net assets at a property company that holds properties to let and manage on a long-term basis. The properties must be valued at market value, as determined using the DCF method.

The undiluted EPRA NAV per share figures of GSW and Deutsche Wohnen were as follows according to the annual reports as at 31 December 2013:

EPRA NAV		Deutsche
in EUR	GSW	Wohnen
EPRA NAV (as at 31 December 2013) per share	30.02	13.99
Discounted earnings value per share	35.10	15.35

Deviation	16.9%	9.7%

Both of the equity values calculated using the discounted earnings method are higher than the EPRA NAV. The larger difference seen with GSW could be attributable in particular to the cost-cutting potential (through non-genuine synergies for example) considered during the equity value calculation.

c)	Pre-acquisitions

Deutsche Wohnen announced on 20 August 2013 that it had made a voluntary public takeover offer to the shareholders of GSW. On this basis the GSW shareholders could receive 51 newly issued shares of Deutsche Wohnen for 20 GSW shares (exchange ratio: 2.55 Deutsche Wohnen shares per GSW share), which would come with a dividend entitlement from 1 January 2014.

The German Federal Constitutional Court (BVerfG) determined in a ruling from 27 April 1999 that the prices actually paid by a majority shareholder for shares of a dependent company may be ignored when valuing shareholdings in order to assess a cash settlement as per § 305 AktG, because they regularly have no correlation to either the “genuine” value of the shareholding owned by the minority shareholders or to the market value of the shares (see BVerfG, 27 April 1999, AG 1999, pp. 566, 568). The considerations of a majority shareholder willing to pay an excessive price under certain circumstances in the run-up to and in preparation for an action under corporation law – e.g. as part of a takeover offer – are only important for the majority shareholder, they are of no relevance for third parties.

From the perspective of a minority shareholder, the (higher) price paid by the majority shareholder for individual shares is only achievable if he is successful in selling his shares to the majority shareholder. However, there is no constitutional entitlement in this context. This ruling complies with prevailing views in literature and Supreme Court case law (for all see: Paulsen, in: Munich Commentary on AktG, Ed. 3, 2010, § 305, note 82; BGH, 19 July 2010, AG 2010, pp. 629, 632).

The European Court of Justice (ECJ) reached a similar decision on 15 October 2009 (AG 2009, p. 821 et seq.). According to the ECJ, EU legislation contains no rule of law protecting minority shareholders to the extent that the main shareholder is obliged to buy their shares under the same conditions as were agreed for the acquisition of an investment where the main shareholder obtained control or increased his control.

In conclusion we endorse the appraiser’s assessment that – with reference to the case law outlined above – the exchange ratio in the takeover offer for calculating an appropriate settlement as per Section 305 (2) AktG is not relevant.

2.	Appropriateness of compensation and settlement

2.1	Share price

In light of the decision by the German Federal Constitutional Court of 27 April 1999 (ref. 1 BvR 1613/94), the share market price of the shares of the company being valued is to be compared with the value per share calculated using the discounted earnings method for the purposes of fixing the level of the settlement. According to the decision of the German Federal Constitutional Court, an existing share market price should not be disregarded when assessing the settlement. Accordingly, the share market price basically forms the minimum level of appropriate settlement.

However, the value may be lower than this if the share market price, in exceptional cases, does not reflect the share’s market value. The case law of the German Federal Constitutional Court was confirmed and reinforced by the decision of the German Federal Court of Justice (BGH) of 12 March 2001 (II ZB 15/00) and of 19 July 2010 (II ZB 18/09). In the decision of 12 March 2001, it was again made clear that the stock market value is not considered to be the minimum level of appropriate settlement if it does not reflect the market value. This may be the case, according to the BGH decision, if the company’s shares have not been traded for a long time, the individual minority shareholder is unable to sell their shares at the share market price because of a particular narrowness of the market, or the share market price has been manipulated.

GSW’s share capital is split into 56,676,960 shares with a notional interest in share capital of EUR 1.00 each. As at 31 December 2013, Deutsche Wohnen held roughly 92.02% of the shares and voting rights of GSW. The remainder are in free float. The GSW shares are traded both on the regulated market of the Frankfurt stock exchange (Prime Standard until 27 May 2014, then General Standard) and over the counter in the stock exchanges in Berlin (in the regulated segment until 31 March 2014), Düsseldorf, Hamburg, Hannover, Munich and Stuttgart.

From 14 April 2011, the day of GSW’s IPO, until one day before the announcement of the planned conclusion of a domination agreement on 7 March 2014, the shares were traded on 736 days. The trading volume over this observation period totalled an average 120,142 shares per trading day. The daily closing price fluctuated from 14 April 2011 to 6 March 2014 between EUR 18.52 (14 April 2011) and EUR 35.69 (18 November 2013).

Deutsche Wohnen’s share capital is split into 286,216,731 shares with a notional interest in share capital of EUR 1.00. The Deutsche Wohnen shares are traded both on the regulated market of the Frankfurt stock exchange (Prime Standard) and over the counter in the Berlin, Düsseldorf, Hamburg, Munich and Stuttgart stock exchanges.

From 14 April 2011 until one day before the announcement of the planned conclusion of a domination agreement on 7 March 2014, the shares were traded on 737 days. The trading volume over this period totalled an average 389,919 shares per trading day (adjusted for the outlier on 18 November 2013: 368,425 per trading day). The daily closing price fluctuated from 14 April 2011 to 6 March 2014 between EUR 8.71 (5 October 2011) and EUR 15.72 (21 May 2013).

The following chart shows the share market price trends of GSW and Deutsche Wohnen on all trading markets since GSW’s IPO on 14 April 2011 and the changes in the exchange ratio based on the share market prices:

Source: Bloomberg LP

The takeover offer announced on 20 August 2013 gave rise to an exchange ratio of 1: 2.55. The exchange ratio fluctuated based on the share market prices between 1 : 1.92 (19 to 23 December 2013) and 1 : 2.51 (4 September 2013) from GSW’s IPO until 6 March 2014. On the day the takeover offer was announced the share price ratio rose to 2.50 (previous day: 2.22). During the offer period from 1 October 2013 to 30 October 2013 the share price ratio fluctuated between 1 : 2.41 and 1 : 2.47.

2.2	Relevant reference period

When it comes to the question of the relevant reference period, the BGH decided, in its decision of 19 July 2010 – II ZB 18/09 (e.g. published in NZG 2010, 939) – departing from its decision of 12 March 2001 – II ZB 15/00 (according to which the three-month average price based on the three-month period immediately preceding the shareholders’ meeting was relevant) – that the stock market value of the share to be used as a minimum settlement value is in principle to be calculated on the basis of an average price weighted by turnover over a three-month reference period preceding the announcement of the structural measure.

However, if there is a long time between the announcement of the structural measure and the date of the shareholders’ meeting, there is a risk that the minority shareholders will be excluded from a rise in the stock market, and the stock market value calculated at the time of the announcement will be fixed in favour of the majority shareholder without the announced measure having been implemented. This can be prevented by the stock market value being extrapolated at the time of the decision according to general changes in value or changes typical for the sector, bearing in mind previous price changes.

In ad-hoc notices on 7 March 2014 in accordance with Section 15 WpHG it was announced that GSW and Deutsche Wohnen were intending to conclude a domination agreement between the two companies, with Deutsche Wohnen as the dominating company. The minority shareholders will be given an offer to buy their shares in exchange for a settlement in the form of newly issued shares of Deutsche Wohnen and a compensation for the duration of the agreement.

For this reason the appraiser rightly took the average share price of GSW and Deutsche Wohnen for a reference period of three months prior to the announcement of the measure on 7 March 2014, i.e. from 6 December 2013 to 6 March 2014. Extrapolation is not necessary because of the relatively short period between the day of the announcement and the day of the shareholders’ meeting.

The applicable minimum price, calculated by the German Federal Financial Supervisory Authority (BaFin) according to Section 31 (1)(7) in conjunction with Section 5 of the WpÜG bidding regulations on 18 March 2014, for the effective date of 6 March 2014 was EUR 29.54 per GSW share and EUR 14.46 per Deutsche Wohnen share. Only transactions that have been carried out on regulated markets are taken into account when determining the applicable minimum price.

2.3	Relevance of the share price

According to the above-mentioned decision of the BGH of 12 March 2001, the share market price does not reflect the market value of the share if there has been practically no trading of the company’s shares for a long time, the individual minority shareholder has been unable to sell their shares at the share market price because of a narrowness of the market, or the share market price has been manipulated.

When assessing the relevance of the share market price, it is necessary to examine whether a shareholder would have been able to sell their shares at the share market price in line with a free disinvestment decision. It is therefore necessary to examine whether, in the present case, there is a particular narrowness of the market within the meaning of the BGH decision.

During the three-month period before the announcement of the planned domination agreement on 7 March 2014 GSW’s shares were traded on a total of 59 trading days, and the share price fluctuated between EUR 26.75 and EUR 33.38 per share. During this period, 2,996,610 GSW shares were traded.

Following the announcement of the planned measures, trading in GSW shares remained brisk. Between 7 March 2014 and 11 April 2014 a total of 953,185 shares were traded, and the share price fluctuated between EUR 32.70 and EUR 34.49 per share.

During the three-month period before the announcement, the shares of Deutsche Wohnen were traded on a total of 59 trading days, and the share price fluctuated between EUR 13.65 and EUR 15.88 per share. During this period, 32,728,183 Deutsche Wohnen shares were traded.

Following the announcement of the planned measures, trading in Deutsche Wohnen shares remained brisk. Between 7 March 2014 and 11 April 2014 a total of 18,309,007 shares were traded, and the share price fluctuated between EUR 14.72 and EUR 15.88 per share.

In addition to the volume traded before the announcement, the volume traded after the announcement of the measure is to be regarded as a further indication of the relevance of the share market price. This suggests that a shareholder would have been able to sell their shares on the market, which can be affirmed in our view given the trading volume previously presented.

In accordance with the legislative valuation in Section 5 (1) and (3) of the WpÜG bidding regulations which can be used to calculate a settlement under the domination agreement, we find the average price of GSW shares weighted by sales to be applicable.

The BaFin value calculated according to Section 31(1)(7) in conjunction with Section 5 of the WpÜG bidding regulations is EUR 29.54 per GSW share. We examined this on the basis of the volume traded and share market prices according to Bloomberg LP for the three-month period and calculated it for the GSW share. The weighted average price calculated by us on this basis (regulated markets only) was EUR 29.38 per GSW share in this period. As the valuation of GSW using the discounted earnings method produces a valuation per share that is higher than both average share market prices, it can be left an open question as to which calculation method correctly produces the minimum level.

Alongside considering the average share price of GSW as the minimum value, we examined the relation of the BaFin minimum prices between the shares of GSW and Deutsche Wohnen. The BaFin value calculated according to Section 31(1)(7) in conjunction with Section 5 of the WpÜG bidding regulations is EUR 14.46 per Deutsche Wohnen share. We examined this on the basis of the volume traded and share market prices according to Bloomberg LP for the three-month period and calculated it for the Deutsche Wohnen share. The weighted average price calculated by us on this basis (regulated markets only) was EUR 14.44 per Deutsche Wohnen share in this period. The BaFin prices produce a share price ratio of 1 : 2.04, while based on our own analyses the share price ratio amounts to 1 : 2.03. Both share price ratios are below the exchange ratio determined using the discounted earnings method.

2.4.	Particular difficulties encountered when carrying out the valuation

According to Section 293e (1) AktG, particular difficulties encountered when valuing the companies concluding the contract must be detailed in the examination report.

Based on our work examining the appropriateness of the compensation as per Section 304 AktG and the settlement as per Section 305 AktG we find that there were no particular difficulties within the meaning of Section 293e (1) AktG when valuing GSW and Deutsche Wohnen.

2.5	Settlement and compensation

a)	Settlement as per Section 305 AktG

We made the following findings as regards calculating the proposed settlement in accordance with Section 305 AktG:

The equity value of GSW derived from the discounted earnings value is EUR 1,989.4m, which produces an accounting par value per GSW share of EUR 35.10. This is higher than the share price of EUR 29.54 per share applicable in accordance with case law of the German Federal Constitutional Court, as at the end of the calculation period deemed appropriate in supreme court case law upon the announcement of the measure under corporation law on 7 March 2014.

The share market price over a three-month reference period preceding the announcement of the structural measure, which is to be used according to supreme court case law, is the minimum level for the settlement to be offered. The equity value of GSW calculated under the discounted earnings method is higher than the share market price to be used.

The GSW settlement is based on the objective equity values of GSW and Deutsche Wohnen, calculated by the appraiser in accordance with IDW S 1, as at 18 June 2014, amounting to EUR 1.989.4m and EUR 4,392.4m respectively.

In our own valuation based on the valuation assumptions that were considered appropriate, we also carried out a calculation of the values that confirm this value (cf. Section C.IV.1.12.).

The computed exchange ratio for the equity values of GSW and Deutsche Wohnen derived from the discounted earnings value amounts to 2.29 shares in Deutsche Wohnen for one share in GSW. This figure is higher than the exchange ratio calculated using average weighted share prices in the three-month period before the announcement of the structural measure under corporation law for GSW and Deutsche Wohnen (2.04 shares in Deutsche Wohnen for one share in GSW). Deutsche Wohnen and GSW consequently conclude that the share prices are not relevant as minimum levels.

According to Section C.3.1 of the final draft of the joint contract report by the GSW and Deutsche Wohnen management boards, a settlement of 7 shares in Deutsche Wohnen for 3 shares in GSW is planned based on the calculations of the appraiser.

The final draft of the domination agreement provides for a settlement conforming to the exchange ratio of 7 shares in Deutsche Wohnen for 3 shares in GSW, i.e. 2.33 shares in

Deutsche Wohnen for one share in GSW. The exchange ratio in the domination agreement is therefore higher than the exchange ratio calculated based on the equity values derived from the discounted earnings values.

The settlement offered must take account of the circumstances of the company at the time of the decision of its shareholders’ meeting. If key bases for the valuation should change by that time, the level of settlement calculated would need to be adjusted.

We find the proposed settlement of 7 shares in Deutsche Wohnen for 3 shares in GSW to be appropriate. Ultimately there is no difference in opinion with the appraiser regarding the size of appropriate settlement.

b)	Compensation as per Section 304 AktG

According to Section 304 (1) sentence 2 AktG a domination agreement must include an appropriate compensation for minority shareholders by means of a guaranteed annual dividend (compensation). According to Section 304 (2) sentence 1 AktG, the compensation must at least be equal to the annual payment of the amount that is likely to be distributed as the average dividend per share, given the company’s past and current results of operations and its future earnings prospects, taking into account adequate depreciation, amortisation and impairment losses but excluding other provisions for retained earnings. This legislative rule ensures that minority shareholders receive a compensation that corresponds to the dividend they would receive without the corporate agreement. The equity value applicable for the compensation is not derived from the share market price, and instead is derived from the discounted earnings value of the company as per Section 304 (2) sentence 1 AktG (see OLG Hamburg of 7 August 2002 – 11 W14/94, AG 2003, pp. 583, 585; BGH of 13 February 2006 – II ZR 392/03, AG 2006, pp. 331, 332, OLG Stuttgart of 14 February 2008 – 20 W 9/06, AG 2008, pp. 783, 789, OLG Stuttgart of 18 December 2009 – 20 W 2/08, AG 2010, p. 513, OLG Stuttgart of 17 October 2011 – 20 W 7/11, NZG 2011, p. 1346).

Earnings at a company regularly vary over time. They are adequately presented in the projected discounted earnings value. This depicts the payments between companies and company owners with due consideration of interest and tax effects. At companies generating annual profits, such payments are the anticipated dividends to shareholders. In the interests of a compensation, the legislator does not base the payment obligation on the different annual profits expected, and instead calls for the amount that can presumably be distributed as an average dividend per share. Consequently, the average amount should integrate result variances in the calculations, but even the fluctuations out with a uniform average amount.

The compensation was calculated as an annuity based on the GSW equity valuation derived using the discounted earnings method. As regards assessing the compensation “without other provisions for retained earnings” as per Section 304 (2) p. 1 AktG, it must be noted that retention assumed for the discounted earnings value calculation does not reduce the equity value as the point of departure for the annuity, and therefore cannot reduce the compensation.

In its ruling from 21 July 2003 (ref. no. II ZB 17/01, BB 2003, p. 2084 f., “Ytong”) the German Federal Court of Justice (BGH) decided that minority shareholders must be assured, as (fixed) compensation, the likely average distributable gross profit per share net of any (dividend) corporate income tax payable by the company thereon based on the prevailing tax rates. The ruling details that profit before corporate income tax shall be construed as the profit realised, from which the statutory amount of corporate income tax must be deducted. Furthermore, according to the German Federal Court of Justice, the annuitisation of the equity value must be based on the full, risk-adjusted discount rate. Assets measured separately – especially any non-operating assets – should not be considered when determining the compensation.

In our view, aside from the individual case in hand to which the method valid until 31 December 2000 for crediting corporate income tax in income tax applied, parts of this ruling are not applicable. The (normally varying) future earnings of GSW are concentrated and presented in the company’s equity value, which, considering the timing and including special values as well as non-operating assets, represents the payments between companies and shareholders. In particular – in contrast to the procedure outlined above from the BGH – it does not seem appropriate that certain assets are permanently withheld from shareholders because non-operating assets are not included. This is why the compensation was determined by annuitising the GSW equity value as at 18 June 2014 to determine the compensation required by law. This procedure ensures the special values are also involved in determining the compensation.

In the afore-mentioned BGH ruling it was also ignored that the compensation – at least during the term of the contract – is almost certain, which means annuitising with a fully risk-adjusted discount rate (before personal income taxes) is not appropriate. In the case of a domination agreement, there is regularly the risk that the dominating company will end the agreement or become illiquid; in this respect, the future compensation is not completely risk free. There is also the risk that the company’s earnings capacity will fall during the agreement, and after the end of the agreement the shareholder has a holding in a company whose value has fallen.

The asset position of minority shareholders associated with the compensation is therefore neither risk-free nor comparable with the risk of a direct investment in the company (with uncertain dividend payments and increases in value). Consequently, neither an annuity based on the risk-free rate nor an annuity based on the full discount rate are appropriate. As it cannot be known whether and when value will fall, or a corporate agreement will end, the risks to be considered in the annuity rate cannot be determined exactly on an analytical basis.

The appraiser used a risk-adjusted rate to cover the remaining risk positions, whereby she raised the risk-free rate of 2.50% by half the risk premium calculated for GSW totalling 1.48%. The annuity rate applied is therefore 3.98%. Focusing on a risk-free rate before personal income taxes is appropriate because to calculate the compensation before personal income taxes, the parameters before personal income tax must be applied.

As explained in the final draft of the joint contract report, the compensation is determined by discounting the equity value of EUR 1,989.4m and the value per share of EUR 35.10.

The following tables show the calculation of an appropriate compensation based on the equity value:

Fixed annual payment per share
Equity value (in EUR m)	1,989.4
Retirement rate (before income tax)	3.98%
Compensation per all shares (in EUR m)	79.22
Number of shares (in k)	56,677
Net fixed annual payment per share (in EUR)	1.40
Corporation tax and solidarity surcharge (15,825%)	0.26

Gross fixed annual payment per share (in EUR)	1.66

The compensation would fall based on a risk-free rate of 2.75% because of the lower equity value:

Fixed annual payment per share with a risk-free rate of 2.75%
Equity value (in EUR m)	1,808.3
Retirement rate (before income tax)	4.28%
Compensation per all shares (in EUR m)	77.37
Number of shares (in k)	56,677
Net fixed annual payment per share (in EUR)	1.37
Corporation tax and solidarity surcharge (15,825%)	0.26

Gross fixed annual payment per share (in EUR)	1.63

On this basis and in accordance with Section 4 (2) of the final draft of the domination agreement, Deutsche Wohnen guarantees to pay GSW’s minority shareholders a gross compensation per share of EUR 1.66 for each full financial year, net of corporate income tax and the solidarity surcharge based on the rates applicable for these taxes in the given financial year, in the form of a guaranteed dividend, for the duration of the domination agreement.

In view of the taxation conditions as at the conclusion of the planned agreement, this produces a net compensation of EUR 1.40 per GSW share for each full financial year.

A proper mathematical derivation of an average, fixed, future profit based on fluctuating earnings expectations is carried out by annuitising the present value of fluctuating earnings surpluses for a given period. We find this averaging method appropriate. We consider the inclusion of special values in the compensation calculation by the appraiser is appropriate from the economic perspective that those eligible for compensation also hold shares in this part of operating assets.

Ultimately, we find that the contractual net compensation of EUR 1.40 per GSW share before personal income tax is appropriate. If the dividend paid by GSW per share of GSW for a financial year (including any instalment payments) falls below the compensation, Deutsche Wohnen shall pay the minority shareholder of GSW the corresponding amount of the difference per share.

D.	Final declaration on the appropriateness of the proposed compensation and proposed settlement

As the court-appointed auditor we examined the appropriateness of the proposed compensation in accordance with Section 304 AktG and the proposed settlement in accordance with Section 305 AktG based on the final draft of the domination agreement (Section 291 AktG) between Deutsche Wohnen AG, Frankfurt am Main, as the dominating company, and GSW Immobilien AG, Berlin, as the dominated company as at 24 April 2014.

We hereby make the following declaration in accordance with Section 293e AktG:

“According to our findings and for the afore-mentioned reasons, the proposed net compensation of EUR 1.40 (gross compensation: EUR 1.66 before deduction of corporate income tax and solidarity surcharge) per share in GSW Immobilien AG, Berlin, and the proposed settlement, under which minority shareholders of GSW Immobilien AG, Berlin, are offered 7 new shares in Deutsche Wohnen AG, Frankfurt am Main, for 3 shares in GSW Immobilien AG, Berlin, are appropriate”.

Düsseldorf, 25 April 2014

MAZARS GmbH

Wirtschaftsprüfungsgesellschaft

Stephan Kleinmann	Susann Ihlau
Auditor	Auditor

Berlin District Court

Decision

Case number: 102 AR 10/14 AktG

In the proceeding

pursuant to sentences 1 and 2 of Section 293(1) AktG

regarding

GSW Immobilien AG,

whose registered office is located at Charlottenstrasse 4, 10969 Berlin,

in response to the application by

Deutsche Wohnen AG, whose registered office is located at Mecklenburgische Strasse 57, 14197 Berlin,

the main shareholder,

and

GSW Immobilien AG,

Charlottenstrasse 4, 10969 Berlin,

Mazars GmbH Wirtschaftsprüfungsgesellschaft, Bennigsen-Platz 1, 40474 Düsseldorf, is hereby appointed as the joint contract auditor to check the appropriateness of the compensation (Section 304 AktG) and settlement (Section 305 AktG) in the domination agreement which the applicants intend to conclude.

According to the statement given to the court on 17 March 2014, the auditing firm satisfies the conditions stipulated in Section 293(d)(1) AktG and, in particular, has not been banned from auditing pursuant to Section 319(2) and (3) HGB.

In preparing the examination report, the following items, in particular, must be considered:

a)	The examination report must include the auditor’s own findings on key issues.

If a parallel examination is conducted, the report must indicate any items on which the expert auditor’s views differed from those of the person compiling the report for the main shareholder. If an auditing firm appointed by the main shareholder disagreed with the views of the expert auditor, the report must indicate why the views of the expert auditor are to be given priority.

b)	Further, it must indicate which sources the expert auditor used for the parameters applied to measure the discounted earnings value (risk-free rate, growth discount, excess returns, beta factor and, if applicable, composition of any peer group).

c)	If past results are adjusted for certain extraordinary expenses and income, these must be listed explicitly and the rationale for the adjustments must be given. Moreover, the report must indicate the sources from which the business plans on which the valuation is based were taken.

The expert auditor shall be required to submit a copy of the examination report to the court for its files. If it used a computer programme to calculate the equity value, the file must be attached to the examination report on a standard storage medium (CD-ROM or USB flash drive).

The appointment shall not entitle the auditor to claim reimbursement of any fees or expenses by the State of Berlin.

The applicants shall bear the cost of this appointment proceeding, in accordance with the amount shown in the fee table for a proceeding with a value of EUR 20,000.00.

Explanation of rights of appeal:

This decision may be appealed in accordance with Section 63 of the Law on Proceedings Regarding Family Matters and Voluntary Jurisdiction (FamFG). The appeal must be submitted to the Berlin District Court within one month of written notification (delivery) of the decision.

Berlin District Court,

Commercial Division 102

18 March 2014

Pade

Presiding Judge at the District Court

Executed

Berlin, 19 March 2014

Gonsior

Court Clerk

Domination Agreement

Between

Deutsche Wohnen AG, Frankfurt am Main, registered with the commercial register of the local court of Frankfurt am Main under docket number HRB 42388

– “Deutsche Wohnen” in the following –

and

GSW Immobilien AG, Berlin, registered with the commercial register of the local court of Charlottenburg under docket number HRB 125788

– “GSW” in the following –

§ 1 Management Control and Instruction

(1)

GSW assigns the management control (Leitung) of its company to Deutsche Wohnen. Deutsche Wohnen is accordingly entitled to issue instructions (Weisungen) which are binding on the Management Board of GSW, both generally and with regard to individual cases. Deutsche Wohnen will exercise its right to issue instructions through its Management Board or (as far as legally permissible) through persons given explicit power of attorney by the Management Board, specifying the extent and duration of this authority.

(2)

No instruction may be given to maintain, amend or terminate the present agreement. Instructions must be in writing (Section 126 b German Civil Code (BGB)). In urgent cases instructions may also be given orally, but must be confirmed by Deutsche Wohnen in writing (Section 126 b German Civil Code (BGB)) without delay.

(3)	The Management Board of GSW is required to comply with the instructions of Deutsche Wohnen.

§ 2 Right to Information

Deutsche Wohnen is entitled to inspect the books and records of GSW at any time. The Management Board of GSW is required to supply Deutsche Wohnen at any time with all requested information on all matters relating to GSW. Notwithstanding the rights agreed above, GSW is required to keep Deutsche Wohnen continuously informed of the business development, and specifically of material transactions.

§ 3 Assumption of Losses

(1)	An assumption of any losses (Verlustübernahme) by Deutsche Wohnen is agreed pursuant to the provisions of Section 302 German Stock Corporation Act (AktG), as amended from time to time.

(2)	The obligation to assume losses applies for the first time to the entire financial year in which this agreement becomes effective pursuant to Section 6(2).

(3)

In event that this agreement is ended during a financial year, and specifically in the event of termination for good cause (wichtiger Grund), Deutsche Wohnen is required to assume a prorated loss by GSW as shown in the balance sheet to be drawn up for the date of termination.

§ 4 Compensation

(1)

Deutsche Wohnen guarantees the minority shareholders of GSW for the duration of this agreement a fixed annual payment in the form of a Guaranteed Dividend (“Guaranteed Dividend”), payable for the first time for the financial year in which the agreement becomes effective pursuant to Section 6(2). If this agreement ends during a financial year of GSW or GSW declares a short financial year during the period in which the obligation to assume losses pursuant to Section 3(1) of this agreement is effective, the Guaranteed Dividend is reduced pro rata temporis. To the extent the dividend paid by GSW for a financial year (including any part payments) for each no-par share of GSW is less than the Guaranteed Dividend, Deutsche Wohnen will pay each minority shareholder of GSW the difference for each no-par share. The due date for any payment of the difference is based on the statutory provisions.

(2)

The Guaranteed Dividend for each GSW financial year and each bearer GSW share representing a notional value of EUR 1.00 of the share capital shall be a gross sum of EUR 1.66 (“Gross Compensation Amount”) less any corporate income tax and solidarity surcharge at the prevailing rate for the relevant financial year (“Net Compensation Amount”). In the circumstances at the time of signature of this agreement, the Gross Compensation Amount is subject to 15% corporate income tax plus 5.5% solidarity surcharge, or EUR 0.26 for each no-par share of GSW. This results under the circumstances at the time of signature of this agreement in a Guaranteed Dividend of EUR 1.40 for each no-par share of GSW for an entire financial year of GSW. For the sake of clarity it is agreed that any withholding tax (such as capital gains tax) shall be withheld from the Net Compensation Amount to the extent required by statute.

(3)	In the event of capital measures by Deutsche Wohnen or GSW, the Guaranteed Dividend will be adjusted, if required by statute.

(4)

If proceedings are initiated pursuant to Section 1 number 1 German Act on Appraisal Proceedings (SpruchG) and the court legally binding adjudicates a higher Guaranteed Dividend than agreed in this agreement, the minority shareholders are entitled, even if they have already received compensation in the interim pursuant to Section 5, to demand a corresponding payment in addition to the payments already received by them on the basis of the Guaranteed Dividend. Similarly, all other minority shareholders will be treated in the same way if Deutsche Wohnen commits to a higher Guaranteed Dividend for a GSW shareholder in a settlement to avoid or end proceedings pursuant to Section 1 number 1 German Act on Appraisal Proceedings.

§ 5 Settlement

(1)

Deutsche Wohnen undertakes on request by a minority shareholder of GSW to acquire the shareholder’s shares in exchange for bearer shares in Deutsche Wohnen representing a notional value of EUR 1.00 each in the share capital in the ratio of 7 shares of Deutsche Wohnen for 3 shares of GSW (“Exchange Ratio”). The exchange does not include dividend coupons and renewal talons not yet called. In the event that shareholders of GSW exchange their GSW shares for shares of Deutsche Wohnen before receiving a dividend and/or payment under the Guaranteed Dividend for the financial year 2014 or subsequent financial years they shall as far as practically and legally possible be granted shares in Deutsche Wohnen that participate in profit from the start of the last financial year that ended before they were created. In the event that shareholders of GSW exchange their GSW shares for shares of Deutsche Wohnen after receiving a dividend and/or payment under the Guaranteed Dividend for the financial year 2014 or subsequent financial years or where it is not practically or legally possible to grant shares with that participation in profit as described in the previous sentence they shall be granted Deutsche Wohnen shares that participate in profit from the start of the financial year in which they are created.

(2)

Compensation for fractional rights to shares of Deutsche Wohnen (“Fractional Share Rights”) is in cash. For the purposes of compensation in cash, the Fractional Share Rights due to individual shareholders are pooled into full shares for all shares issued at a given date, and the resulting shares of Deutsche Wohnen are sold on the stock exchange by the settlement agent; the holders of fractional share rights receive a compensation in cash in the amount of the share in the proceeds corresponding to their Fractional Share Rights. To the extent Fractional Share Rights are left over after pooling, a cash compensation will be made equaling the prorated closing price of Deutsche Wohnen AG stock in Xetra trading (or a corresponding successor system) in Frankfurt am Main on the day before such cash is credited by the settlement agent.

(3)

The obligation of Deutsche Wohnen to acquire the shares is for a limited period of time. The time limitation period ends two months after the date on which the entry of the existence of this agreement in the commercial register of the seat of GSW is deemed to have been made known in accordance with Section 10 German Commercial Code (HGB). This time limitation period is deemed to have been observed if written declaration of acceptance is received on time by Deutsche Wohnen. This does not prejudice the minority shareholders’ rights under Section 305 paragraph 4 sentence 3 German Stock Corporation Act (AktG).

(4)	In the event of capital measures by Deutsche Wohnen or GSW before expiration of the time limitation period specified in Section 5(3), the Exchange Ratio will be adjusted if required by statute.

(5)

If proceedings are initiated pursuant to German Act on Appraisal Proceedings (SpruchG) and the court adjudicates a higher settlement, shareholders who have already received settlement can also require a corresponding supplement to the settlement already received. Similarly, all other minority shareholders of GSW will be treated in the same way by adjusting the Exchange Ratio or an additional cash payment if Deutsche Wohnen commits to a higher settlement for a shareholder of GSW in a settlement to avoid or end proceedings pursuant to Section 1 number 1 German Act on Appraisal Proceedings (SpruchG).

(6)	The transfer of shares of GSW in exchange for the shares of Deutsche Wohnen to be granted is without charge to minority shareholders of GSW, provided that they have a domestic securities deposit account.

§ 6 Effectiveness

(1)	This agreement requires approval by the general meetings of GSW and Deutsche Wohnen.

(2)

The agreement becomes effective on entry in the commercial register of the seat of GSW and (with the exception of the management and instruction right pursuant to Section 1) applies retroactively from the start of the financial year of GSW in which it becomes effective through entry in the commercial register of the seat of GSW.

§ 7 Term of Agreement, Termination

(1)

This agreement is entered into for an indefinite period of time. This agreement can be ordinarily terminated with notice of three months to the end of a financial year of GSW. Any notice of termination must be in writing.

(2)	This does not affect the right of termination for good cause (wichtiger Grund) without notice. Good cause is in particular

a)

any event as a result of which Deutsche Wohnen no longer directly holds the majority of the voting rights arising from the shares of GSW or it has undertaken in an agreement to transfer shares of GSW to a third party with the result that upon the planned execution of the agreement or the conditional execution of the agreement contingent upon the discharge of external conditions it no longer directly holds the majority of the voting rights arising from the shares of GSW;

b)

conclusion of a combined domination and profit and loss transfer agreement or isolated profit and loss transfer agreement between the parties or between GSW and a controlled company of Deutsche Wohnen (excluding GSW and companies affiliated with GSW);

c)	any changes in tax legislation or case law affecting the existence or absence of a fiscal union between the two parties to this agreement; or

d)	the transformation of GSW or Deutsche Wohnen, particularly as a result of a carve-out, merger or change of the legal form.

(3)	In the event of termination for good cause (wichtiger Grund) without notice, this

Agreement lapses at the end of the date stated in the notice of termination provided that this is no earlier than the day on which notice of termination is served.

(4)	If the agreement ends, Deutsche Wohnen must furnish security to creditors of GSW pursuant to Section 303 German Stock Corporation Act (AktG).

§ 8 Final provisions

(1)

Amendments and supplements to this Agreement must be in writing to be effective. This specifically also applies to this clause requiring written form. The provisions of Section 295 German Stock Corporation Act (AktG) apply.

(2)

If a provision of this agreement is or becomes invalid or infeasible or if there is a gap in the agreement, this does not affect the validity of the other provisions of the agreement. The parties shall agree an appropriate provision in place of the invalid or infeasible provision which comes as close as legally possible to what the parties intended or would have intended for the purpose of the agreement. The parties declare explicitly that the present agreement is not intended to form a legal unity (Section 139 German Civil Code (BGB)) with agreements concluded between the parties in the past or which may be concluded between the parties in the future.

(3)	Berlin is the place of performance for reciprocal obligations and sole venue.

Berlin as of April     , 2014

Deutsche Wohnen AG

For the Management Board

Michael Zahn	Lars Wittan

(Chairman of the Management Board)	(Member of the Management Board)

GSW Immobilien AG

For the Management Board

Michael Zahn	Andreas Segal

(Chairman of the Management Board)	(Member of the Management Board)

All rights reserved. This form may not be reprinted, either in whole or in part, or copied in any manner, without the express written consent of the publisher.

© IDW Verlag GmbH — Tersteegenstraße 14 — 40474 Düsseldorf

[Translator’s notes are in square brackets]

General Engagement Terms

for

Wirtschaftsprüfer and Wirtschaftsprüfungsgesellschaften

[German Public Auditors and Public Audit Firms]

as of January 1, 2002

This is an English translation of the German text, which is the sole authoritative version

1.	Scope

(1) These engagement terms are applicable to contracts between Wirt-schaftsprüfer [German Public Auditors] or Wirtschaftsprüfungsgesellschaften [German Public Audit Firms] (hereinafter collectively referred to as the “Wirtschaftsprüfer”) and their clients for audits, consulting and other engagements to the extent that something else has not been expressly agreed to in writing or is not compulsory due to legal requirements.

(2) lf, in an individual case, as an exception contractual relations have also been established between the Wirtschaftsprüfer and persons other than the client, the provisions of No. 9 below also apply to such third parties.

2.	Scope and performance of the engagement

(1) Subject of the Wirtschaftsprüfer’s engagement is the performance of agreed services - not a particular economic result. The engagement is performed in accordance with the Grundsätze ordnungsmäßiger Berufsausübung [Standards of Proper Professional Conduct]. The Wirtschaftsprüfer is entitled to use qualified persons to conduct the engagement.

(2) The application of foreign law requires - except for financial attestation engagements - an express written agreement.

(3) The engagement does not extend - to the extent it is not directed thereto - to an examination of the issue of whether the requirements of tax law or special regulations, such as, for example, laws on price controls, laws limiting competition and Bewirtschaftungsrecht [laws controlling certain aspects of specific business operations] were observed; the same applies to the determination as to whether subsidies, allowances or other benefits may be claimed. The performance of an engagement encompasses auditing procedures aimed at the detection of the defalcation of books and records and other irregularities only if during the conduct of audits grounds therefor arise or if this has been expressly agreed to in writing.

(4) If the legal position changes subsequent to the issuance of the final professional statement, the Wirtschaftsprüfer is not obliged to inform the client of changes or any consequences resulting therefrom.

3.	The client’s duty to inform

(1) The client must ensure that the Wirtschaftsprüfer - even without his special request - is provided, on a timely basis, with all supporting documents and records required for and is informed of all events and circumstances which may be significant to the performance of the engagement. This also applies to those supporting documents and records, events and circumstances which first become known during the Wirtschaftsprüfer’s work.

(2) Upon the Wirtschaftsprüfer’s request, the client must confirm in a written statement drafted by the Wirtschaftsprüfer that the supporting documents and records and the information and explanations provided are complete.

4.	Ensuring independence

The client guarantees to refrain from everything which may endanger the independence of the Wirtschaftsprüfer’s staff. This particularly applies to offers of employment and offers to undertake engagements on one’s own account.

5.	Reporting and verbal information

lf the Wirtschaftsprüfer is required to present the results of his work in writing, only that written presentation is authoritative. For audit engagements the long- form report should be submitted in writing to the extent that nothing else has been agreed to. Verbal statements and information provided by the Wirtschaftsprüfer’s staff beyond the engagement agreed to are never binding.

6.	Protection of the Wirtschaftsprüfer’s intellectual property

The client guarantees that expert opinions, organizational charts, drafts, sketches, schedules and calculations - expecially quantity and cost computations - prepared by the Wirtschaftsprüfer within the scope of the engagement will be used only for his own purposes.

7.	Transmission of the Wirtschaftsprüfer’s professional statement

(1) The transmission of a Wirtschaftsprüfer’s professional statements (long- form reports, expert opinions and the like) to a third party requires the Wirtschaftsprüfer’s written consent to the extent that the permission to transmit to a certain third party does not result from the engagement terms.

The Wirtschaftsprüfer is liable (within the limits of No. 9) towards third parties only if the prerequisites of the first sentence are given.

(2) The use of the Wirtschaftsprüfer’s professional statements for promotional purposes is not permitted; an infringement entitles the Wirtschaftsprüfer to immediately cancel all engagements not yet conducted for the client.

8.	Correction of deficiencies

(1) Where there are deficiencies, the client is entitled to subsequent fulfillment [of the contract]. The client may demand a reduction in fees or the cancellation of the contract only for the failure to subsequently fulfill [the contract]; if the engagement was awarded by a person carrying on a commercial business as part of that commercial business, a government-owned legal person under public law or a special government-owned fund under public law, the client may demand the cancellation of the contract only if the services rendered are of no interest to him due to the failure to subsequently fulfill [the contract]. No. 9 applies to the extent that claims for damages exist beyond this.

(2) The client must assert his claim for the correction of deficiencies in writing without delay. Claims pursuant to the first paragraph not arising from an intentional tort cease to be enforceable one year after the commencement of the statutory time limit for enforcement.

(3) Obvious deficiencies, such as typing and arithmetical errors and formelle Mängel [deficiencies associated with technicalities] contained in a Wirtschaftsprüfer’s professional statements (long-form reports, expert opinions and the like) may be corrected - and also be applicable versus third parties - by the Wirtschaftsprüfer at any time. Errors which may call into question the conclusions contained in the Wirtschaftsprüfer’s professional statements entitle the Wirtschaftsprüfer to withdraw - also versus third parties - such statements. In the cases noted the Wirtschaftsprüfer should first hear the client, if possible.

9.	Liability

(1) The liability limitation of § [“Article”] 323 (2)[“paragraph 2”] HGB [“Handelsgesetzbuch”: German Commercial Code] applies to statutory audits required by law.

(2) Liability for negligence; An individual case of damages

If neither No. 1 is applicable nor a regulation exists in an individual case, pursuant to § 54a (1) no. 2 WPO [“Wirtschaftsprüferordnung”: Law regulating the Profession of Wirtschaftsprüfer] the liability of the Wirtschaftsprüfer for claims of compensatory damages of any kind - except for damages resulting from injury to life, body or health - for an individual case of damages resulting from negligence is limited to € 4 million; this also applies if liability to a person other than the client should be established. An individual case of damages also exists in relation to a uniform damage arising from a number of breaches of duty. The individual case of damages encompasses all consequences from a breach of duty without taking into account whether the damages occurred in one year or in a number of successive years. In this case multiple acts or omissions of acts based on a similar source of error or on a source of error of an equivalent nature are deemed to be a uniform breach of duty if the matters in question are legally or economically connected to one another. In this event the claim against the Wirtschaftsprüfer is limited to € 5 million. The limitation to the fivefold of the minimum amount insured does not apply to compulsory audits required by law.

(3) Preclusive deadlines

A compensatory damages claim may only be lodged within a preclusive deadline of one year of the rightful claimant having become aware of the damage and of the event giving rise to the claim - at the very latest, however, within 5 years subsequent to the event giving rise to the claim. The claim expires if legal action is not taken within a six month deadline subsequent to the written refusal of acceptance of the indemnity and the client was informed of this consequence.

The right to assert the bar of the preclusive deadline remains unaffected. Sentences 1 to 3 also apply to legally required audits with statutory liability limits.

52002KND

1/2002

10.	Supplementary provisions for audit engagements

(1) A subsequent amendment or abridgement of the financial statements or management report audited by a Wirtschaftsprüfer and accompanied by an auditor’s report requires the written consent of the Wirtschaftsprüfer even if these documents are not published. If the Wirtschaftsprüfer has not issued an auditor’s report, a reference to the audit conducted by the Wirtschaftsprüfer in the management report or elsewhere specified for the general public is permitted only with the Wirtschaftsprüfer’s written consent and using the wording authorized by him.

(2) lf the Wirtschaftsprüfer revokes the auditor’s report, it may no longer be used. lf the client has already made use of the auditor’s report, he must announce its revocation upon the Wirtschaftsprüfer’s request.

(3) The client has a right to 5 copies of the long-form report. Additional copies will be charged for separately.

11.	Supplementary provisions for assistance with tax matters

(1) When advising on an individual tax issue as well as when furnishing continuous tax advice, the Wirtschaftsprüfer is entitled to assume that the facts provided by the client - especially numerical disclosures - are correct and complete; this also applies to bookkeeping engagements. Nevertheless, he is obliged to inform the client of any errors he has discovered.

(2) The tax consulting engagement does not encompass procedures required to meet deadlines, unless the Wirtschaftsprüfer has explicitly accepted the engagement for this. In this event the client must provide the Wirtschaftsprüfer, on a timely basis, all supporting documents and records - especially tax assessments - material to meeting the deadlines, so that the Wirtschaftsprüfer has an appropriate time period available to work therewith.

(3) In the absence of other written agreements, continuous tax advice encompasses the following work during the contract period:

a)

preparation of annual tax returns for income tax, corporation tax and business tax, as well as net worth tax returns on the basis of the annual financial statements and other schedules and evidence required for tax purposes to be submitted by the client

b)	examination of tax assessments in relation to the taxes mentioned in (a)

c)	negotiations with tax authorities in connection with the returns and assessments mentioned in (a) and (b)

d)	participation in tax audits and evaluation of the results of tax audits with respect to the taxes mentioned in (a)

e)	participation in Einspruchs- und Beschwerdeverfahren [appeals and complaint procedures] with respect to the taxes mentioned in (a).

In the afore-mentioned work the Wirtschaftsprüfer takes material published legal decisions and administrative interpretations into account.

(4) If the Wirtschaftsprüfer receives a fixed fee for continuous tax advice, in the absence of other written agreements the work mentioned under paragraph 3 (d) and (e) will be charged separately.

(5) Services with respect to special individual issues for income tax, corporate tax, business tax, valuation procedures for property and net worth taxation, and net worth tax as well as all issues in relation to sales tax, wages tax, other taxes and dues require a special engagement. This also applies to:

a)	the treatment of nonrecurring tax matters, e. g. in the field of estate tax, capital transactions tax, real estate acquisition tax

b)	participation and representation in proceedings before tax and administrative courts and in criminal proceedings with respect to taxes, and

c)

the granting of advice and work with respect to expert opinions in connection with conversions of legal form, mergers, capital increases and reductions, financial reorganizations, admission and retirement of partners or shareholders, sale of a business, liquidations and the like.

(6) To the extent that the annual sales tax return is accepted as additional work, this does not include the review of any special accounting prerequisites nor of the issue as to whether all potential legal sales tax reductions have been claimed. No guarantee is assumed for the completeness of the supporting documents and records to validate the deduction of the input tax credit.

12.	Confidentiality towards third parties and data security

(1) Pursuant to the law the Wirtschaftsprüfer is obliged to treat all facts that he comes to know in connection with his work as confidential, irrespective of whether these concern the client himself or his business associations, unless the client releases him from this obligation.

(2) The Wirtschaftsprüfer may only release long-form reports, expert opinions and other written statements on the results of his work to third parties with the consent of his client.

(3) The Wirtschaftsprüfer is entitled - within the purposes stipulated by the client - to process personal data entrusted to him or allow them to be processed by third parties.

13.	Default of acceptance and lack of cooperation on the part of the client lf the client defaults in accepting the services offered by the Wirtschaftsprüfer or if the client does not provide the assistance incumbent on him pursuant to No. 3 or otherwise, the Wirtschaftsprüfer is entitled to cancel the contract immediately. The Wirtschaftsprüfer’s right to compensation for additional expenses as well as for damages caused by the default or the lack of assistance is not affected, even if the Wirtschaftsprüfer does not exercise his right to cancel.

14.	Remuneration

(1) In addition to his claims for fees or remuneration, the Wirtschaftsprüfer is entitled to reimbursement of his outlays: sales tax will be billed separately. He may claim appropriate advances for remuneration and reimbursement of outlays and make the rendering of his services dependent upon the complete satisfaction of his claims. Multiple clients awarding engagements are jointly and severally liable.

(2) Any set off against the Wirtschaftsprüfer’s claims for remuneration and reimbursement of outlays is permitted only for undisputed claims or claims determined to be legally valid.

15.	Retention and return of supporting documentation and records

(1) The Wirtschaftsprüfer retains, for ten years, the supporting documents and records in connection with the completion of the engagement - that had been provided to him and that he has prepared himself - as well as the correspondence with respect to the engagement.

(2) After the settlement of his claims arising from the engagement, the Wirtschaftsprüfer, upon the request of the client, must return all supporting documents and records obtained from him or for him by reason of his work on the engagement. This does not, however, apply to correspondence exchanged between the Wirtschaftsprüfer and his client and to any documents of which the client already has the original or a copy. The Wirtschaftsprüfer may prepare and retain copies or photocopies of supporting documents and records which he returns to the client.

16.	Applicable law

Only German law applies to the engagement, its conduct and any claims arising therefrom.